UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GENVEC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of GenVec, Inc. (the “Common Stock”)

(2)	Aggregate number of securities to which transaction applies: 12,948,285

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined using the estimated maximum aggregate liquidating distributions to the holders of Common Stock. The estimated maximum aggregate liquidating distributions is calculated as 12,948,285 shares of Common Stock multiplied by the highest estimated liquidating distribution of $0.52 per share.

(4)	Proposed maximum aggregate value of transaction: $6,733,108.20

(5)	Total fee paid: $1,346.62

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

65 West Watkins Mill Road Gaithersburg, MD 20878 ph: 240-632-0740 fx: 240-632-0735 www.genvec.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2013

TO THE STOCKHOLDERS OF
GENVEC, INC.:

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of GenVec, Inc. (the “Company”) will be held at [•] on [•], 2013, at [•] a.m. local time, for the following purposes:

1.	To approve the liquidation and dissolution of the Company pursuant to a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”), substantially in the form of Appendix A attached to the accompanying proxy statement.
2.	To grant discretionary authority to the Board of Directors to adjourn the Special Meeting if a quorum is present, if necessary to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution.
3.	To approve, by non-binding, advisory vote, certain compensation arrangements for certain executive officers in connection with the liquidation and dissolution of the Company.
4.	To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

Only stockholders of record as of the close of business on [•], 2013 will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournment or postponement thereof. A list of the Company’s stockholders as of the close of business on [•], 2013 will be available for inspection during normal business hours for ten days prior to the Special Meeting at the Company’s executive offices at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

The Company’s Board of Directors has carefully reviewed and considered the terms and conditions of the Plan of Dissolution and has concluded that the liquidation and dissolution of the Company, pursuant to the Plan of Dissolution, is in the best interests of the Company and its stockholders. Therefore, the Company’s Board of Directors recommends that you vote FOR the proposal relating to the Plan of Dissolution and the other proposals set forth in the accompanying proxy statement.

The Company urges you to read the accompanying proxy statement in its entirety and consider it carefully.

It is very important that your shares be represented at the Special Meeting, regardless of the size of your holdings. Accordingly, whether or not you expect to attend the Special Meeting, the Company urges you to ensure your shares are voted by returning the enclosed proxy card or submitting proxy voting instructions by telephone promptly. You may revoke your proxy at any time before it has been voted.

Submitting your vote by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

By Order of the Board of Directors,

DOUGLAS J. SWIRSKY
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary

Gaithersburg, Maryland
[•], 2013

PLEASE DELIVER YOUR PROXY AS PROMPTLY AS
POSSIBLE ACCORDING TO THE ENCLOSED INSTRUCTIONS

Important Notice Regarding the Availability of Proxy Materials
for the Special Meeting of Stockholders to be Held on [•], 2013:

The accompanying proxy statement and form of proxy card are available at
[•  ].

65 West Watkins Mill Road Gaithersburg, MD 20878 ph: 240-632-0740 fx: 240-632-0735 www.genvec.com

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [•], 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of GenVec, Inc. (the “Company” or “GenVec”) for use at the Company’s Special Meeting of Stockholders to be held at [•] on [•], 2013, at [•] a.m., local time, or at any adjournments or postponements thereof (the “Special Meeting”). Stockholders may vote in person or by proxy. All proxies will be voted in accordance with the stockholders’ instructions, provided, however, that if any returned proxy card (or any signed and dated copy thereof) or any proxy submitted by telephone does not specify a choice, it will be voted in favor of the matters set forth in the accompanying Notice of Special Meeting. The persons named as attorneys-in-fact in the proxies were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Special Meeting will be voted. Any proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated proxy to the Corporate Secretary of the Company at any time before it is exercised; or (ii) attending the Special Meeting and voting in person.

Only stockholders of record as of the close of business on [•], 2013, the record date fixed by the Board of Directors, will be entitled to vote at the Special Meeting and at any adjournments or postponements thereof. As of that date, there were an aggregate of 12,948,285 shares of Common Stock, par value $0.001 per share (“Common Stock”), of the Company outstanding and entitled to vote. Each share is entitled to one vote.

At the Special Meeting, the stockholders will consider and vote upon the following proposals put forth by the Board:

1.	To approve the liquidation and dissolution of the Company pursuant to the Plan of Dissolution in the form attached hereto as Appendix A.
2.	To grant discretionary authority to the Board of Directors to adjourn the Special Meeting if a quorum is present, if necessary to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution.
3.	To approve, by non-binding, advisory vote, certain compensation arrangements for certain executive officers in connection with the liquidation and dissolution of the Company.
4.	To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

Solicitation of proxies is made on behalf of the Company and its Board of Directors. The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard. The Company has engaged [•], to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which in total is not expected to exceed $[•]. This proxy statement and the accompanying proxy card are first being sent to stockholders on or about [•], 2013.

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SUMMARY TERM SHEET

The following is a summary of certain information contained elsewhere in this proxy statement and the attached appendices. This summary does not contain all of the information that is important to you. We urge you to read the entire document (including the appendices) before you decide whether to vote to approve the proposal to liquidate and dissolve the Company. The plan of complete liquidation and dissolution of GenVec, Inc. (the “Plan of Dissolution”) is attached as Appendix A.

About GenVec, Inc.

We were incorporated in Delaware in December 1992. Our principal executive offices are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, and our telephone number is (240) 632-0740. All of our public filings with the Securities and Exchange Commission (the “SEC”) are accessible from our corporate website at www.genvec.com. Information contained on the website is not a part of this proxy statement.

We are a biopharmaceutical company focused on therapeutics and vaccines. We have no products available for sale and have incurred losses since our inception.

Purpose of Special Meeting (Page 10)

•	To approve our liquidation and dissolution pursuant to the Plan of Dissolution.
•	To approve granting discretionary authority to our Board of Directors to adjourn the Special Meeting if a quorum is present, if necessary to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of our liquidation and dissolution pursuant to the Plan of Dissolution.
•	To approve, by non-binding, advisory vote, certain compensation arrangements for certain executive officers in connection with the liquidation and dissolution of the Company.
•	To transact such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

The Plan of Dissolution (Page 13)

General (Page 13)

On May 24, 2013, our Board of Directors approved, subject to stockholder approval, the liquidation and dissolution of the Company pursuant to the Plan of Dissolution.

Reasons for the Dissolution (Page 14)

Our Board of Directors approved the Plan of Dissolution because it determined that our prospects of continuing as an ongoing business were not promising and concluded that our liquidation and dissolution would have the highest probability of returning the greatest value to our stockholders as compared to our other available strategic alternatives.

Our Activities Following the Adoption of the Plan (Page 22)

If our stockholders approve the Plan of Dissolution, we intend to complete the following steps, at such times as our Board of Directors, in its discretion and in accordance with Delaware law, deems appropriate or advisable:

•	file a Certificate of Dissolution (the “Certificate of Dissolution”) with the Secretary of State of the State of Delaware (the “Secretary of State”);
•	cease conducting normal business operations, except as may be required to wind up our business affairs;
•	attempt to sell any of our remaining assets, including our intellectual property and other intangible assets;
•	terminate any of our remaining commercial agreements, relationships or outstanding obligations;

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•	pay or attempt to adequately provide for the payment of all of our known obligations and liabilities;
•	establish a contingency reserve for payment of our future expenses and unknown liabilities;
•	comply with the Securities and Exchange Commission reporting requirements, as necessary; and
•	distribute pro rata in one or more liquidating distributions all of our remaining assets, if any, to our stockholders as of the applicable record date for the dissolution.

Our Board of Directors may, to the full extent permitted by law, modify or amend the Plan of Dissolution without any further stockholder approval if it determines that such amendment is in the best interest of our stockholders. In addition, if the Board of Directors determines that liquidation and dissolution are not in the best interests of our stockholders, the Board of Directors may direct that the Plan of Dissolution be abandoned, either before or after stockholder approval.

Sale of Our Assets (Page 24)

The Plan of Dissolution contemplates the sale of all of our assets. Sales of our assets will be made on such terms as are approved by our Board of Directors in its sole discretion. The prices at which we will be able to sell our various assets depend largely on factors beyond our control, including, without limitation, the perceived value of those assets by third parties, the cooperation of third parties from which we have licensed certain intellectual property rights, the condition of financial markets, any required regulatory approvals, public market perceptions and limitations on transferability of certain assets. Approval of the Plan of Dissolution will, to the fullest extent permitted by law, constitute approval of the sale of all of our assets after the filing of the Certificate of Dissolution.

Expected Distributions to Stockholders; Timing (Page 25)

Based on our current projections of operating expenses and liquidation costs, we currently estimate that we will not make liquidating distributions to stockholders unless and until a sale of some or all of our assets has been consummated. Our Board of Directors believes that it is in the best interests of the stockholders to use the remaining cash on hand to continue to pursue the monetization of our assets as this could ultimately provide a greater return to the stockholders than continuing as an ongoing business. The actual amount available for distribution would be net of any costs associated with the sale of the assets and would depend upon the amount and type of consideration received, if any, and could be substantially less or nothing at all if we discover additional liabilities or claims or incur unexpected or greater than expected expenses.

Although our Board of Directors has not established a firm timetable for the liquidating distributions, the Board of Directors intends to, subject to contingencies inherent in winding up our business, make such distributions as promptly as practicable and periodically as we convert our remaining assets to cash. All liquidating distributions from us will be made to stockholders according to their holdings of Common Stock as of a final record date for the dissolution.

Contingent Liabilities; Contingency Reserve (Page 26)

In connection with our liquidation and dissolution, we are required by Delaware law to pay or provide for payment of all of our liabilities and obligations. In the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder can be held liable for the repayment to creditors of such stockholder’s pro rata portion of the shortfall out of the liquidation distributions received by such stockholder from us.

Liquidating Trust (Page 27)

As part of the liquidation and dissolution process, we may from time to time transfer some or all of our unsold assets to one or more liquidating trusts established for the benefit of our stockholders. The purpose of a liquidating trust would be to distribute or sell such property on terms satisfactory to the trustees and to distribute any net proceeds to our stockholders. Our Board of Directors may appoint one or more of its members or management or another third party to serve as trustee of the trust. We anticipate that a stockholder’s interest in a liquidating trust will not be transferable.

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Material United States Federal Income Tax Consequences of Our Liquidation and Dissolution (Page 29)

If the Plan of Dissolution is approved, then from the period beginning after the approval of the Plan of Dissolution through completion of our liquidation, any taxable income received by us, including from the sale of our assets, will remain subject to federal and state income taxation. Any distributions to our stockholders pursuant to the Plan of Dissolution will generally be taxable to our U.S. stockholders for U.S. federal income tax purposes and U.S. stockholders will generally realize taxable gain or loss and may recognize imputed interest income on any such distributions.

Back-Up Withholding.  Unless a stockholder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, the stockholder may be subject to back-up withholding tax with respect to any payments received pursuant to the Plan of Dissolution. The back-up withholding tax is generally imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the stockholder’s U.S. federal income tax liability.

Taxation of Non-United States Stockholders.  Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan of Dissolution.

State and Local Income Tax Consequences.  Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions. State and local tax laws may differ in various respects from federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the Plan of Dissolution.

The tax consequences to a particular stockholder of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. Each stockholder is advised to consult his, her or its tax advisor for actual tax consequences to him, her or it of the Plan of Dissolution.

Recommendation of our Board of Directors (Page 32)

At a meeting held on May 24, 2013, our Board of Directors unanimously: (i) determined that the liquidation and dissolution of the Company, and the other transactions contemplated thereby, are fair to, advisable and in the best interests of us and our stockholders, (ii) approved in all respects the Plan of Dissolution and the other transactions contemplated thereby, and (iii) recommended that our stockholders vote FOR the approval of the liquidation and dissolution of the Company and adoption of the Plan of Dissolution.

Our Board of Directors also unanimously recommends that you vote FOR the proposal to grant discretionary authority to the Board of Directors to adjourn the Special Meeting if a quorum is present, if necessary to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of our liquidation and dissolution pursuant to the Plan of Dissolution. Our Board of Directors also unanimously recommends that you vote FOR the proposal relating to the non-binding, advisory vote on certain compensation arrangements for certain of our executive officers.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Special Meeting and the Plan of Dissolution. You should read this proxy statement carefully in its entirety, including the attached appendices.

General Questions and Answers

Q:	When and Where is the Special Meeting?
A:	The Special Meeting will be held on [•], 2013, at [•] a.m. local time, at [•]. Our telephone number at that address is (240) 632-0740.
Q:	Who can vote at the Special Meeting?
A:	Holders of record of our Common Stock at the close of business on [•], 2013 may vote at the Special Meeting. Each share of Common Stock is entitled to one vote. On the record date, there were 12,948,285 shares of Common Stock entitled to vote at the Special Meeting.
Q:	How may I vote if my shares are held of record in my name?
A:	You may vote your shares at the Special Meeting or in person or have your shares voted by proxy.
•	To submit a written proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope, or follow the instructions set forth on the proxy card to submit your proxy by telephone. Your proxy will be valid only if you complete and return the proxy card or submit your proxy by telephone before the Special Meeting. By completing and submitting the proxy card or submitting proxy voting instructions by telephone, you will direct the designated persons to vote your shares at the Special Meeting, including at any adjournment of the Special Meeting, in the manner you specify. If you complete and submit the proxy card but do not provide voting instructions, then the designated persons will vote your shares FOR the approval of our liquidation and dissolution pursuant to the Plan of Dissolution, FOR the proposal to grant discretionary authority to the Board of Directors to adjourn the Special Meeting if a quorum is present, if necessary to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of our liquidation and dissolution pursuant to the Plan of Dissolution, and FOR the proposal relating to the non-binding advisory vote on certain compensation arrangements for certain of our executive officers.
•	To vote in person, you must attend the Special Meeting, and then complete and submit the ballot provided at the Special Meeting.
Q:	How may I vote if my shares are held in “street name?”
A:	If the shares you own are held in “street name” by a bank or brokerage firm, the nominee of your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many of these firms also offer the option of providing voting instructions over the internet or by telephone, instructions for which would be provided by your bank or brokerage firm if available.

If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. If you do not give instructions to your bank or brokerage firm, your bank or brokerage firm will not be permitted to vote your shares with respect to the approval of our liquidation and dissolution pursuant to the Plan of Dissolution, any adjournment of the Special Meeting or the approval of the non-binding, advisory vote on certain compensation arrangements for certain of our executive officers.

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If you wish to attend the Special Meeting in person to vote your shares held in street name, you will need to obtain a proxy card from the holder of record (i.e., the nominee of your brokerage firm or bank).

Q:	Can I change my vote after I have submitted my proxy?
A:	Yes. You can change your vote at any time before proxies are voted at the Special Meeting. You can change your vote in one of three ways. First, you can send a written notice to our Corporate Secretary at our executive offices stating that you would like to revoke your proxy. Second, you can complete and submit another proxy card with a later date or submit new proxy voting instructions by telephone at a later date. Third, you can attend the Special Meeting and vote in person. See “The Special Meeting of Stockholders — Voting and Votes Required,” pages 10 – 11.
Q:	How many shares must be present to hold the Special Meeting?
A:	A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date and entitled to vote at the Special Meeting will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Special Meeting for purposes of determining whether a quorum is present.
Q:	How will votes be counted?
A:	Each share of Common Stock will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if the holder of the shares abstains from voting on a particular matter or the shares are broker non-votes. Accordingly, withheld shares, abstentions and broker non-votes will have the effect of a vote against the proposal to approve our liquidation and dissolution pursuant to the Plan of Dissolution and will have no effect on the proposal to grant discretionary authority to the Board of Directors to adjourn the Special Meeting or the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for certain of our executive officers, except in the case of abstentions, which will have the effect of a vote against these proposals. See “The Special Meeting of Stockholders — Voting and Votes Required,” pages 10 – 11.
Q:	What if a quorum is not present at the Special Meeting?
A:	If a quorum is not present at the Special Meeting, or we do not obtain the required vote to approve our liquidation and dissolution pursuant to the Plan of Dissolution, we expect to attempt to adjourn the Special Meeting in order to solicit additional proxies.
Q:	What vote is required to approve the liquidation and dissolution pursuant to the Plan of Dissolution?
A:	The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding as of the record date is required to approve and adopt the Plan of Dissolution and approve our liquidation and dissolution. See “The Special Meeting of Stockholders — Voting and Votes Required,” pages 10 – 11.
Q:	Can I still sell my shares of GenVec, Inc. Common Stock?
A:	Yes, but only until the filing of our Certificate of Dissolution. Our Common Stock is listed on the Nasdaq Capital Market. We anticipate that we will request that our Common Stock be delisted from the Nasdaq Capital Market immediately prior to the filing of the Certificate of Dissolution with the Delaware Secretary of State. In addition, we intend to close our stock transfer books and discontinue recording transfers of shares of our Common Stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our Common Stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. See “Proposal No. 1 — Approval of the Plan of Complete Liquidation and Dissolution — Description of the Plan of Dissolution and Dissolution Process — Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts,” page 28.

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Q:	What do I need to do now?
A:	After carefully reading and considering the information contained in this proxy statement, you should either complete and sign your proxy card and return it in the enclosed return envelope as soon as possible or follow the instructions set forth on the proxy card to submit your vote by telephone, so that your shares are represented at the Special Meeting. A majority of shares entitled to vote must be represented at the Special Meeting to enable us to conduct business at the Special Meeting. See “The Special Meeting of Stockholders,” pages 10 – 12.
Q:	Who can help answer my questions?
A:	If you have any questions about the Special Meeting or the proposals to be voted on at the Special Meeting, you should contact [•], who is assisting us in this matter, at [•]. A copy of our Annual Report on Form 10-K for the year ended December 31, 2012 and all other periodic reports filed by us with the SEC, including our Quarterly Report on From 10-Q for the quarter ended March 31, 2013, are available free of charge through the SEC’s electronic data system at http://www.sec.gov. Our most recent Form 10-K and Form 10-Q, without the exhibits originally filed with those reports, are also attached as Appendices B and C, respectively, to this proxy statement.

Questions and Answers Concerning the Plan of Dissolution

Q:	How does the Board of Directors recommend I vote on the proposal to approve the Plan of Dissolution?
A:	The Board of Directors recommends that you vote FOR the approval of the Plan of Dissolution and our liquidation and dissolution.
Q:	Why is the Board of Directors recommending approval of the Plan of Dissolution?
A:	We have incurred losses since our inception and none of our existing collaborations or programs offer any near term prospects for significant revenues or meaningful value-creating achievements, such as proof of principle in human clinical trials. As detailed in this proxy statement, our Board of Directors determined that it was in the best interests of our stockholders to provide for the payment of outstanding creditor claims and the distribution of the balance of the Company’s remaining assets to stockholders in accordance with Delaware law. See “Proposal No. 1 — Approval of the Plan of Complete Liquidation and Dissolution — Background and Reasons for the Plan of Dissolution,” pages 14 – 18.
Q:	What will happen if the Plan of Dissolution is approved?
A:	If the Plan of Dissolution is approved, we plan to file a Certificate of Dissolution with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds at such times as our Board of Directors, in its discretion and in accordance with Delaware law, deems appropriate or advisable.

Our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available liquidation proceeds to our stockholders, pursuant to the Plan of Dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. See “Proposal No. 1 — Approval of the Plan of Complete Liquidation and Dissolution — Description of the Plan of Dissolution and Dissolution Process — Liquidating Trust,” pages 27 – 28.

Q:	If the Plan of Dissolution is approved, what is the anticipated nature, amount and timing of the liquidating distributions that stockholders will receive?
A:	Assuming the proposal to dissolve GenVec, Inc. is approved, based on our current projections of operating expenses and liquidation and dissolution costs, we currently expect that our stockholders will only receive a distribution at some point or points in the future, as the liquidation and dissolution process progresses and sales of our assets are consummated. The Board of Directors is currently unable to predict

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the precise nature, amount or timing of any liquidating distributions pursuant to the Plan of Dissolution. The actual nature, amount and timing of all liquidating distributions will be determined by the Board of Directors or a trustee designated by the Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations. We cannot guarantee that any of our assets will be sold or that distributions will be made, however. See “Proposal No. 1 — Approval of the Plan of Complete Liquidation and Dissolution — Description of the Plan of Dissolution and Dissolution Process — Liquidating Distributions; Nature; Amount; Timing,” pages 24 – 25.

As of March 31, 2013, we had approximately $11.8 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $3.2 million; however, we expect to incur additional liabilities associated with the winding down of our operations. We may distribute the balance of our available assets from time to time through one or more liquidating distributions. In addition to the satisfaction of our liabilities, we have used and anticipate continuing to use cash for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;
•	expenses incurred in connection with extending our directors’ and officers’ insurance coverage;
•	expenses incurred in connection with the liquidation and dissolution process;
•	severance and related costs; and
•	professional, legal, consulting and accounting fees.
Q:	When will stockholders receive payment from our liquidation?
A:	Subject to stockholder approval of the Plan of Dissolution, we anticipate that we will make liquidating distributions as we settle outstanding claims and liquidate our remaining assets and properties. We anticipate that the majority of the liquidation proceeds will be distributed over a period of three years in accordance with Delaware law. However, it may take longer to distribute some assets or proceeds. See “Proposal No. 1 — Approval of the Plan of Complete Liquidation and Dissolution — Description of the Plan of Dissolution and Dissolution Process — Liquidating Distributions; Nature; Amount; Timing,” pages 24 – 25.
Q:	Do directors and officers have interests in our liquidation and dissolution pursuant to the Plan of Dissolution that differ from mine?

In considering the recommendation of our Board of Directors to approve our liquidation and dissolution pursuant to the Plan of Dissolution, you should be aware that some of our directors and officers may have interests that may be different from or in addition to your interests as a stockholder. In connection with the Plan of Dissolution, some of our executive officers will be entitled to receive severance benefits and other payments for health insurance. In addition, we will prepay for six years of coverage under our director and officer liability insurance policy for the benefit of our current and former directors and officers, and we will continue to indemnify our directors and officers following our liquidation and dissolution. See “Proposal No. 1 — Approval of the Plan of Complete Liquidation and Dissolution — Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution,” pages 21 – 0, and “Proposal No. 3 — Non-Binding, Advisory Vote on Certain Executive Compensation Matters,” pages 34 – 38.

Q:	What are the material United States federal income tax consequences of our liquidation and dissolution?
A.	If the Plan of Dissolution is approved, then from the period beginning after the approval of the Plan of Dissolution through completion of our liquidation, any taxable income received by us, including from the sale of our assets, will remain subject to federal and state income taxation. Any distributions to our stockholders pursuant to the Plan of Dissolution will generally be taxable to our U.S. stockholders for U.S. federal income tax purposes and U.S. stockholders will generally realize taxable gain or loss and may recognize imputed interest income on any such distributions. See “Proposal No. 1 — Approval of the Plan of Complete Liquidation and Dissolution — Material United States Federal Income Tax Consequences of Our Liquidation and Dissolution,” pages 29 – 32.

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Q:	What will happen if the liquidation and dissolution is not ratified and approved?
A:	If the Plan of Dissolution is not approved by our stockholders, the liquidation and dissolution of GenVec, Inc. will not occur, and our Board of Directors and management will continue to explore other strategic alternatives, the sale of assets and the reduction of operations. Because management and our Board of Directors believe that GenVec, Inc. has expended significant effort identifying viable strategic alternatives available to the Company, including since announcing the approval of the Plan of Dissolution by the Board of Directors, over time the Board of Directors may determine that GenVec, Inc. should cease operations, make an assignment for the benefit of creditors, turn the Company over to a third-party management company or liquidator or file for bankruptcy protection.

In addition, if the Plan of Dissolution is not approved by our stockholders, our Board of Directors may seek to terminate the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend the Company’s reporting obligations under the Exchange Act, including its obligations to file periodic and current reports with the SEC as of January 1, 2014. We believe we would be eligible to terminate the registration of our Common Stock and suspend our obligation to file periodic and current reports as of that date if we have fewer than 300 holders of record of the Company’s Common Stock.

Q:	Do I have appraisal rights?
A:	Under Delaware law, you do not have appraisal rights in connection with any of the proposals.

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CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the aggregate amount we estimate will be distributed per share of Common Stock, the anticipated liquidation value per share of Common Stock, the timing and amounts of distributions of liquidation proceeds to stockholders and the value of our net assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include that we may incur additional liabilities, that we may have liabilities about which we are not currently aware, that the value of our non-cash assets could be lower than anticipated, and that the cost of settlement of our liabilities and litigation matters could be higher than expected, all of which would substantially reduce the amount of or delay the timing of any distributions to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

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THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

The Special Meeting will be held at [•] on [•], 2013 at [•] a.m., local time.

Matters to be Considered at the Special Meeting

At the Special Meeting, stockholders will consider and vote on proposals (1) to approve the liquidation and dissolution of the Company pursuant to the Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”) substantially in the form attached as Appendix A, (2) to grant discretionary authority to the Board of Directors to adjourn the Special Meeting if a quorum is present, if necessary to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution, and (3) to approve, by non-binding, advisory vote, certain compensation arrangements for certain executive officers in connection with the liquidation and dissolution of the Company.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting is [•], 2013. At the close of business on the record date there were issued, outstanding and entitled to vote an aggregate of 12,948,285 shares of our Common Stock, $0.001 par value per share. A list of stockholders eligible to vote will be available for inspection by stockholders at the Company’s principal place of business, 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, during normal business hours beginning on [•], 2013.

Voting and Votes Required

Each share of our Common Stock is entitled to one vote. All proxies will be voted in accordance with the stockholders’ instructions contained therein, and if no choice is specified, the proxies will be voted in favor of approving the liquidation and dissolution of the Company pursuant to the Plan of Dissolution, granting discretionary authority to the Board of Directors to adjourn the Special Meeting, and approving the non-binding, advisory vote on certain compensation arrangements for certain of our executive officers. With respect to any other matter properly presented at the Special Meeting, the persons named in the proxy will be authorized to vote, or otherwise act, in accordance with their judgment on such matter.

A stockholder may revoke any proxy at any time before it is exercised by delivery of written revocation to our Corporate Secretary or by voting in person at the Special Meeting. A stockholder may also change a vote by signing another proxy card with a later date or by submitting new proxy voting instructions by telephone at a later date. Attendance at the Special Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Special Meeting that the stockholder intends to revoke the proxy and vote in person.

If a quorum exists, the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock will be required to approve the liquidation and dissolution of the Company pursuant to the Plan of Dissolution.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the matter is required to grant discretionary authority to the Board of Directors to adjourn the Special Meeting if a quorum is present, if necessary to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution. The Special Meeting would most likely be adjourned to solicit additional proxies to approve the liquidation and dissolution of the Company pursuant to the Plan of Dissolution if fewer shares are voted in favor of the proposal than are required to approve the proposal. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting with respect to any matter being considered at the reconvened meeting, except for any proxies properly changed or revoked. The chairman of the Special Meeting will have the authority to close the polls at the Special Meeting with respect to any matter but allow the polls to remain open until the final adjournment of the Special Meeting with respect to any other matter.

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The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the matter is required to approve the proposal relating to the non-binding, advisory vote on certain compensation arrangements for certain executive officers in connection with the liquidation and dissolution.

Quorum

Under our Amended and Restated Bylaws, the presence at the Special Meeting, in person or by proxy, of a majority in voting power of the outstanding shares of Common Stock entitled to vote at the Special Meeting shall constitute a quorum for purposes of the Special Meeting. Shares of Common Stock present in person or represented by proxy, including shares that abstain, represent broker non-votes or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present.

Adjournments

Although it is not expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. If a quorum is not present, either the chairman of the Special Meeting or the holders of a majority of the shares of our Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat will have the power to adjourn the Special Meeting from time to time, without notice other than announcement at the Special Meeting or as may be required under the Delaware General Corporation Law, until a quorum is present. We are also soliciting proxies to grant authority to our Board of Directors to adjourn the Special Meeting if a quorum is present, if necessary to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution.

Abstentions and Broker Non-Votes

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have the effect of a vote against the proposal to approve the liquidation and dissolution of the Company pursuant to the Plan of Dissolution. On the proposal to grant discretionary authority to the Board of Directors to adjourn the Special Meeting and the proposal relating to the non-binding, advisory vote on certain compensation arrangements for certain executive officers in connection with the liquidation and dissolution, broker non-votes will have no effect on the voting, while abstentions will have the effect of a vote against the proposals.

Shares Owned and Voted by our Directors and Executive Officers

At the close of business on [•], 2013, the record date for the Special Meeting, our directors and executive officers and certain of their affiliates owned, in the aggregate, less than 1% of the 12,948,285 shares of our Common Stock that were outstanding on the record date and are entitled to vote at the Special Meeting.

Other Matters

Our Board of Directors knows of no other business that will be presented at the Special Meeting. If any other proposal properly comes before the stockholders for a vote at the Special Meeting, the persons named in the proxy card that accompanies this proxy statement will, to the extent permitted by law, vote any shares for which a proxy has been received in accordance with their judgment on such matter.

Recommendation of the Board of Directors

After careful consideration, our Board of Directors has unanimously approved the liquidation and dissolution of the Company pursuant to the Plan of Dissolution and unanimously recommends that you vote FOR the liquidation and dissolution of the Company pursuant to the Plan of Dissolution. (See “Proposal No. 1 — Approval of the Plan of Complete Liquidation and Dissolution — Recommendation of Our Board of Directors,” page 32.)

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Our Board of Directors also unanimously recommends that you vote FOR the proposal to grant discretionary authority to the Board of Directors to adjourn the Special Meeting if a quorum is present, if necessary to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution.

Our Board of Directors also unanimously recommends that you vote FOR the proposal relating to the non-binding, advisory vote on certain compensation arrangements for certain executive officers in connection with the liquidation and dissolution.

In considering such recommendations, you should be aware that some of our officers and directors may have interests in the liquidation and dissolution of the Company pursuant to the Plan of Dissolution that may be different from, or in addition to, those of our stockholders generally (See “Proposal No. 1 — Approval of the Plan of Complete Liquidation and Dissolution — Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution,” pages 21 – 22).

Your vote is important regardless of the number of shares of Common Stock you own.  Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Special Meeting. If you plan to attend the Special Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker, you must secure a proxy from your broker assigning voting rights to you for your shares of Common Stock.

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PROPOSAL NO. 1 — APPROVAL OF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

General

Our Board of Directors is presenting the Plan of Dissolution for approval by our stockholders at the Special Meeting. The Plan of Dissolution was approved by the Board of Directors, subject to stockholder approval, on May 24, 2013. A copy of the Plan of Dissolution is attached as Appendix A to this proxy statement. All material features of the Plan of Dissolution are summarized below. We encourage you to read the Plan of Dissolution in its entirety.

Summary of the Plan of Dissolution and Dissolution Process

After stockholder approval of the Plan of Dissolution, our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware;
•	ceasing to conduct normal business operations, except as may be required to wind up our business affairs;
•	attempting to sell any of our remaining assets, including our intellectual property and other intangible assets;
•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;
•	paying or attempting to adequately provide for the payment of all of our known obligations and liabilities;
•	establishing a contingency reserve for payment of our future expenses and unknown liabilities;
•	complying with the Securities and Exchange Commission reporting requirements, as necessary; and
•	distributing pro rata in one or more liquidating distributions all of our remaining assets to our stockholders as of the applicable record date.

Delaware law provides that, following the approval of the Plan of Dissolution by our stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of GenVec and the winding up of its operations and affairs.

Based on our current projections of operating expenses and liquidation costs, we currently estimate that distributions to stockholders would only occur in the event of a consummation of the sale of some or all of our assets. As of March 31, 2013, we had approximately $11.8 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $3.2 million. We may distribute the balance of our available cash from time to time through one or more liquidating distributions. In addition to the satisfaction of liabilities, we have used and anticipate continuing to use cash for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;
•	expenses incurred in connection with extending our directors’ and officers’ insurance coverage;
•	expenses incurred in connection with the liquidation and dissolution;
•	severance and related costs; and
•	professional, legal, consulting and accounting fees.

The Board of Directors is currently unable to predict the precise nature, amount or timing of any liquidating distributions pursuant to the Plan of Dissolution. The actual nature, amount and timing of all liquidating distributions will be determined by the Board of Directors or a trustee designated by the Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations. Although the Board of Directors has not established a firm timetable for payment of liquidating distributions, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable and periodically as we convert our remaining assets to cash. However, it may take time to liquidate some assets,

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and our Board of Directors, or a trustee appointed by our Board of Directors, may determine to delay liquidating one or more of our assets in order to attempt to maximize the amount eventually distributed to our stockholders. All liquidating distributions from us will be made to stockholders according to their holdings of Common Stock as of a final record date, which shall be the date on which we close our stock transfer books and discontinue recording transfers of our Common Stock except for transfers by will, intestate succession or operation of law. See “— Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution,” pages 18 – 21.

Our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the Plan of Dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the Secretary of State of Delaware, we expect to transfer our remaining assets to a liquidating trust if we have not already done so.

During the liquidation of our assets, we may pay our officers, directors, employees and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan of Dissolution. See “— Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution,” pages 21 – 22. Such compensation is not expected to be materially different from the compensation that would be paid to an outside party for similar services.

Background and Reasons for the Plan of Dissolution

The Company is a biopharmaceutical company whose business has been focused on using differentiated, proprietary technologies to create therapeutics and vaccines. In March 2010, the Company discontinued a Phase 3 pivotal trial for TNFerade, its then lead and only clinical stage human therapeutic product candidate. As a result of discontinuing that trial and the early stage nature of the Company’s other programs, the Company determined at that time to reevaluate its business strategy. In order to assist it with that reevaluation, in June 2010 the Company retained Wells Fargo Securities, LLC to conduct a comprehensive review of strategic alternatives aimed at enhancing stockholder value. As part of that process, the Company solicited proposals for strategic transactions, including proposals for the disposition of some or all of the Company’s assets, or for the sale or merger of the entire entity. In November 2010, the Company announced that it had concluded its strategic review. It also announced that the Company did not receive any proposals to acquire the Company, or for the acquisition of all or part of its assets. At that time, the Board of Directors endorsed an independent operating plan focused on the development and commercialization of the Company’s product opportunities in the ordinary course of business. The Company announced that it would continue to explore value enhancing strategic opportunities while focusing on our core business. In November 2010, the Company announced the key components of it strategy, as including:

•	Continuing to work with Novartis Institutes for BioMedical Research, Inc. to facilitate the development of first-in-class products for the treatment of hearing and balance disorders;
•	Entering into new collaborations to support the development of our pipeline of products in oncology, vaccines, and animal health;
•	Supporting our funded contracts and collaborations for the development of new vaccines;
•	Exploring new applications of our technology to address the treatment and prevention of major unmet medical needs; and
•	Minimizing our cash burn rate and avoiding the need for additional equity financing.

While the Company has continued to pursue this strategy, it has achieved little success on important elements. For example, notwithstanding significant efforts at seeking collaborations, the last significant collaboration that the Company entered into was its January 2010 collaboration with Novartis for its hearing and balance disorder programs. The pace at which that collaboration has been proceeding has lead

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management and the Board of Directors to conclude that the collaboration will not, in the near term, result in significant revenues for the Company. Additionally, there is no certainty that it will do so in the long-term.

While the Company by April 2013 had entered into, or extended, some funded contracts and government collaborations for its vaccine product candidates, none of those programs offered any near-term prospects for significant revenues or meaningful value-creating achievements. Finally, while funded research programs that were in place by April 2013 could have covered marginal, or incremental, costs associated with development, it was not believed that they would have provided enough revenue for related overhead costs. As a result, to develop those programs in the long term, the Company would have needed additional capital.

By April 2013, the Company had taken significant steps to reduce its cash burn rate, including by cutting back on development programs and related expenses. Furthermore, the Company had reduced its headcount by 50% between February 28, 2010 and February 28, 2013, to 45 employees, 32 of whom were engaged primarily in research and development. Since that date, the Company has further reduced its headcount to 11 employees as of June 30, 2013.

Notwithstanding the reduction in the cash burn rate, as noted above, there were no prospects for the Company to achieve significant additional revenues in the near term and limited prospects for the Company to achieve significant additional revenues before the Company would expend its existing capital resources. Continuing on the same path would have required significant additional capital to be raised with no guarantee of future success of either raising capital or the development programs. Further, raising additional capital, if it were available, would have resulted in significant dilution to existing investors.

Even after the November 2010 decision to pursue a stand-alone operating strategy, the Company continued to evaluate strategic opportunities and consistently met with potential strategic partners. However, while the Company engaged in these meetings, shared diligence information and expended efforts to pursue strategic transactions, new opportunities did not appear and in April 2013, there were no parties expressing an interest in a transaction with the Company. Given that the Company had been unable to enter into any additional meaningful collaborations, and that raising additional capital was highly unlikely and would have resulted in significant dilution to existing stockholders, the Board of Directors began to actively consider a potential dissolution of the Company in April 2013.

Accordingly, in April 2013, the Board of Directors engaged Cannacord Genuity to assist the Company as its financial advisor in evaluating the limited strategic alternatives available to the Company. The Board of Directors also tasked the Transaction Evaluation Committee of the Board of Directors, which Committee consists of Dr. Horovitz, Dr. Hockmeyer and Mr. Schneebaum, all of whom are independent members of the Board of Directors, with evaluating the then current strategic opportunities, as well as the advisability of pursuing the liquidation and dissolution of the Company.

The Company and Cannacord Genuity have devoted substantial time and effort in identifying potential buyers or strategic partners. Since March 2013 there have been frequent meetings of the Transaction Evaluation Committee and the Board of Directors, at which the Company’s management and the Board’s advisors provided updates on the status of discussions with various parties and the ongoing fiduciary duties of the Transaction Evaluation Committee and Board of Directors. Despite the substantial time and effort devoted by the Company and its advisors, this process did not yield a potential transaction that the Board of Directors viewed as more likely to provide greater realizable value to the Company’s stockholders than the complete dissolution and liquidation of the Company in accordance with the Plan of Dissolution.

On May 24, 2013, the Board of Directors held a meeting for the purpose of considering the liquidation and dissolution of the Company pursuant to the Plan of Dissolution and the other alternatives available to the Company. Also present at this meeting were members of management, representatives of Hogan Lovells US LLP and representatives of Cannacord Genuity. At this meeting, management presented its analysis of the alternatives available to the Company, including liquidation, and reviewed in detail the Company’s capital position. Also at this meeting, the Board of Directors reviewed the terms of the proposed Plan of Dissolution. After discussion, the Board of Directors unanimously determined that the liquidation and dissolution of the Company are fair to, advisable and in the best interests of the Company and its stockholders, and approved in all respects the Plan of Dissolution, subject to stockholder approval. As discussed elsewhere in this proxy

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statement, the Company may abandon the Plan of Dissolution if the Board of Directors determines that, in light of new proposals presented or changes in circumstances, liquidation and dissolution pursuant to the Plan of Dissolution are no longer advisable and in the best interests of the Company and its stockholders.

In approving the Plan of Dissolution, the Board of Directors considered a number of factors, including but not limited to the factors described elsewhere in this Proxy Statement as well as the following factors:

•	The viability of the Company’s business model at present and the significant costs that would be required to pursue later-stage product candidates or alter the Company’s current business structure;
•	The determination by the Board of Directors that continuing to operate as a going concern without significant additional capital will not reasonably allow the Company to reach a point where its existing research programs and existing product candidates generate sufficient revenue or demonstrate meaningful clinical success;
•	The Company’s inability to identify a potential buyer of the entire Company in a merger or similar transaction, or other strategic partner, despite the Board of Directors’ previously publicly announced strategic review process, the inability to find significant collaborators for our programs other than our hearing loss and balance disorder program, and the Company’s and Cannacord Genuity’s more recent efforts to locate such potential buyers or partners, including contacting over 45 such potential buyers or partners since June 2012;
•	The ongoing costs associated with the Company’s operations, including accounting, legal and other expenses in connection with required filings with the SEC and required to support the day-to-day operations of the Company, which have already been reduced to the extent management believes reasonable to allow the continuation of the Company’s operations;
•	The historical performance of the Company’s common stock relative to the stock of its competitors and also relative market indices;
•	The terms and conditions of the Plan of Dissolution, including the provisions that permit the Company to abandon the Plan of Dissolution if the Board of Directors determines that, in light of new proposals presented or changes in circumstances, liquidation and dissolution pursuant to the Plan of Dissolution are no longer advisable and in the best interests of the Company and its stockholders;
•	The fact that the Delaware General Corporation Law requires that the Plan of Dissolution be approved by the affirmative vote of holders of a majority of the voting power of the shares of the Company’s common stock entitled to vote, which ensures that the Board of Directors will not be taking action without the support of a significant portion of the stockholders;
•	The costs of retaining the staff necessary to administer and manage the Company’s assets and retained liabilities during the wind down period and the timing and costs of planned staff departures, including the Company’s executive officers, when and if the Board of Directors determines their employment is no longer necessary to the dissolution process; and
•	The decisions made by the directors of comparable companies to dissolve.

The Board of Directors also considered certain material risks or potentially adverse factors in making its determination and recommendation, including, but not limited to, the following:

•	The uncertainty of the timing, nature and amount, if any, of liquidation proceeds and distributions to stockholders, including the risk that there could be unanticipated delays in selling all or substantially all of the Company’s assets, or that the need to resolve or otherwise address contingent liabilities and the potential emergence of additional liabilities or contingent obligations during the dissolution process could significantly delay, reduce or prevent any distributions to the Company’s stockholders;
•	That further stockholder approval of sales will not be required after the approval of Plan of Dissolution and that the Board of Directors may authorize sales with which the Company’s stockholders may not agree;

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•	The fact that, under the Delaware General Corporation Law, the Company’s stockholders are not entitled to appraisal rights for their shares of common stock in connection with the Plan of Dissolution;
•	The risk that the directors of the Company may be held personally liable for the unpaid portion of any claims against the Company if they fail to comply with the statutory procedures for the Dissolution, including the payment of claims against the Company;
•	Uncertainty of the value, if any, of the Company’s assets;
•	The risk that the amounts available for distribution to the Company’s stockholders may be significantly less than the Company’s cash value per share due to unknown or contingent liabilities or increases in the costs and expenses related to settling the Company’s liabilities and winding up its business;
•	The risks associated with the sale of the Company’s assets, including the risk that completing any such sales may take longer than currently anticipated and the risk that the Company may not be able to realize full value for the Company’s assets in the context of a dissolution;
•	The risks that proceeding with a dissolution may deter strategic buyers from making an offer for the entire Company;
•	That due to applicable federal government contracting rules and contractual provisions, winding down or selling the contracts that the Company has with the federal government may involve additional costs;
•	The risk that the Company will not receive relief, if sought, from the Company’s registration and reporting obligations under the Exchange Act and that the Company will continue to incur costs related to compliance with these requirements;
•	The costs and potentially lengthy duration of the Plan of Dissolution process, especially if contingent obligations such as the pending shareholder litigation cannot be resolved in a timely manner;
•	The fact that, if the Company’s stockholders approve the Plan of Dissolution, the stockholders would not be permitted to transfer their shares of the Company’s common stock after the filing date of the Certificate of Dissolution except by will, intestate succession or operation of law;
•	The disruption to the Company’s operations following the announcement of the proposed liquidation and dissolution, including potential employee attrition and the effects on the Company’s business and its relationships with its corporate and government partners; and
•	The risks related to the fact that the Company may not be able to retain certain of its current officers and employees and that, if necessary, the Company may be unable to attract qualified replacement officer and employees to conduct the wind down process.

The foregoing summarizes the material factors and risks considered by the Board of Directors but it is in no way meant to be exhaustive of the discussion and information considered by the Board of Directors. In view of its many considerations, the Board of Directors did not quantify or otherwise assign relative significance to any factor considered, and each member of the Board of Directors may have given different significance to each factor.

Since announcing the approval of the Plan of Dissolution by the Board of Directors, the Company received several proposals for transactions with us, including transactions to purchase all or portions of the Company’s assets or to engage in mergers with private companies that are looking to use the Company principally as a means to become publicly traded. As part of the Board of Director’s efforts to seek to maximize value for stockholders and to provide stockholders with appropriate information for their consideration, the Board of Directors considered these proposals. Given that it was considering these proposals, the Board of Directors also authorized Cannacord Genuity to solicit additional proposals for the acquisition of our assets, and on June 24, 2013, the Company announced publicly that it had received and was

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considering proposals. The Board of Directors viewed the ability of the counterparties to complete the proposed transactions, in a timely manner, if at all, as extremely risky, the prospects for preserving value as very uncertain and the likelihood of receiving significant consideration in an asset sale as unlikely. Accordingly, if the Company were to continue to pursue one or more of these proposals, the Board of Directors is concerned that the Company’s assets will continue to decline to a point where the Company can no longer meet its obligations with no guaranty that a transaction can be completed. At a meeting on August 7, 2013, the Board of Directors unanimously concluded that proceeding with seeking stockholder approval for the liquidation and dissolution of the Company, and receiving that approval, was in the best interests of the Company and its stockholders.

Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution

There are many factors that our stockholders should consider when deciding whether to vote to approve the Plan of Dissolution. Such factors include those risk factors set forth below. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement.

We cannot assure you of the exact amount or timing of any distribution to our stockholders under the Plan of Dissolution.

The liquidation and dissolution process is subject to numerous uncertainties, may fail to create value for our stockholders and may not result in any remaining capital for distribution to our stockholders. The precise nature, amount and timing of any distribution to our stockholders will depend on and could be delayed by, among other things, sales of our non-cash assets, claim settlements with creditors, resolution of outstanding litigation matters, and unexpected or greater-than-expected expenses. Any amounts to be distributed to our stockholders may be less than the price or prices at which our Common Stock has recently traded or may trade in the future.

If our stockholders vote against the Plan of Dissolution, it would be very difficult for us to continue our business operations.

If our stockholders do not approve the Plan of Dissolution, we would have to continue our business operations from a difficult position, in light of our announced intent to liquidate and dissolve. Current and prospective collaborators, employees, vendors and other third parties may refuse to form relationships or conduct business with us if they do not believe we will continue to operate as a going concern. Furthermore, due to our financial position, the termination of the substantial number of our employees, and our efforts to terminate or further curtail a significant portion of our operations, we have ceased most of our research and development efforts, and we are actively seeking to terminate ongoing contractual obligations. On July 29, 2013, for example, we entered into a modification with the U.S. Naval Medical Logistics Command to terminate contractual obligations under our agreement related to dengue fever and malaria vaccine development efforts at the U.S. Naval Medical Research Center.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution out of the liquidation to stockholders.

Claims, liabilities and expenses from operations, such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses, will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to make meaningful cash liquidation distributions, or any cash liquidation distributions at all, to our stockholders.

The payment of liquidation distributions, if any, to our stockholders could be delayed.

Although our Board of Directors has not established a firm timetable for liquidation distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business, to make such liquidating distributions as promptly as practicable as we convert our remaining assets to cash

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and as creditor claims are paid or settled. However, we are currently unable to predict the precise timing of any such liquidating distributions. The timing of such liquidating distributions also will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets and claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of such distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for such distribution to our stockholders. Furthermore, it may take time to liquidate some assets, and our Board of Directors, or a trustee appointed by our Board of Directors, may determine to delay liquidating one or more of our assets in order to attempt to maximize the amount eventually distributed to our stockholders. There is no certainty that any such delay would result in a greater return, or any return, to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder receiving liquidating distributions could be held liable for payment to our creditors of his, her or its pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

If the Plan of Dissolution is approved by our stockholders, we will file a Certificate of Dissolution with the Delaware Secretary of State dissolving GenVec, Inc. at such time as our Board of Directors, in its discretion and in accordance with Delaware law, deems appropriate or advisable. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the Certificate of Dissolution is filed or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the Delaware General Corporation Law, in the event we fail to create during this three-year period an adequate contingency reserve for payment of our expenses and liabilities, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution. Similar provisions exist under the U.S. federal tax laws.

Although the liability of any stockholder is limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) pursuant to the dissolution, this means that a stockholder could be required to return all liquidating distributions previously made to such stockholder and receive nothing from us under the Plan of Dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. While we will endeavor to make adequate reserves for all known, contingent, and unknown expenses and liabilities, there is no guarantee that the reserves established by us will be adequate to cover all such expenses and liabilities. See “— Description of the Plan of Dissolution and Dissolution Process — Contingent Liabilities; Contingency Reserve,” pages 26 – 27.

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our Common Stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, referred to as the “final record date.” Thereafter, certificates representing our Common Stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us will be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend, after filing our Certificate of Dissolution, to seek discretionary relief from the SEC from

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the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require, until at least January 1, 2014, a date by which we believe that we would otherwise be able to suspend our reporting obligations under the Exchange Act. However, the Securities and Exchange Commission may not grant any such relief, in which case we would be required to continue to bear the expense of being a public reporting company until at least January 1, 2014. As a result of the suspension of our obligation to file periodic reports with the SEC, there will be significantly less information about the Company made publicly-available by us.

Our Board of Directors may at any time turn management of the liquidation of GenVec, Inc. over to a third party, and some or all of our directors may resign from our board at that time.

Our Board of Directors may at any time turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available proceeds to our stockholders, and some or all of our directors may resign from our board at that time. If management is turned over to a third party and all of our directors resign from our board, the third party would have sole control over the liquidation process, including the sale or distribution of any remaining assets.

Our Common Stock may be delisted from the Nasdaq Capital Market prior to the final record date if we are unable to meet Nasdaq’s requirements for continued listing.

If our stockholders approve the Plan of Dissolution, we intend to set a final record date and close our stock transfer books and delist our stock from the Nasdaq Capital Market on that date, after which trading in our Common Stock will cease. In the interim, we intend to continue to list our Common Stock on the Nasdaq Capital Market. In order to be eligible for continued listing, we must, among other things, meet certain minimum requirements with respect to net tangible assets, market value of our securities held by non-affiliates and minimum bid prices per share, and must also maintain an operating business. On June 25, 2013, we received a notice from Nasdaq stating that the minimum bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price listing requirement. If our Common Stock does not reach $1.00 per share for ten consecutive days during the 180 calendar days following the notice by Nasdaq, Nasdaq may delist our Common Stock. As a result of the minimum bid price of our Common Stock being below $1.00 per share or otherwise in connection with the cessation of our operations, the Nasdaq Capital Market may take action to delist our Common Stock prior to the final record date. Trading, if any, in our Common Stock would thereafter be conducted in the over-the-counter market or on the NASD’s electronic bulletin board, which could adversely affect the ability of our stockholders to sell their shares of our Common Stock.

If we decide to use a liquidating trust, interests of our stockholders in such a trust may not be transferable.

The interests of our stockholders in a liquidating trust set up by us may not be transferable, which could adversely affect your ability to realize the value of such interests. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through the Nasdaq Capital Market, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. In addition, as stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests would result in tax liability to the interest holders without their being readily able to realize the value of such interest to pay such taxes or otherwise.

We may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could impact our ability to offset gain, if any, realized on the sale of our assets or the distribution of any property other than cash pursuant to the Plan of Distribution against our net operating losses and certain of our tax credit carryovers, which could reduce the amount available for distribution to our stockholders.

Section 382 of the Internal Revenue Code contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating losses and tax credits existing as of the date of

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such ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three-year period. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company and any change in ownership arising from new issuances of stock by the company. Due to our prior equity transactions, our net operating loss carry-forwards and research and experimentation credit may be limited due to changes in our ownership as defined within Section 382 of the Internal Revenue Code.

If we were to undergo one or more “ownership changes” within the meaning of Section 382 of the Code, or if one has already occurred, our net operating losses and certain of our tax credits existing as of the date of each ownership change may be unavailable, in whole or in part, to offset gains, if any, from the sale of our assets. If we are unable to offset fully for U.S. federal income tax purposes gains, if any, realized in respect of the sale of our assets with our tax loss carry-forwards, we may incur U.S. federal income tax liability that could reduce the assets available for distribution to our stockholders.

Tax treatment of any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are general in nature. You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy statement for tax advice.

We have not requested a ruling from the Internal Revenue Service with respect to the anticipated tax consequences of the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution

Certain of our directors and executive officers may have interests in the liquidation and dissolution of GenVec, Inc. that are different from yours.

We have entered into certain indemnification arrangements with our directors and executive officers and certain employment and change of control agreements with our executive officers. Certain executive officers are entitled to certain payments upon termination of employment for various reasons. See “Proposal No. 3 — Non-Binding, Advisory Vote on Certain Executive Compensation Matters” for more information on the amounts that our executive officers will receive in connection with certain terminations of employment in connection with the proposed dissolution.

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Our executive officers and certain members of our Board of Directors own an aggregate of 58,975 shares of the Company’s Common Stock. All of our executive officers and directors also hold options to purchase shares of our Common Stock. Because all of these options have exercise prices of $1.56 or greater per share, we do not expect that any of them will be exercised. It is currently expected that distributions to stockholders would only occur upon the consummation of the sale of some or all of our assets. The amount of such distributions is not readily determinable as it is dependent upon the amount of consideration received for such assets. In the event of a distribution, our executive officers and directors would be entitled to cash distributions based on their ownership of shares of the Company’s Common Stock, which is detailed in the following table:

Name and Title	Number of Shares Owned
Cynthia Collins	0
Edward M. Connor, Jr. M.D.	2,500
Wayne T. Hockmeyer, Ph.D.	3,000
Zola P. Horovitz, Ph.D.	5,757
William N. Kelley, Ph.D.	500
Adel A.F. Mahmoud, M.D., Ph.D.	500
Kevin M. Rooney	750
Marc R. Schneebaum	500
Douglas J. Swirsky	32,000
Douglas E. Brough, Ph.D.	7,083
Bryan T. Butman, Ph.D.	6,385

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the dissolution of the Company and to obtain runoff coverage for claims against our current officers and directors for an additional six years thereafter.

If the liquidation and dissolution is approved, our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the Plan of Dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members or one or more of our officers to act as trustee or trustees of such liquidating trust. In the event a board member or officer is appointed to act as a trustee or trustees of the liquidating trust, we expect that the compensation paid to such individual or individuals for their trustee services would not be materially different from the compensation that would be paid to an outside third party, such as a bank, for similar services.

As a result of these benefits, our directors and executive officers generally could be more likely to vote to approve the Plan of Dissolution, including the liquidation and dissolution of the Company contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our liquidation and dissolution will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the Plan of Dissolution.

Description of the Plan of Dissolution and Dissolution Process

Our Activities Following the Adoption of the Plan

Following approval of the Plan of Dissolution by our stockholders, a Certificate of Dissolution will be filed with the Delaware Secretary of State dissolving GenVec, Inc. at such time as our Board of Directors, in its discretion and in accordance with Delaware law, deems appropriate or advisable. Our dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the

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Certificate of Dissolution with the Delaware Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

If the Plan of Dissolution is approved, we will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after approval of the Plan of Dissolution by our stockholders. It may take time to liquidate some assets, and our Board of Directors, or a trustee appointed by our Board of Directors, may determine to delay liquidating one or more of our assets in order to attempt to maximize the amount eventually distributed to our stockholders. Any sales of our assets will be made in transactions and on such terms as are approved by the Board of Directors. Approval of the Plan of Dissolution will, to the fullest extent permitted by law, constitute stockholder approval of the sale of all our assets after the filing of the Certificate of Dissolution, and no further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors.

The Plan of Dissolution provides that the Board of Directors will liquidate our assets in accordance with any applicable provisions of the Delaware General Corporation Law, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the Delaware General Corporation Law, which instruct such officers to:

•	give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the Delaware General Corporation Law;
•	offer to any claimant whose claim is contractual and contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and, if any such claimant rejects such offer, the Company shall petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to such claimant in accordance with Section 280 of the Delaware General Corporation Law;
•	petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of any pending action, suit or proceeding to which we are a party, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years of the date of the filing of the Certificate of Dissolution (or longer in the discretion of the Delaware Court of Chancery, but in any event not longer than ten (10) years after the date of the filing of the Certificate of Dissolution), each in accordance with Section 280 of the Delaware General Corporation Law;
•	pay, or make adequate provision for payment of, all claims made against us and not rejected, including all expenses related to the sale of assets and the liquidation and dissolution provided for by the Plan of Dissolution in accordance with Sections 280 and 281 of the Delaware General Corporation Law; and
•	post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Sections 280 and 281 of the Delaware General Corporation Law.

Under the Plan of Dissolution, the Board of Directors may modify, amend or abandon the plan, notwithstanding stockholder approval, to the extent permitted by the Delaware General Corporation Law. We will not amend or modify the Plan of Dissolution under circumstances that would require additional stockholder solicitations under the Delaware General Corporation Law or the federal securities laws without complying with the Delaware General Corporation Law and the federal securities laws.

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Sales of our Assets

The Plan of Dissolution contemplates the sale of all of our assets. The Plan of Dissolution does not specify the manner in which we will sell our assets or the timing of such sales. Such sales could take the form of individual sales of assets, sales of groups of assets organized by type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. Sales of our assets will be made on such terms as are approved by the Board of Directors in its sole discretion. The assets may be sold to one or more purchasers in one or more transactions over a period of time. It may take time to liquidate some assets, and our Board of Directors, or a trustee appointed by our Board of Directors, may determine to delay liquidating one or more of our assets in order to attempt to maximize the amount eventually distributed to our stockholders.

Approval of the Plan of Dissolution will, to the fullest extent permitted by law, constitute stockholder approval of the sale of all our assets after the filing of the Certificate of Dissolution, and no further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We do not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Liquidating Distributions; Nature; Amount; Timing

Although the Board of Directors has not established a firm timetable for liquidating distributions to stockholders if the Plan of Dissolution is ratified and approved by the stockholders, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such liquidating distributions as promptly as practicable and periodically as we convert our remaining assets to cash. While we intend that any liquidating distributions to the stockholders will be in the form of cash, we cannot be certain since we have not completed a sale of our assets at this time. In the event that we sell our assets for property other than cash and cannot effectively liquidate such property, we may distribute property to the stockholders rather than cash.

The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any liquidating distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this liquidating distribution or any other liquidating distributions pursuant to the Plan of Dissolution. The actual nature, amount and timing of all liquidating distributions will be determined by the Board of Directors or a trustee designated by the board, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “— Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution,” pages 18 – 21.

In lieu of satisfying all of our liabilities and obligations prior to making liquidating distributions to our stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See “— Description of the Plan of Dissolution and Dissolution Process — Contingent Liabilities; Contingency Reserve,” pages 26 – 27.

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses, although currently declining, will continue to be incurred following stockholder approval of the Plan of Dissolution. Certain professional fees, such as legal expenses and the fees of outside financial advisors, have recently increased, however, as a result of the liquidation process and our consideration of other proposals. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and

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amounts received on the sale of assets will be adequate to provide for our obligations, liabilities and expenses and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities and expenses and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities and expenses, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “— Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution,” pages 18 – 21.

We anticipate that, following the approval of the Plan of Dissolution, our principal activities would be winding down our operations. In that regard, we have already terminated the employment of most of our remaining employees. We may vacate our facilities and, if necessary, rent limited office space on a short-term basis.

Estimated Distribution to Stockholders

The following table shows management’s estimate of cash proceeds and outlays as of the date of this proxy statement. Our independent registered public accounting firm has not performed any procedures with respect to the information in the following table and, accordingly, does not express any form of assurance on that information. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. Our current intention is to file the Certificate of Dissolution at such time as our Board of Directors, in its discretion and in accordance with Delaware law, deems appropriate or advisable, but no later than one year after the approval of the Plan of Dissolution by our stockholders. Based on our current projections of operating expenses and liquidation costs, we currently estimate that distributions to stockholders would only occur in the event of a consummation of the sale of some or all of our assets. See “— Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution” for a discussion of the risk factors related to the Plan of Dissolution and any potential proceeds which we may be able to distribute to stockholders.

Estimated Distribution to Stockholders
(in thousands except shares outstanding and per share amounts)

	Low	High
Cash balance March 31, 2013(1)	$11,783	$11,783
Payment of accounts payable and accrued expenses as of March 31, 2013	(2,801)	(2,382)
Collection of accounts receivable and other receivables as of March 31, 2013	772	772
April 1, 2013 through final liquidation
Collection of accounts receivable and other receivables after March 31, 2013	2,482	2,482
Collection of collaboration milestones (assumed through June 30, 2014)(2)	—	5,000
Proceeds from the sale of fixed assets	800	1,100
Proceeds from the sale of intellectual property	—	—
Salary and related benefits(3)	(2,941)	(2,941)
Other operating expenses(4)	(4,907)	(4,682)
Post-liquidation insurance for directors and officers	(416)	(416)
Severance costs(5)	(2,865)	(2,549)
Facility lease termination costs	(670)	(670)
Liquidating trustee fees and expenses	(350)	(350)
Legal fees	(500)	(300)
Accounting fees	(50)	(50)
Other expenses	(300)	(100)
Estimated cash to distribute to stockholders(5)	$36	$6,696
Shares outstanding at [•], 2013	12,948	12,948
Estimated per share distribution	$0.00	$0.52

(1)	Cash, cash equivalents and marketable securities as of March 31, 2013, prior to payment of known, unknown and contingent liabilities and wind-up expenses and receipt of known receivables.

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(2)	Collection of collaboration milestones represents the amount that we reasonably anticipate could be earned under collaboration revenues in the 15 months ending June 30, 2014. However, milestones are speculative and there are no assurances that any of these amounts will be collected during that time period, or at all.
(3)	Estimated salaries and related benefits for employees through November 30, 2013.
(4)	Other operating expenses consists of facilities expenses, legal, accounting and intellectual property expenses, consulting and other fees.
(5)	The severance costs shown in the table include up to $2,672,197 to be paid in cash to our executive officers and $100,025 for ongoing life insurance and health insurance coverage for such officers, which amounts are due under their employment agreements, salary continuation agreements or change in control agreements. The cash payment to our executive officers includes the higher number that may be payable to Ms. Collins under certain circumstances, as set forth in the Golden Parachute Compensation table and accompanying footnotes provided in “Proposal No. 3 — Non-Binding, Advisory Vote on Certain Executive Compensation Matters.” For additional information related to severance payments to certain executive officers, see “Proposal No. 3 — Non-Binding, Advisory Vote on Certain Executive Compensation Matters.”

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our Common Stock on the final record date, and thereafter certificates representing shares of our Common Stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “— Description of the Plan of Dissolution and Dissolution Process — Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts,” page 28.

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of Common Stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of Common Stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the Common Stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Contingent Liabilities; Contingency Reserve

Under the Delaware General Corporation Law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the approval of the Plan of Dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve that may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal, accounting and consulting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, and expenses accrued in our financial statements. There can be no assurance that the contingency reserve will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve that we deem no longer to be

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required. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of liquidating distributions under the Plan of Dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan of Dissolution.

Liquidating Trust

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustee or trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustee or trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders, based on their proportionate ownership interest in the trust. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities that remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The Plan of Dissolution authorizes the Board of Directors to appoint one or more individuals, who may include persons who are also officers or directors of the Company, or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders.

The trust would be evidenced by a trust agreement between us and the trustees. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust, there would be no certificates or other tangible evidence of such interests and no holder of our Common Stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our Common Stock in order to receive the interests.

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It is further anticipated that, pursuant to the trust agreements:

•	a majority of the trustees would be required to be independent of our management;
•	approval of a majority of the trustees would be required to take any action; and
•	the trust would be irrevocable and would terminate after the earliest of (a) the trust property having been fully distributed, or (b) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (c) a specified number of years having elapsed after the creation of the trust.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

If our stockholders approve the Plan of Dissolution, we intend to close our stock transfer books and delist our stock from the Nasdaq Capital Market on the final record date. We will cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the final record date. It is possible that the trading of our Common Stock on the Nasdaq Capital Market will effectively terminate before then if we are unable to meet the Nasdaq Capital Market’s requirements for continued listing. See “Risk Factors to Be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution,” pages 18 – 21.

After delisting and closing of our transfer books, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders.

Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences of Our Liquidation and Dissolution,” pages 29 – 32), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights for their shares of Common Stock in connection with the transactions contemplated by the Plan of Dissolution.

Reporting Requirements

Whether or not the Plan of Dissolution is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the Plan of Dissolution is ratified and approved, in order to curtail expenses, we intend, after filing our Certificate of Dissolution, to seek discretionary relief from the SEC from the reporting requirements under the Exchange Act. However, the SEC may not grant any such relief, in which case we would be required to continue to bear the expense of being a public reporting company until at least January 1, 2014. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require, until at least January 1, 2014, a date by which we believe that we would otherwise be able to suspend our reporting obligations under the Exchange Act.

In the event the Plan of Dissolution is not approved by our stockholders, our Board of Directors may seek to terminate the registration of the Common Stock and suspend the Company’s reporting obligations

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under the Exchange Act, including our obligations to file periodic and current reports with the SEC, as of January 1, 2014. We believe we would be eligible to terminate the registration of our Common Stock and suspend our obligation to file periodic and current reports as of that date if we have fewer than 300 holders of record of the Company’s Common Stock.

Treatment of Outstanding Options and Warrants

As of June 30, 2013, options to purchase an aggregate of 1,814,425 shares of the Company’s Common Stock were outstanding under the Company’s equity incentive plans, with exercise prices ranging from $1.56 per share to $41.25 per share. If stockholders approve the Plan of Dissolution, all outstanding unvested options to purchase shares of the Company’s Common Stock under the equity incentive plans shall fully vest. None of the options outstanding under the Company’s equity incentive plans are “in-the-money,” meaning the applicable exercise price of each outstanding option is currently greater than the market price per share of the Company’s Common Stock on the Nasdaq Capital Market ($[•] per share as of [•], 2013).

As of June 30, 2013, warrants to purchase an aggregate of 1,131,539 shares of the Company’s Common Stock were outstanding, of which 711,539 are exercisable at $8.58 per share and expire on May 29, 2014 and 420,000 are exercisable at $27.50 per share and expire on February 1, 2015. The terms of the warrants provide that we will provide at least ten days written notice to the warrant holders of the record date for the Special Meeting and the effective date of the Plan of Dissolution.

Unless and until an option or warrant is exercised and payment of the applicable exercise price or strike price is made, option and warrant holders are not entitled to any cash distributions with respect to their options or warrants payable under the Plan of Dissolution.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Material United States Federal Income Tax Consequences of Our Liquidation and Dissolution

The following discussion is a general summary of the material United States federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our liquidation and dissolution. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, regulated investment companies, foreign individuals and entities, and persons who acquired their GenVec, Inc. stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time, including changes that may be applied retroactively. Distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the Plan of Dissolution in all material respects.

For purposes of this summary, a “U.S. stockholder” is a beneficial owner of shares of our stock who, for U.S. federal income tax purposes, is a citizen or individual resident of the United States, a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the

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anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of GenVec, Inc.  If the Plan of Dissolution is approved, then from the period beginning after the approval of the Plan of Dissolution through completion of our liquidation, any taxable income received by us including interest income, income from the winding up of our operations, and gain from the sale of our assets, will remain subject to federal and state income taxation. Generally, our liquidation will be considered complete when all of our remaining assets have been sold, or otherwise disposed of, including distribution to our stockholders or to a liquidating trust, as discussed below. Although we currently do not intend to make distributions of property other than cash, ordinarily, corporate gain or loss with respect to distributed non-cash property is recognized (unless certain exceptions to loss recognition apply) in an amount equal to the difference between our adjusted tax basis for each distributed asset and the asset’s fair market value on the date of the distribution. Whether we incur a U.S. federal income tax liability on the sale of our assets or on any distributions of property other than cash pursuant to the Plan of Dissolution will depend on whether we realize any gain on such sales or distributions and whether certain tax attributes are available to offset any such gain realized. See “— Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution — We may undergo, or may already have undergone, an “ownership change” within the meaning of Section 382 of the Code, which could impact our ability to offset gain, if any, realized on the sale of our assets or the distribution of any property other than cash pursuant to the Plan of Distribution against our net operating losses and certain of our tax credit carryovers, which could reduce the amount available for distribution to our stockholders.” Management believes that we will have sufficient usable net operating losses to offset any income or gain recognized by us and thus that we will not incur any material U.S. federal income tax liability from such sales or distributions to our stockholders.

Federal Income Taxation of our Stockholders.  U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of a sale by us of our assets. If the Plan of Dissolution is effectuated, and liquidation commences, U.S. stockholders may receive a single liquidating distribution or may receive a series of liquidating distributions in complete liquidation of GenVec. U.S. stockholders will be treated as receiving such liquidating distribution amount or amounts as full payment in exchange for their shares of stock.

If a U.S. stockholder holds different blocks of shares of our stock (generally as a result of having acquired different blocks of shares of our stock at different times or at different prices), gain or loss is calculated separately with respect to each block of shares of our stock. In general, each U.S. stockholder must allocate liquidating distributions from GenVec (less the amount attributable to imputed interest, if any, as discussed below) equally to each block of shares of our stock and compare the allocated portion of each liquidating distribution with the U.S. stockholder’s adjusted tax basis in each block of shares of our stock at the time of such distribution. A U.S. stockholder’s initial tax basis in his, her, or its shares of stock generally will equal the stockholder’s cost for the shares of stock. A U.S. stockholder must first apply a liquidating distribution against, and reduce, the adjusted tax basis of his, her, or its shares of our stock before reporting gain or loss. Such adjusted basis is then used to calculate any gain or loss in connection with subsequent transactions, if any, involving the shares of our stock, including the receipt of additional liquidating distributions from GenVec. Accordingly, the total gain or loss realized by a U.S. stockholder that receives all of the liquidating distributions paid on a block of shares of our stock will equal (i) the aggregate of the liquidating distributions (less the amount attributable to imputed interest, if any, as discussed below) allocated to such block of shares of our stock less (ii) the U.S. stockholder’s adjusted tax basis in such block of shares of our stock. Such gain or loss will be long-term capital gain or loss provided that the U.S. stockholder’s holding period for such shares of our stock is more than one year at the time of dissolution. Certain U.S. stockholder’s (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. stockholders generally cannot recognize a loss on a liquidating distribution to such stockholder until the final distribution by us, either to our U.S. stockholders or to a liquidating trust (the treatment of which is discussed

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below), is made, with certain exceptions. U.S. stockholders should consult their own tax advisors on the year in which they can claim a loss, if any, on their shares of our stock.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of non-cash property, our U.S. stockholders may be liable for U.S. federal income tax as a result of such distribution. If a distribution of non-cash property is made, generally, the U.S. stockholder’s tax basis in such property would be the fair market value of such property at the time of distribution.

After the close of our taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimates as to the fair market value of any non-cash property distributed to our stockholders (or transferred to a liquidating trust) during that year, as determined by GenVec, including any imputed interest, at such time and in such manner as required by the Treasury Regulations. There is no assurance that the Internal Revenue Service will agree with our estimates of fair market value with respect to non-cash property distributed to stockholders and will not challenge such estimates. As a result of such a challenge, the amount of gain or loss recognized by stockholders could be impacted.

If a stockholder is required to satisfy any liability of ours not fully covered by our contingency reserve (see “— Description of the Plan of Dissolution and Dissolution Process — Contingent Liabilities; Contingency Reserve,” pages 26 – 27), payments by stockholders in satisfaction of such liabilities will generally impact any gain or loss realized by stockholders.

Under Section 483 of the Code, a portion of a liquidating distribution made more than one year after the first liquidating distribution may be deemed to constitute interest income that is subject to U.S. federal income tax as ordinary income. The balance of the liquidating distribution will be treated as sales proceeds, with the consequences described above. We intend to report any amounts that may be treated as interest as described above, as interest, for U.S. federal income tax reporting purposes.

Liquidating Trusts.  If we transfer assets to a liquidating trust or trusts in connection with the liquidation and dissolution, we intend to structure the trust or trusts so that it will not be treated as an association taxable as a corporation for U.S. federal income tax purposes based upon the anticipated activities of the liquidating trust. Accordingly, the liquidating trust itself should not be subject to U.S. federal income tax.

U.S. stockholders will be treated for U.S. federal income tax purposes as having received a distribution at the time of transfer of their pro rata share of cash and the fair market value of property other than cash transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject, and then having contributed such property to the trust. The distribution will be treated as a distribution in liquidation of the U.S. stockholder’s shares of our stock. The effect of the distribution on a U.S. stockholder’s tax basis in his shares of our stock is discussed above.

As owners of the trust, the U.S. stockholders will be required to take into account for U.S. federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust or trusts. The income, expense, gain or loss recognized by the liquidating trust will not affect a U.S. stockholder’s basis in his, her, or its shares of stock.

As a result of the transfer of property to the liquidating trust or trusts and the ongoing activities of the liquidating trust or trusts, U.S. stockholders should be aware that they may be subject to U.S. federal income tax, whether or not they have received any actual liquidating distributions from the liquidating trust or trusts, or us, with which to pay such tax.

We have not obtained any Internal Revenue Service rulings, and do not intend to do so, regarding the status of the liquidating trust or trusts. There is no assurance that the liquidating trust or trusts, if created, will be treated as a liquidating trust for U.S. federal income tax purposes or that the distributions made pursuant to the Plan of Dissolution, if any, will be treated as liquidating distributions. If it were determined that the liquidating trust or trusts should be classified for U.S. federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the U.S. stockholders, and the liquidating trust would be required to pay U.S. federal

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income taxes at the corporate tax rates. Should it be determined that such treatment is proper, much of the above discussion would no longer be accurate; for example, any distribution to U.S. stockholders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates.

Back-Up Withholding.  Unless a stockholder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received pursuant to the Plan of Dissolution. Generally, the back-up withholding tax is imposed at a rate of 28%, but may be less as in the case of certain income tax treaty provisions. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, and may be allowed as a refund or credit against the stockholder’s U.S. federal income tax liability, provided the required information as described above is correctly and timely provided to the Internal Revenue Service.

The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult his, her or its own tax advisor regarding the federal income tax consequences of the Plan of Dissolution as well as any state, local and foreign tax consequences.

Effect of Liquidation

The methods used by the Board of Directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The Board of Directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmatured liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement or nothing at all. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our Common Stock has recently traded or may trade in the future.

Required Vote

The affirmative vote of the holders of a majority of the issued and outstanding Common Stock entitled to vote is required for approval of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution.

Recommendation of Our Board of Directors

At a meeting held on May 24, 2013, our Board of Directors unanimously (i) determined that the liquidation and dissolution of the Company, and the other transactions contemplated thereby, are fair to, advisable and in the best interests of us and our stockholders, (ii) approved in all respects the Plan of Dissolution and the other transactions contemplated thereby, and (iii) recommended that our stockholders vote FOR the approval of the liquidation and dissolution of the Company and adoption of the Plan of Dissolution. Shares represented by the enclosed proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

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PROPOSAL NO. 2 — ADJOURNMENT PROPOSAL

If at the Special Meeting the number of shares Common Stock present or represented and voting in favor of the proposal to approve of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution is insufficient to approve that proposal, our Board of Directors intends to move to adjourn the Special Meeting in order to solicit additional proxies in favor of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution. In that event, we will ask our stockholders to vote only upon the adjournment proposal and not vote on the liquidation and dissolution of the Company pursuant to the Plan of Dissolution.

In this proposal, we are asking you to grant discretionary authority to the Board of Directors to adjourn the Special Meeting if a quorum is present to enable us to solicit additional proxies in favor of the approval of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution. If the stockholders approve the adjournment proposal, our Board of Directors could adjourn the Special Meeting, and any adjourned session of the Special Meeting, and use the additional time to solicit additional proxies in favor of the approval of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution.

Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution, we could adjourn the Special Meeting without voting on that proposal and, during the adjournment period, seek to convince the holders of the shares voting against the approval of the liquidation and dissolution of the Company pursuant to the Plan of Dissolution to change their votes to votes in favor of approval.

If a quorum is not present, either the chairman of the Special Meeting or the holders of a majority of the shares of our Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat will have the power to adjourn the Special Meeting from time to time, without notice other than announcement at the Special Meeting or as may be required under the Delaware General Corporation Law, until a quorum is present.

Required Vote

The adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Common Stock present and entitled to vote on the matter at the Special Meeting.

Recommendation of our Board of Directors

Our Board of Directors unanimously recommends a vote FOR this proposal. Shares represented by the enclosed proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

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PROPOSAL NO. 3 — NON-BINDING, ADVISORY VOTE ON CERTAIN EXECUTIVE COMPENSATION MATTERS

General

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” compensation arrangements for certain executive officers. We are asking our stockholders to indicate their approval of the various payments that Cynthia Collins, our President and Chief Executive Officer, Douglas J. Swirsky, our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, and Dr. Douglas E. Brough, our Senior Vice President — Research, will or may be eligible to receive in connection with the liquidation and dissolution of the Company, as set forth in the following table, which assumes termination without cause of each officer on September 30, 2013 immediately following approval of the Plan of Dissolution by our stockholders:

Golden Parachute Compensation

Name	Cash ($)		Benefits ($)(4)	Total ($)(5)
Cynthia Collins	1,012,500 – 1,500,000	(1)	36,640	1,049,140 – 1,536,640
Douglas J. Swirsky	641,825	(2)	34,283	676,108
Douglas E. Brough	359,018	(3)	16,415	375,433

(1)	The amount of compensation to which Ms. Collins is entitled depends on future circumstances. The lower number presented, which consists of 18 months of her annualized base salary plus one and one-half times her target bonus, represents the amount to which she is entitled in connection with any termination without cause described above. Under certain circumstances involving a “change in control” as defined in her employment agreement and below under the heading “— Acceleration of Stock Awards,” Ms. Collins would be entitled to additional compensation, which is reflected by the higher number. That number consists of a lump sum payment equal to two times her base salary and two times her target bonus. These greater payments to Ms. Collins are considered “double trigger” benefits, meaning that in order for Ms. Collins to receive such payment there would need to be a “change in control”, as defined in her employment agreement and she would have to be terminated other than for cause or would have to resign for good reason, in the time frames and upon the terms and conditions discussed below.
(2)	Consists of 18 months of Mr. Swirsky’s annualized base salary and a lump sum payment relating to his pro-rated 2013 annual bonus through December 31, 2013. The cash and benefit payments for Mr. Swirsky are considered “double trigger” benefits, meaning that in order for Mr. Swirsky to receive such payment there would need to be a “change in control”, as defined in his change of control agreement, he would have to be terminated other than for cause or would have to resign for good reason, in the time frames and upon the terms and conditions discussed below.
(3)	Consists of 12 months of Dr. Brough’s annualized base salary and a lump sum payment relating to his pro-rated 2013 annual bonus through December 31, 2013.
(4)	For Ms. Collins, consists of the reimbursement of certain COBRA expenses for 18 months following termination. For Mr. Swirsky, consists of continued life insurance and health insurance coverage for 18 months following termination. For Dr. Brough, consists of continued life insurance and health insurance coverage for 12 months following termination.
(5)	All unvested stock options held by our executive officers will vest in full in connection with the approval of the Plan of Dissolution by our stockholders. However, our executive officers are not expected to receive additional benefits because the exercise price of all outstanding options is $1.56 or greater per share, which is in excess of what it is anticipated any distribution would entail.

GenVec has an employment agreement with Ms. Collins, salary continuation agreements with each of Mr. Swirsky and Dr. Brough and a change in control agreement with Mr. Swirsky. The arrangements were adopted and approved by our Board of Directors, based on the recommendation of the Compensation Committee of our Board, which is composed solely of independent directors, and are believed to be

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reasonable and in line with marketplace norms. Paul H. Fischer, who served as our President and Chief Executive Officer until May 2012, is not eligible to receive any payments in connection with the liquidation and dissolution of the Company.

Employment Agreement with Ms. Collins.  The Company entered into an employment agreement with Ms. Collins on May 18, 2012 as a condition of her willingness to take the position of Chief Executive Officer. The employment agreement provides for the base salary of $450,000, subject to an annual discretionary increase, and annual performance award provisions including a target bonus equal to 50% of base salary. Under the terms of the agreement, if Ms. Collins terminates her employment for “good reason” (as defined below) or if her employment is terminated by the Company without “cause” (as defined below) and other than by reason of death or disability, Ms. Collins will also be entitled to receive accrued compensation, her regular base salary for a period of 18 months and an amount equal to one and one-half times her target bonus as of the time of termination. The agreement also includes continued health care benefits for 18 months.

If Ms. Collins terminates her employment for “good reason” or if her employment is terminated by the Company without “cause” within 12 months following a change in control (as defined below under the heading “— Acceleration of Stock Awards”), Ms. Collins will be entitled to receive accrued compensation amounts and a lump sum payment in an amount equal to (i) the greater of two times her base salary for the year in which the termination date occurs or the year immediately preceding the year in which the change in control occurs (the “Reference Base Salary”), plus (ii) two times her annual target bonus based on the Reference Base Salary. The agreement also includes continued health care benefits until the earliest of the 18-month anniversary of the termination date, the date Ms. Collins is no longer eligible for continuation coverage and the date on which Ms. Collins becomes eligible to receive substantially similar coverage from another employer.

Whether or not Ms. Collins’s termination follows a change in control, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

Under the terms of the agreement, “good reason” is defined as the occurrence of any of the following events during the employment term without Ms. Collins’s written consent:

•	a material reduction in Ms. Collins’s base salary other than as a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;
•	a material reduction in Ms. Collins’s target bonus opportunity;
•	a relocation of Ms. Collins’s principal place of employment by more than 50 miles, except for required travel on Company business to an extent substantially consistent with Ms. Collins’s business travel obligations as of the date of relocation;
•	any material breach by the Company of any material provision of the agreement or any material provision of any other agreement between Ms. Collins and the Company;
•	a material adverse change in Ms. Collins’s title, authority, duties or responsibilities (other than temporarily while Ms. Collins is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company and capitalization on the date of the agreement; or
•	a material adverse change in the reporting structure applicable to Ms. Collins.

“Cause” is defined to include any of the following actions by Ms. Collins:

•	the willful failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness);
•	the willful failure to comply with any duly authorized and legal directive of the Board;
•	the engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

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•	the embezzlement, misappropriation or fraud, whether or not related to Ms. Collins’ employment with the Company;
•	the conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
•	the material, intentional unauthorized breach of the Proprietary Information Agreement (as defined in the agreement); or
•	the material breach of any material obligation under the agreement or any other written agreement between Ms. Collins and the Company.

Salary Continuation Agreements.  The Company entered into a salary continuation agreement with Mr. Swirsky when he joined the Company in 2006, which was pursuant to a form of agreement that was adopted in October 2002 and amended in December 2008 to provide for technical compliance with certain Treasury regulations. The Company has also entered into a salary continuation agreement with Dr. Brough with terms substantially similar to the form of agreement adopted in October 2002 as amended by the December 2008 amendment. Under the terms of the salary continuation agreements, if the applicable officer is terminated without “cause” (as defined below) and other than by reason of death or disability, the officer will be paid the officer’s regular base salary for a period of 12 months. The officer will also receive a pro-rata bonus equal to the product of the bonus paid to the officer for the fiscal year preceding the termination date, divided by 12 months times the number of months of service during the year of termination. These agreements also include continued health and welfare benefits for the same period as the salary continuation, a non-compete for the same period as the salary continuation and a non-disparagement clause.

Under the terms of the salary continuation agreements, “cause” is defined to include:

•	the willful and continued failure of the officer to substantially perform his duties;
•	willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;
•	personal dishonesty or breach of fiduciary duty to the Company for personal benefit at the expense of the Company; or
•	willfully violating any law, rule, regulation, or order in a manner that is materially and demonstrably injurious to the Company.

Acceleration of Stock Awards.  The form of stock option award agreements for stock option grants awards made to each of Ms. Collins, Mr. Swirsky and Dr. Brough provides that in the event of a change in control, all unvested equity awards will accelerate in full. Under the terms of the stock option award agreements, a “change in control” means the occurrence of any of the following events:

•	any person becomes the beneficial owner of 40% or more of the Company’s Common Stock;
•	the Company’s stockholders approve a merger, consolidation, share exchange, division or other reorganization of the Company with any other organization;
•	the Company’s stockholders approve a complete plan of liquidation, winding-up of the Company, or an agreement for the sale or disposition of all or substantially all of the Company’s assets; or
•	during any twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board.

None of the stock options held by Ms. Collins, Mr. Swirsky or Dr. Brough are “in-the-money,” meaning the applicable exercise price of each outstanding option is currently greater than the market price per share of the Company’s Common Stock on the Nasdaq Capital Market ($[•] per share as of [•], 2013).

Change in Control Agreement with Mr. Swirsky.  GenVec entered into a change in control agreement with Mr. Swirsky when he joined the Company in September 2006. Mr. Swirsky’s agreement was amended in December 2008 to provide for technical compliance with certain Treasury regulations. Mr. Swirsky is entitled

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to certain payments upon termination without cause (as defined in the salary continuation agreements described above) following a change in control (as defined in the stock option award agreements described above).

Specifically, if Mr. Swirsky’s employment is terminated without cause other than as a result of his death or disability or if he resigns for good reason within two years following a change in control, he is entitled to a lump sum severance payment equal to his monthly salary and average monthly bonus times 18, continued health and welfare benefits for an 18-month period and a pro-rata bonus for the termination year. In addition, his agreement provides for an excise tax gross-up payment, reimbursement of certain legal costs related to the enforcement of the agreement and the accelerated vesting of all unvested options at termination.

In addition, pursuant to the change in control agreement, upon the death or disability of Mr. Swirsky during such time as he is entitled to any payments or benefits under the agreement, such payments and benefits are payable to Mr. Swirsky’s heirs or estate, respectively. To the extent Mr. Swirsky becomes entitled to benefits under the change in control agreement, the salary continuation agreement is superseded and he will not receive any benefit under that agreement.

Under the terms of the change in control agreement, “good reason” is defined as the occurrence of any of the following events without the consent of Mr. Swirsky in connection with a change of control, unless, if correctable, such circumstances are fully corrected with 30 days of the notice of termination given in respect thereof with notice must be given within 90 days of the occurrence:

•	the assignment to Mr. Swirsky of any duties inconsistent in any material respect with his position, authority, duties or responsibilities, as they were immediately prior to the change in control;
•	the diminution in any material respect in Mr. Swirsky’s position, authority, duties or responsibilities as they were immediately prior to a change in control;
•	a reduction by the Company in Mr. Swirsky’s annual base salary;
•	a relocation of more than 35 miles from where Mr. Swirsky’s office or location was immediately prior to a change in control;
•	the failure to continue any compensation plan in which Mr. Swirsky participates, unless an equitable arrangement has been made, or the continuation of the plan under materially less favorable terms;
•	the failure by the Company to pay to Mr. Swirsky any deferred compensation when due under any deferred compensation plan or agreement applicable to Mr. Swirsky; or
•	a material breach by the Company of the terms and provisions of the change in control agreement.

To constitute good reason for purposes of the change in control agreement, the termination by Mr. Swirsky must occur with two years following the initial occurrence of the event triggering the good reason.

Effect of Stockholder Approval

Stockholders should note that this non-binding proposal regarding certain compensation arrangements is merely an advisory vote that will not be binding on GenVec or our Board of Directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Plan of Dissolution is approved by the stockholders and we go forward with the filing of the Certificate of Dissolution with the Delaware Secretary of State, each of Ms. Collins, Mr. Swirsky and Dr. Brough will be eligible to receive the various payments in accordance with the terms and conditions applicable to those payments.

Required Vote

The approval of this proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Common Stock present and entitled to vote on the matter at the Special Meeting.

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Recommendation of our Board of Directors

Our Board of Directors unanimously recommends a vote FOR this proposal. Shares represented by the enclosed proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

IMPORTANT INFORMATION CONCERNING GENVEC, INC.

Description of Business and Properties

For a description of our business, properties and other information about the Company, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Form 10-K”), which is attached as Appendix B to this proxy statement and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (the “Form 10-Q”), which is attached as Appendix C to this proxy statement. The Form 10-K and Form 10-Q, which are attached to this proxy statement as appendices, do not include the exhibits originally filed with such reports.

Legal Proceedings

For a description of our material legal proceedings, see our Form 10-Q, which is attached as Appendix C to this proxy statement.

Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Form 10-K includes our financial statements as of and for the years ended December 31, 2012 and 2011 and the notes thereto, and the Form 10-Q includes our financial statements as of and for the three months ended March 31, 2013. The Form 10-K and Form 10-Q also include Management’s Discussion and Analysis of Financial Condition and Results of Operations for the periods for those reports.

Selected Financial Data

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial that is included in the Form 10-K and Form 10-Q. The statement of operations data for the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008, and the balance sheet data as of December 31, 2012, 2011, 2010, 2009 and 2008 are derived from our audited consolidated financial statements. The statement of operations data for the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008, and the balance sheet data as of December 31, 2012, 2011, 2010, 2009 and 2008 are derived from our audited consolidated financial statements. The statement of operations data for the three months ended March 31, 2013 and March 31, 2012 and the balance sheet data as of March 31, 2013 are derived from our unaudited consolidated financial statements contained in the Form 10-Q. The historical results are not necessarily indicative of results to be expected for any future period.

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On May 24, 2013, our Board of Directors approved the liquidation and dissolution of the Company pursuant to the Plan of Dissolution, subject to stockholder approval. If our stockholders approve the Plan of Dissolution, we will change our basis of accounting from a going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to a liquidation basis. Under a liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated expenses associated with carrying out the Plan of Dissolution. The financial information presented below and delivered with and incorporated by reference into this proxy statement does not include any adjustments necessary to reflect the possible future effects on recoverability of the assets or settlement of liabilities that may result from adoption of the Plan of Dissolution or our potential to complete such a plan in an orderly manner.

SUMMARY STATEMENT OF OPERATIONS:	QUARTER ENDED MARCH 31, 2013	YEARS ENDED DECEMBER 31
		2012	2012	2011	2010	2009	2008
	Unaudited	(in thousands, except per share data)
Revenue from stragetic alliances and research contracts	$1,207	$3,164	$9,353	$17,744	$16,467	$13,857	$15,121
Operating expenses:
Research and development	2,354	4,323	14,348	17,416	20,936	24,689	33,830
General and administrative	1,907	2,044	9,102	7,810	8,152	7,179	7,968
Gain on disposal of assets	—	—	—	—	—	(7)	(3)
Total operating expenses	4,261	6,367	23,450	25,226	29,088	31,861	41,795
Operating loss	(3,054)	(3,203)	(14,097)	(7,482)	(12,621)	(18,004)	(26,674)
Other income (expense), net	9	9	42	41	347	(358)	611
Net loss	$(3,045)	$(3,194)	$(14,055)	$(7,441)	$(12,274)	$(18,362)	$(26,063)
Basic and diluted net loss per share	$(0.24)	$(0.25)	$(1.09)	$(0.58)	$(0.97)	$(1.89)	$(3.15)
Shares used in computation of basic and diluted net loss per share	12,948	12,938	12,940	12,921	12,671	9,707	8,278

SUMMARY BALANCE SHEET DATA:	AS OF MARCH 31, 2013	AS OF DECEMBER 31,
		2012	2011	2010	2009	2008
	(Unaudited)	(in thousands)
Cash, cash equivalents, and short-term investments	$11,783	$15,255	$26,446	$35,170	$10,961	$17,357
Working capital	9,821	12,741	25,739	31,689	7,002	11,728
Total assets	14,241	17,430	30,150	39,432	13,443	22,767
Current portion of debt	—	—	—	—	—	807
Accumulated deficit	(268,806)	(265,761)	(251,706)	(244,265)	(231,991)	(213,629)
Total stockholders' equity	11,031	13,743	26,538	32,420	7,636	13,091

Supplementary Financial Information

The following tables summarize our quarterly results of operations for each quarter in 2013, 2012 and 2011. These quarterly results are unaudited, but in the opinion of management have been prepared on the same basis as our audited financial information and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations.

2013 (unaudited)	Q1	Q2	Q3	Q4
	(in thousands, except per share data)
Revenue	$1,207	$—	$—	$—
Operating Loss	$(3,054)	$—	$—	$—
Net Loss	$(3,045)	$—	$—	$—
Basic and Diluted Loss Per Share	$(0.24)	$—	$—	$—

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2012 (unaudited)	Q1	Q2	Q3	Q4
	(in thousands, except per share data)
Revenue	$3,164	$2,540	$2,128	$1,521
Operating Loss	$(3,203)	$(3,673)	$(4,051)	$(3,170)
Net Loss	$(3,194)	$(3,663)	$(4,039)	$(3,159)
Basic and Diluted Loss Per Share	$(0.25)	$(0.28)	$(0.31)	$(0.24)

2011 (unaudited)	Q1	Q2	Q3	Q4
	(in thousands, except per share data)
Revenue	$5,286	$4,737	$4,332	$3,389
Operating Loss	$(2,228)	$(1,250)	$(1,492)	$(2,512)
Net Loss	$(2,216)	$(1,238)	$(1,483)	$(2,504)
Basic and Diluted Loss Per Share	$(0.17)	$(0.10)	$(0.11)	$(0.19)

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in or disagreements with accountants on matters of accounting principles or practices or financial disclosures for the periods covered by the Form 10-K, which is attached as Appendix B to this proxy statement.

Market Price of our Common Stock

Our Common Stock currently trades on the Nasdaq Capital Market under the symbol “GNVC.” The quarterly ranges of high and low closing bid prices per share of our Common Stock are shown below, after giving effect to a one-for-six reverse split of our Common Stock effected on April 19, 2011.

	Common Stock Price
	High		Low
Year Ended December 31, 2010
First Quarter		$31.70		$7.80
Second Quarter		$7.60		$4.47
Third Quarter		$6.50		$4.40
Fourth Quarter		$6.15		$4.53
Year Ended December 31, 2011
First Quarter		$6.30		$3.70
Second Quarter		4.86		2.67
Third Quarter		3.30		2.10
Fourth Quarter		3.36		2.33
Year Ended December 31, 2012
First Quarter		$2.75		$2.29
Second Quarter		2.88		2.27
Third Quarter		2.39		1.40
Fourth Quarter		1.71		1.20
Year Ended December 31, 2013
First Quarter		$2.00		$1.40
Second Quarter		1.49		0.35
Third Quarter (through [ ], 2013)	$	[• ]	$	[• ]

On [•], 2013, the closing price of a share of our Common Stock on the Nasdaq Capital Market was $[•]. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

As of [•], 2013, there were 12,948,285 registered holders of our Common Stock.

We have not paid any cash dividends on our Common Stock since our inception. In accordance with the Plan of Dissolution, it is anticipated that, if the Plan of Dissolution is approved by our stockholders, we will, to the extent permitted by law, make one or more liquidating distributions to our stockholders.

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Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth as of July 31, 2013 (unless otherwise indicated), certain information regarding beneficial ownership of the Company’s Common Stock (i) by each director of the Company, (ii) by each named executive officer (as defined in the Form 10-K), (iii) by all current directors and executive officers of the Company as a group and (iv) by each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC for computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after July 31, 2013 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 12,948,285 shares of Common Stock outstanding on July 31, 2013.

Name of Beneficial Owner(1)	Total Number of Shares Beneficially Owned	% of Class Owned
Beneficial Owner of More than 5% of the Outstanding Common Stock:
BVF Partners L.P. and affiliates(2)	1,116,600	8.6%
Directors and Named Executive Officers:
Cynthia Collins	116,666	*
Paul H. Fischer, Ph.D.(3)	205,913	1.6%
Edward M. Connor, Jr. M.D.	20,000	*
Wayne T. Hockmeyer, Ph.D.	30,000	*
Zola P. Horovitz, Ph.D.	44,757	*
William N. Kelley, Ph.D.	27,500	*
Adel A.F. Mahmoud, M.D., Ph.D.	18,000	*
Kevin M. Rooney	23,750	*
Marc R. Schneebaum	25,000	*
Douglas J. Swirsky	175,417	1.3%
Douglas E. Brough, Ph.D.	101,676	*
Bryan T. Butman, Ph.D.	157,794	1.1%
All current directors and executive officers as a group (11 persons)	740,560	5.7%

*	Less than one percent of the outstanding Common Stock.
(1)	Includes shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of July 31, 2013 in the following amounts: Cynthia Collins, 116,666 shares; Edward M. Connor, 17,500 shares; Wayne T. Hockmeyer, 27,000 shares; Zola P. Horovitz, 39,000 shares; William N. Kelley, 27,000 shares; Adel A.F. Mahmoud, 17,500 shares; Kevin M. Rooney, 23,000 shares; Marc R. Schneebaum, 24,500 shares; Douglas J. Swirsky, 143,417 shares; Douglas E. Brough, 94,593 shares; Bryan T. Butman, 151,409 shares; and directors and executive shares; and directors and executive officers as a group (11 people) 681,585 shares.
(2)	Based soley on the Schedule 13G/A filed February 14, 2013 by Biotechnology Value Fund, L.P (“BVF”), Biotechnology Value Fund II,L.P. (“BVF2”), BVF Investments, L.L.C. (“BVLLC”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“BVF Partners”), BVF Inc., and Mr. Mark Lampert. As disclosed in the Schedule 13G/A: (i) BVF beneficially owned 249,600 shares, (ii) BVF2 beneficially owned 152,600 shares, (iii) BVLLC beneficially owned 630,500 shares, (iv) ILL10 beneficially owned 83,900 shares, and (v) each of BVF Partners, BVF Inc. and Mr. Lampert may be deemed to own 1,116,600 shares. BVF Partners, BVF Inc. and Mr. Lampert each disclaim beneficial ownership of the shares beneficially owned by BVF, BVF2, BVLLC, and ILL10. The address for the above entities and person is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.
(3)	Dr. Fischer resigned from the Company on May 22, 2012.

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Stockholder Proposals

We do not intend to hold an annual meeting of stockholders if the Plan of Dissolution is approved and we file our Certificate of Dissolution. If we do, however, hold a 2013 annual meeting of the stockholders, we will issue a press release or file a Form 8-K disclosing the date of any such meeting. Stockholder proposals and nominations for election to our Board of Directors intended to be presented at that meeting would be required to be received by us, in writing (containing certain information specified in our Amended and Restated Bylaws about the stockholder and the proposed action), at our corporate headquarters, located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, in accordance with the terms of our Amended and Restated Bylaws.

Because any 2013 annual meeting of stockholders would not be held on a date that is within 30 days before or after the anniversary of our 2012 annual meeting of the stockholders, pursuant to our Amended and Restated Bylaws, stockholder proposals would be required to be delivered not later than the close of business on the tenth (10th) day following the first issuance of a press release or Form 8-K disclosing the date of such meeting. Proposals would be required to comply with the requirements in the Company’s Amended and Restated Bylaws, including setting forth with particularity (i) the names and business addresses of the stockholder submitting such proposal and all persons (as such term is defined in Section 3(a)(9) of the 1934 Act) acting in concert with such stockholder; (ii) the names and addresses of such stockholder and the persons identified in clause (i), as they appear on the Company’s books (if they so appear); (iii) the class and number of shares of the Company beneficially owned by such stockholder and the persons identified in clause (i); (iv) a description of such proposal containing all material information relating thereto; and (v) such other information as the Board reasonably determines is necessary or appropriate to enable the Board and stockholders of the Company to consider such proposal.

Pursuant to the applicable SEC requirements, to be considered for inclusion in the proxy statement for any 2013 annual meeting of stockholders, proposals submitted in accordance with the SEC’s Rule 14a-8 would need to be received at the Company’s executive offices, which are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Corporate Secretary, not later than the close of business on the tenth (10th) day following the first issuance of a press release or Form 8-K.

Where You Can Find More Information

We are subject to the reporting requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

We are responsible for the information contained and incorporated by reference in this proxy statement. No one has been authorized to provide you with information that is different from what is contained in this proxy statement, and we take no responsibility for any other information that others may give you. The date of this proxy statement is [•], 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement will not create any implication to the contrary.

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HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of the proxy statement to you if you request one by writing or calling as follows: Corporate Secretary, Douglas J. Swirsky, GenVec, Inc., 65 West Watkins Mill Road, Gaithersburg, Maryland 20878; Telephone: (240) 632-0740. If you want to receive separate copies of our annual reports, proxy statements and Notices of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

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OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the Special Meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the Special Meeting except as specified in the Notice of the Special Meeting. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

Cynthia Collins
President and Chief Executive Officer

Gaithersburg, Maryland
[•], 2013

IMPORTANT

Whether or not you plan to attend the Special Meeting, please vote as promptly as possible. If a quorum is not reached, we will have the added expense of re-issuing these proxy materials. If you attend the Special Meeting and so desire, you may withdraw your proxy and vote in person.

Thank you for acting promptly.

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APPENDIX A

PLAN OF COMPLETE LIQUIDATION
AND DISSOLUTION OF
GenVec, Inc.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of GenVec, Inc., a Delaware corporation (the “Company”), in accordance with Sections 280 and 281(a) of the General Corporation Law of the State of Delaware (“DGCL”).

1. Approval of Plan. The Board of Directors of the Company (the “Board”) has adopted this Plan and presented the Plan to the Company’s stockholders to take action on the Plan. If the Plan is adopted by the requisite vote of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company.

2. Certificate of Dissolution. Subject to Section 15 hereof, after the stockholders approve the dissolution of the Company and at such time as the Board of Directors deems appropriate, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of such filing, or such later time as stated therein, the “Effective Time”).

3. Cessation of Business Activities. After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan.

4. Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company, the Company may hire or retain, at the discretion of the Board, such employees, consultants and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company.

5. Dissolution Process.

From and after the Effective Time, the Company (or any successor entity of the Company) shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL. In this respect, the Company shall follow the procedures set forth in Section 280 of the DGCL, and in conformity with the requirements of Section 281(a) of the DGCL:

(a)	Shall pay the claims made and not rejected in accordance with Section 280(a) of the DGCL;
(b)	Shall post the security offered and not rejected pursuant to Section 280(b)(2) of the DGCL;
(c)	Shall post any security ordered by the Delaware Court of Chancery in any proceeding under Section 280(c) of the DGCL; and
(d)	Shall pay or make provision for all other claims that are mature, known or uncontested or that have been finally determined to be owing by the Company.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the stockholders of the Company in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to Section 280(a)(3) of the DGCL. In the absence of actual fraud, the judgment of the Board as to the provision made for the payment of all obligations under paragraph (d) of this Section shall be conclusive.

Notwithstanding anything contained herein to the contrary, the Company (or any successor entity of the Company) may opt to dissolve the Company in accordance with the procedures set forth in Section 281(b) of the DGCL.

6. Establishment of a Liquidating Trust. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), all or any portion of the assets of the Company. The Board of Directors may appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.

7. Cancellation of Stock. The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be in complete cancellation of all of the outstanding shares of stock of the Company. From and after the Effective Time, and subject to applicable law, each holder of shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 5(ii) hereof. As a condition to receipt of any distribution to the Company’s stockholders, the Board, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the Effective Time, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

8. Conduct of the Company Following Approval of the Plan. Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution. Section 278 of DGCL provides that a dissolved corporation continues to exist for three (3) years after the date of dissolution for purposes of prosecuting and defending suits by or against the corporation and enabling it to settle and close its business and dispose of and convey its remaining assets, but not for the purpose of continuing the business of the corporation as a going concern. A corporation can continue to exist beyond the three (3) year period for the sole purpose of prosecuting or defending any action, suit or proceeding that was brought before or during the three (3) year period after the date of dissolution, until any judgments, orders or decrees are fully executed or for such longer period of time as the Delaware Court of Chancery shall in its discretion direct. The powers of the directors continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

9. Absence of Appraisal Rights. Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.

10. Abandoned Property. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state

2

or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11. Stockholder Consent to Sale of Assets. Adoption of this Plan by the requisite vote of the outstanding capital stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan.

12. Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13. Compensation. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the stockholders shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

14. Indemnification. The Company shall continue to indemnify its officers, directors, employees, agents and trustee in accordance with its Amended and Restated Certificate of Incorporation, Bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

15. Modification or Abandonment of the Plan. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

16. Authorization. The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

3

APPENDIX B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2012

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to           .

COMMISSION FILE NUMBER: 0-24469

GENVEC, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	23-2705690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

65 WEST WATKINS MILL ROAD, GAITHERSBURG, MD	20878
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 240-632-0740

Securities registered pursuant to section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, Par Value $0.001 Per Share	The NASDAQ Stock Market

Securities registered pursuant to section (12g) of the Act: Preferred Share Purchase Rights

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.Yes ☐ No ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.Yes ☐ No ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Yes ☐ No ☒

As of June 29, 2012 the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant, based on the closing sale price of such stock as reported by the NASDAQ Capital Market on such date, was $30,661,745. For purposes of this calculation, shares of common stock held by directors, officers, and stockholders whose ownership exceeds 10 percent of the common stock outstanding at June 29, 2012 were excluded. Exclusion of such shares held by any person should not be construed to indicate that the person possesses the power, direct or indirect, to direct or cause the direction of the management or policies of the Registrant, or that the person is controlled by or under common control with the Registrant.

As of February 28, 2013 there were 12,948,285 shares of the Registrant’s common stock, par value $0.001 per share, outstanding.

i

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements also may be included in other statements that we make. All statements that are not descriptions of historical facts are forward-looking statements and are based on management’s estimates, assumptions and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking words like “believe,” “expect,” “intend,” “may,” “will,” “should,” “anticipate,” or similar terminology.

Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date we make them, actual results could differ materially from those currently anticipated due to a number of factors, including risks relating to:

•	Our product candidates being in the early stages of development;
•	Our ability to find collaborators and, if we find collaborators, to mutually agree on terms for our collaborations;
•	Uncertainties with, and unexpected results and related analyses relating to, pre-clinical development and clinical trials of our product candidates;
•	The timing, amount, and availability of revenues from our government-funded vaccine programs;
•	The timing and content of future Food and Drug Administration (FDA) regulatory actions related to us, our product candidates, or our collaborators;
•	Our financial condition, the sufficiency of our existing cash, cash equivalents, marketable securities, and cash generated from operations, and our ability to lower our operating costs; and
•	The scope and validity of patent protection for our product candidates and our ability to commercialize products without infringing the patent rights of others.

Further information on the factors and risks that could affect our business, financial condition and results of operations is set forth under Item 1A in this Annual Report and is contained in our other filings with the Securities and Exchange Commission (SEC). The filings are available on our website at www.genvec.com or at the SEC’s website, www.sec.gov.

These forward-looking statements speak only as of the date of this Annual Report and we assume no duty to update our forward-looking statements.

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PART I

ITEM 1.	BUSINESS

OVERVIEW

GenVec, Inc. (GenVec, we, our, or the Company) is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis AG, Merial Limited, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus (HSV), dengue fever, and malaria. In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD).

Our core technology has the important advantage of localizing protein delivery in the body. This is accomplished by using our adenovector platform to locally deliver genes to cells, which then direct production of the desired protein. This approach reduces side effects typically associated with systemic delivery of proteins. For vaccines, the goal is to induce an immune response against a target protein or antigen. This is accomplished by using an adenovector to deliver a gene which causes production of an antigen, which then stimulates the desired immune reaction by the body.

Our research and development activities yield product candidates that utilize our technology platform and represent potential commercial opportunities. For example, preclinical research in hearing loss and balance disorders through the delivery of the atonal gene using GenVec’s adenovector technology may have the potential to restore hearing and balance function. We are working with Novartis Institutes for BioMedical Research, Inc. (together with Novartis AG and its subsidiary corporations, including Novartis Pharma AG, Novartis), on the discovery and development of novel treatments for their hearing loss and balance disorders. There are currently no effective therapeutic treatments available for patients who have lost all balance function, and hearing loss remains a major unmet medical problem as well.

We have multiple vaccines in development leveraging our core adenovector technology including our preclinical programs to develop vaccine candidates for the prevention of RSV and HSV. We also have programs with the U.S. Naval Medical Research Center (NMRC) to develop vaccines for dengue fever and malaria. In addition, we have provided vaccine candidates to the National Institutes of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) against HIV. In the field of animal health, we are working with Merial Limited to commercialize vaccines for the prevention of a major animal health problem, FMD. Development efforts for this program are also supported by the U.S. Department of Homeland Security (DHS) and in collaboration with the U.S. Department of Agriculture (USDA).

On May 23, 2012, Cynthia Collins, became our President and Chief Executive Officer and was appointed to our Board of Directors. Prior to Ms. Collins joining the Company, on May 22, 2012, Paul H. Fischer, Ph.D. resigned as our President and Chief Executive Officer as well as from our Board of Directors.

As a biopharmaceutical company, our business and our ability to execute our strategy to achieve our corporate goals are subject to numerous risks and uncertainties. Material risks and uncertainties relating to our business and our industry are described in Item 1A of this Annual Report on Form 10-K. The description of our business in this Annual Report on Form 10-K should be read in conjunction with the information in Item 1A and the Financial Statements found under Item 8 of Part II of this Annual Report on Form 10-K, which includes additional financial information about our total assets, revenue, measures of profit and loss, and financial information.

OUR STRATEGY

Our primary objective is to develop and commercialize products which have significant unmet medical needs. We plan to achieve this objective through the following strategies:

Working with Novartis to facilitate the development of first-in-class products for the treatment of hearing and balance disorders. We believe that a significant commercial opportunity exists for hearing loss and balance disorders. We are committed to realizing the value of this program by facilitating Novartis’ development program.

Entering into new collaborations to support the development of our pipeline of products. We are engaged in seeking strategic collaborations and partnerships to further develop and potentially commercialize our therapeutic and vaccine product candidates. In December 2010, we announced a collaboration with Merial Limited to develop vaccines against FMD utilizing our technology. We intend to continue to seek corporate partnerships in the following programs and areas:

•	Vaccine against RSV, which is the most common viral cause of lower respiratory infections in infants and young children.
•	Vaccine against HSV, which is the virus responsible for most cases of genital herpes.
•	Other applications of our technology.

Supporting our funded contracts and collaborations for the development of new vaccines. We believe that product opportunities can be realized by supporting our established vaccine collaborations.

Exploring new applications of our technology to address the treatment and prevention of major unmet medical needs. We intend to continue to enhance our core technologies through internal research as well as external collaborations and possible acquisitions. We have received peer-reviewed external funding from the U.S. government and from nonprofit foundations to improve our technology platform for vaccine and gene delivery applications. We intend to further strengthen our technologies relating to process development, formulation, and manufacturing through our existing and future relationships.

Minimizing our cash burn rate and reducing the need for additional equity financing. We intend to further develop our product candidates and technology through collaborations which bring external and selective deployment of our resources in a prudent manner. We believe this strategy will allow us to advance our programs without the use of substantial additional capital and will insulate us from fluctuating capital raising conditions.

THERAPEUTIC PRODUCT DEVELOPMENT PROGRAMS

Hearing and Balance Disorders.  In collaboration with Novartis, our hearing and balance disorders program is focused on the restoration of hearing and balance function through the regeneration of critical cells of the inner ear. Hearing and balance require specialized cells of the inner ear called sensory hair cells. During embryonic development, an atonal gene (Atoh1) induces the generation of these cells. In multiple animal models we have demonstrated formation of new inner ear sensory hair cells and the restoration of hearing and balance function using our technology to deliver the Atoh1 gene to the inner ear. There are currently no approved drug therapies to treat hearing loss or balance disorders. Hearing loss affects approximately 31 million people in the U.S. alone. Treatment for hearing loss is often limited to hearing aids which enjoy only a 30% penetration into this market and low rates of patient satisfaction.

In December 2007, we received a sub-award under a grant from the National Institute on Deafness and Other Communication Disorders (NIDCD), of the NIH, to develop a gene-based drug therapy to treat severe balance disorders. Under this grant, GenVec supports preclinical research in collaboration with the University of Kansas Medical Center, leading to potential drug candidates.

In January 2010, we announced a collaboration with Novartis to discover and develop novel treatments for hearing loss and balance disorders. Under terms of the agreement, we licensed the world-wide rights to our preclinical hearing loss and balance disorders program to Novartis. We received a $5.0 million upfront payment and Novartis purchased $2.0 million of our common stock. If certain clinical, regulatory, and sales milestones are met, we were eligible, from the inception of the agreement, to receive up to an additional $206.6 million in milestone payments in addition to royalties on future sales.

In August 2010, we entered into an additional agreement with Novartis, for the supply of services relating to development materials in connection with our collaboration in hearing loss and balance disorders. Under this additional agreement, GenVec could receive approximately $13 million over four years to manufacture clinical trial material for up to two lead product candidates. In 2010, we recognized approximately $4.4 million for services performed under this agreement. In 2011, we recognized approximately $6.0 million for services performed under this agreement. In 2012, we recognized approximately $3.4 million for services performed under this agreement.

In September 2010, we announced that we had achieved the first milestone in the collaboration with Novartis. The $300,000 milestone was triggered by the successful completion of certain preclinical development activities.

In December 2011, we announced that we had achieved the second milestone in the collaboration with Novartis. The $300,000 milestone was triggered by the successful completion of certain preclinical development activities.

In January 2012, we announced that we had extended our Research Collaboration and License Agreement with Novartis. Under the extension, Novartis funded research at GenVec through January 2013 to support this program.

In February 2013, we announced that we had extended our Research Collaboration and License Agreement with Novartis. Under the extension, Novartis will fund research at GenVec through January 2014 to support this program.

VACCINE DEVELOPMENT PROGRAMS

In addition to our therapeutic product development programs, we are working with collaborators to develop vaccines using our adenovector technology. We are currently developing preventative vaccines, including RSV, dengue fever, and malaria, and one therapeutic vaccine, HSV.

In April 2012, we announced publication of research on new vaccine vectors. These vectors are non-human and circumvent neutralizing antibodies typically associated with vectors sometimes referred to as vector specific immunity in order to generate the desired immunologic response of the vaccine.

Respiratory Syncytial Virus.  We are developing a vaccine against RSV, the single most important viral cause of lower respiratory infections in infants and young children. According to the World Health Organization, nearly all U.S. children have been infected with RSV by two years of age. Although RSV infection usually produces cold-like symptoms, the infection can result in severe lower respiratory tract infection, which causes up to 130,000 pediatric hospitalizations per year in the U.S. RSV also causes repeated infections throughout life, placing the elderly and individuals with compromised immune systems and people with cardiac or pulmonary complications at risk for severe disease. Among the institutionalized elderly, it is estimated there are about 15,000 deaths annually from RSV. In March 2007, we entered into a Collaborative Research and Development Agreement (CRADA) with the NIAID to develop vaccines for the prevention and treatment of RSV. This three-year CRADA was renewed in July 2010 for a second three-year term. Initial vaccine candidates are in preclinical testing. In May 2008, we received a $600,000 Small Business Innovation and Research (SBIR) grant from the NIH to support work under this program which was completed in April 2011.

In May 2012, we received a Phase I Small SBIR grant from the NIAID, valued at approximately $590,000, to provide funding to further understand the impact of maternal immunity against RSV on the generation of a protective immune response in newborns. This is an important factor in the development of an effective vaccine for the pediatric population. Revenue recognized under this contract amounted to $109,000 in 2012.

In September 2012, data were presented on GenVec’s RSV vaccine program at the International Respiratory Syncytial Virus Symposium, which took place in Sante Fe, New Mexico. Data presented at the conference demonstrated GenVec's universal RSV vaccine candidate is highly immunogenic and produces durable and broad protection from a single intramuscular administration. Protection in cotton rat and mouse models was characterized by functional RSV neutralizing antibodies and no disease potentiation was observed. GenVec's RSV vaccine candidate utilizes a proprietary adenovirus that is capable of generating a broad immune response while avoiding the problems of vector specific immunity that has hampered other vectored vaccines.

In March 2012, data were presented on GenVec's RSV vaccine program at the “Keystone Symposium on Viral Immunity and Host Gene Influence”, which took place in Keystone, Colorado. Data presented at the conference demonstrated encouraging preclinical proof-of-principle findings generated in non-human primates. Specifically, the data showed GenVec's vaccine technology induced neutralizing antibody, and significant T-cell responses with a single administration. The immune responses were consistent with protective responses without disease potentiation and multiple administrations increased the neutralizing antibody responses.

HSV.  We are developing vaccines for the treatment of HSV including HSV type 2 (HSV-2) the virus responsible for most cases of genital herpes. In the United States, HSV-2 infects some 1.6 million new people per year, with approximately 500,000 of those suffering from disease symptoms. At least 40 million people in the United States are infected with HSV-2. Even higher infection rates are evident in developing countries, with further complications in people also infected with HIV. All HSV-2 infections are permanent and result in periodic virus shedding. There is no approved vaccine for HSV-2. Although antiviral regimens have become a standard of care, their inconvenience, cumulative cost and potential for drug resistance further underscore the need for safe, new approaches to reducing HSV-2 lesions, virus shedding, and transmission. Estimated costs of treating HSV in the United States alone are close to $1 billion, primarily for drugs and outpatient medical care.

In March 2008, we received a $600,000 Phase 1 SBIR grant from the NIH for our HSV program. This grant supported work conducted in a collaborative effort by GenVec, the Vaccine and Infectious Disease Institute at Fred Hutchinson Cancer Research Center, and the University of Washington. We completed work under this grant in February 2011.

In December 2012, data were presented on GenVec’s HSV vaccine program at the Keystone Symposia meeting on Immunological Mechanisms of Vaccination, which took place in Ottawa, Ontario. Data presented at the conference demonstrated that a single administration of our genetic vaccine was effective against HSV2 in two industry-accepted HSV disease models. Specifically, immunization was shown to reduce viral shedding, and the recurrence and severity of lesions.

Dengue Fever.  With our collaborators we are generating vaccine candidates for the prevention of dengue fever. Dengue fever is a viral disease spread by mosquitoes that historically affected 50 to 100 million people each year. The virus is found in tropical and sub-tropical climates worldwide, mostly in urban and semi-urban areas. In recent years, dengue fever has spread to many new geographic locations, with cases confirmed in Florida and explosive outbreaks confirmed in Brazil and Venezuela. Symptoms are flu-like and generally occur 3 to 14 days after being bitten by an infected mosquito. Symptoms may include fever, headache, rash, eye pain and body aches. Dengue hemorrhagic fever is the most severe form of the disease and it can be fatal. There is no current vaccine or treatment for dengue fever.

We have entered into the following agreements related to our dengue fever vaccine program:

•	U.S. Naval Medical Research Center. In January 2011, we entered into a collaboration with the NMRC through a CRADA to support their dengue fever vaccine research. Under this agreement, NMRC is responsible for pre-clinical animal studies of vaccines, designed and manufactured by GenVec, including studies in non-human primates.
•	Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. In January 2011, we signed a one-year, $530,000 agreement with the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. to fund the development and preparation of vaccines against dengue fever. Under the agreement, GenVec designed vaccine candidates that utilize GenVec’s adenovector technology and manufactured these vaccine candidates utilizing GenVec’s proprietary cell line. We completed work under this agreement in September 2012.

We are working with our collaborators to explore additional funding mechanisms to advance this program.

Malaria.  With our collaborators we are generating vaccine candidates for the prevention of malaria. There are currently over 300 million cases of malaria in the world each year typically resulting in over two million deaths annually, mostly among children.

We have produced clinical supplies of a multi-antigen vaccine candidate for use by the NMRC in early stage clinical studies.

In April 2010, encouraging clinical and preclinical malaria vaccine data were presented at the Keystone Symposium — Malaria: New Approaches to Understanding Host-Parasite Interactions. Safety, tolerability, immunogenicity, and efficacy data from the Phase 1/2a malaria trial using GenVec technology were presented. Data indicate malaria vaccines given to malaria-naïve adults were found to be safe and well-tolerated with minimal local or systemic reactions and no serious vaccine-related adverse reactions. Sterile protection, a complete absence of parasites in the blood, was seen in 4 out of 15 volunteers that had been inoculated with the vaccine and subsequently challenged with the malaria parasite.

In November 2012, data were presented on GenVec's malaria vaccine program at the American Society of Tropical Medicine and Hygiene (ASTMH) 61st Annual Meeting, which took take place in Atlanta, Georgia. Data presented at the conference highlighted GenVec's success in identifying novel antigens for use in its malarial vaccine development program. Using a proprietary screening technology, GenVec identified new antigens that are as protective as the gold standard: circumsporozoite protein, or CSP, in an industry-accepted mouse model of malaria. Recent data suggest that new antigens are needed and that CSP, used in vaccines being developed by others, may not be sufficient to generate a protective response in an adequate percentage of people. Data presented at the conference also highlighted GenVec's proprietary non-human primate adenoviral vectors that are capable of generating broad immune responses while avoiding the problems of vector-specific immunity which has limited the development of other adenoviruses as vectors for vaccines.

In March 2012, we received a grant from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) to support the Company's malaria vaccine program. This grant, valued at approximately $600,000 over two years, will be used to identify novel highly protective antigens for malaria vaccine development. Revenue recognized under this grant amounted to $94,000 in 2012.

In April 2008, we received a SBIR grant from the NIAID to support our malaria vaccine program. This grant, valued at approximately $600,000, was used to develop enhancements to our vectors for vaccine applications against malaria. In July 2009, we received a grant from the NIAID, valued at approximately $600,000 to identify new antigens for malaria vaccine development. We completed work under these grants in 2012.

We have entered into the following agreements related to our malaria vaccine program:

•	U.S Naval Medical Research Center. In January 2003, we entered into a collaboration with the NMRC, which included a CRADA and a two-year, $1.9 million contract to develop and construct vaccines against malaria and dengue fever using our proprietary adenovector technologies and production cell line. Under the CRADA, NMRC provided us with optimized malaria genes to be used in the development of the adenovector-based vaccines as well as providing preclinical evaluation of the vaccine candidates.

In January 2005, we signed a one-year, $1.6 million fixed price contract for the production of malaria vaccines under current Good Manufacturing Practices (cGMP) standards. The NMRC tested the vaccine candidates in preclinical and animal models to assess safety and effectiveness. In conjunction with the preclinical evaluation of the vaccine, we provided regulatory support to NMRC for an Investigational New Drug application with the FDA. A Phase 1/2a clinical trial conducted by NMRC and funded by the United States Agency for International Development (USAID), the Military Infectious Diseases Research Program, and the Congressionally Directed Medical Research Program was initiated in January 2007.

In October 2012, we signed an agreement worth approximately $3.5 million with the NMRC to further support malaria vaccine development. Under the terms of the agreement, GenVec is responsible for producing clinical supplies of its malaria vaccine, which utilizes its novel, proprietary technology. NMRC plans to use this clinical material to assess the safety and efficacy of these next-generation vectored vaccines using the clinical challenge model developed by NMRC and the Walter Reed Army Institute of Research (WRAIR) malaria vaccine programs, which now are unified as the U.S. Military Malaria Vaccine Program (USMMVP). Under the agreement, GenVec retains the right to commercialize this novel technology. No revenue was recognized under this contract in 2012.

Global HIV Vaccine.  With our collaborators we are developing and have provided adenovector-based vaccine candidates targeted against the major strains of HIV present in the world. The Vaccine Research Center (VRC) at the NIAID has completed multiple Phase 1 and Phase 2a clinical trials involving this vaccine candidate, including an international, 480-subject study.

The VRC has completed multiple Phase 1 and Phase 2a clinical trials involving this vaccine candidate. The vaccine is currently being tested in a Phase 2b study, HVTN 505. HVTN 505 is testing the safety and efficacy of a two-part HIV vaccine regimen consisting of one vaccine designed to prime the immune system followed by another vaccine designed to boost the immune response. The study was initiated in June of 2009 and expanded in August 2011. As of July 2011, 1,173 participants had been enrolled of the planned 1,350, and the trial was expanded by increasing enrollment to 2,200 participants. The study was expanded to determine whether the experimental vaccine regimen is at least 50 percent effective at preventing HIV acquisition during the 18 months following immunization. A secondary goal is to determine whether the vaccine regimen decreases the amount of virus in the blood of vaccine recipients who later become infected with HIV. GenVec manufactured the adenovirus vector component utilized as the boost vaccine for this trial.

We have entered into the following agreements related to our HIV vaccine program:

•	In November 2009, we entered into a contract with SAIC-Frederick, continuing a relationship that began in 2001 for the development of influenza and HIV vaccines pursuant to SAIC-Frederick’s prime grant from the National Cancer Institute. Work under this contract included generation of HIV vaccine candidates, generation of a universal flu vaccine, process and assay development for manufacture of vaccine candidates for clinical testing, and continued support of the HIV vaccine candidates currently in clinical testing. In September 2012, SAIC-Frederick executed its third option period (year four) under which we will be eligible to receive approximately $0.2 million for work performed during the option period. Under the contract, GenVec is eligible to receive up to $22.8 million under the contract, of which $8.1 million has been authorized. Revenue recognized under this contract amounted to $403,000 in 2012. There is no assurance that work will be requested in future periods.
•	In September 2006, we entered into an additional agreement directly with the NIAID to support the transfer of our manufacturing and purification processes to the VRC to further clinical development of an HIV vaccine, including development of a larger-scale manufacturing and product-release process necessary for further clinical grade HIV vaccine production. Work was completed under this contract in September 2011.

ANIMAL HEALTH PRODUCT DEVELOPMENT PROGRAM

We are exploring applications of our technology to treat and prevent diseases for livestock and other animals. With our collaborators, we are developing vaccine and anti-viral candidates for the prevention and containment of FMD outbreaks. FMD is a highly contagious viral disease affecting cows and other animals with cloven hooves. Our novel FMD vaccine approach utilizes our proprietary adenovector technology and is manufactured on a proprietary GenVec cell line that is capable of producing antigens without the use of highly contagious FMD virus. Because the vaccine is produced without using killed virus materials, it can be produced cost effectively in the U.S. and around the world. While the United States has not had an outbreak of FMD since 1929, the highly contagious nature of FMD, and the grave economic consequences of an outbreak, has made developing a vaccine and anti-viral candidates a high priority of the U.S. government. Initial testing with a vaccine against FMD showed that inoculated cattle challenged with the virus causing FMD did not develop symptoms.

In June 2012, the U.S. Department of Agriculture's Animal and Plant Health Inspection Service (APHIS) issued a conditional license for our FMD vaccine for use in cattle. APHIS issued the conditional license to Antelope Valley Bios, Inc., who manufactured the vaccine under a contract from GenVec. This is the first FMD vaccine licensed by the USDA Center for Veterinary Biologics. Under the conditional license, the product may be distributed as authorized by Federal emergency management officials within USDA, should the need for the product arise. APHIS issues conditional licenses in the event of an emergency situation, limited market or other special circumstance. In this case, the special circumstance was the need for an FMD vaccine that was capable of being manufactured in the U.S. that allowed for the differentiation between infected and vaccinated animals. The vaccine is available to agriculture officials in the event of an FMD emergency situation.

We have entered into the following agreements related to our FMD vaccine program:

•	Merial Limited. In December 2010, we entered into a collaboration with Merial Limited to develop and commercialize our proprietary vaccine technology for use against FMD. Merial Limited is the leading FMD vaccine producer in the world, with leading positions in all key markets. Under the agreement, Merial Limited will be responsible for all costs related to the development and commercialization of FMD vaccines developed through the collaboration. We will receive development milestones and royalties on sales. In May 2011, we entered into a second agreement with Merial Limited. Under the agreement, Merial Limited has the right to evaluate GenVec technology for applications in other areas of animal health.
•	U.S. Department of Homeland Security. In January 2007, we signed a three-year contract with the DHS to support the development and manufacture of novel adenovector-based vaccines against FMD, which was eventually extended to May 31, 2011.

In February 2010, we signed a contract with the DHS to continue the development of adenovector-based vaccines against FMD. Under this agreement, we will use our adenovector technology to develop additional FMD-serotype candidate vaccines and also explore methods to increase the potency and simplify the production process of adenovector-based FMD vaccines. This agreement has been extended through December 2013.

•	U.S. Department of Agriculture. In August 2004, we signed a cooperative agreement with the USDA for the development of vaccine candidates against FMD, which was partly funded through an interagency agreement by the DHS. The purpose of the agreement was to further advance the development of our proprietary cell line and adenovector technology for the generation of countermeasure vaccines and anti-viral agents to prevent the spread of FMD. This agreement was completed in December 2007.

TECHNOLOGY PLATFORM

We utilize a complimentary collection of differentiated, proprietary technologies to create product candidates with superior attributes.

Adenovirus Vector Technology.  Our products are developed with our proprietary adenovector technology, which uses modified adenoviruses to deliver genes to target cells. Adenoviruses are naturally occurring viruses that reproduce in certain tissues, spread, and can cause ailments such as a form of the common cold. Our product candidates consist of adenovectors that contain an inserted gene(s). We design our vectors so they cannot replicate or cause diseases. This limits toxicity, including unwanted effects on target cells and the surrounding tissues. We have multiple proprietary adenovectors to suit different applications in therapeutic and vaccine products.

When administered to tissues, our vectors enter target cells, leading the cells to produce the protein encoded by the inserted gene.

We believe adenovectors are desirable gene delivery vehicles because they efficiently deliver genes, can be readily modified, and have the following safety characteristics:

•	Adenoviruses are naturally eliminated from cells and tissues;
•	Vectors derived from adenoviruses have been generally well tolerated in clinical testing when administered locally;
•	Adenovectors have been in clinical trials sponsored by pharmaceutical and biotechnology companies including Bayer AG, Biogen Idec Inc., Genzyme Corporation, Glaxo SmithKline plc, Novartis, Pfizer Inc., and Sanofi S.A.; and
•	Thousands of patients have been treated with GenVec adenovectors with very few serious adverse events related to these vectors.

We believe our differentiated gene delivery technology enables us to:

•	Improve the efficiency of discovering new therapies and vaccines;
•	Rapidly construct and screen product candidates;
•	Identify novel antigens in a quick, and cost-effective manner;
•	Minimize interference from antibodies to adenoviruses;
•	Put genes or antigens rapidly into vectors to evaluate function and usefulness in therapy;
•	Deliver our product candidates to specific organs or cell types to avoid systemic exposure;
•	Achieve efficient delivery of gene or antigen to, and stimulate protein expressions in, target cells;
•	Control the amount and duration of therapeutic protein production to allow flexibility in treating different diseases; and
•	Scale our manufacturing process for commercial production.

We believe our adenovector technology is preferred for therapeutic and vaccine products:

•	For local delivery and expression of therapeutic genes;
•	For cell type specific delivery and expression;
•	For rational vaccine design;
•	For high level antibody and cellular based vaccine responses;
•	For vaccine production without exposure to contagious pathogens; and
•	For the manufacture of new products that cannot be produced using standard technologies.

Local Delivery and Expression of Genes.  To achieve local production of proteins, we administer our product candidates directly to the site of disease using standard medical devices such as syringes. Direct administration of our product candidates into diseased tissue allows us to increase effectiveness by achieving high concentrations of the protein at disease sites while improving safety by avoiding exposure throughout the body.

Control of Gene Expression.  Our technology also allows us to modify the location, duration, and rate of therapeutic gene expression. We alter gene expression by inserting a sequence of DNA, called a promoter, into our vectors adjacent to the target gene. We tailor our technology to the therapeutic or vaccine product need. For some diseases, long-term expression of the therapeutic gene is required to achieve a clinical benefit while high level antigen expression from our molecule vaccines is preferred. Moreover, our adenovector technology allows multiple antigens or therapeutic genes to be efficiently expressed for therapeutic benefit. We have also shown that local production of therapeutic proteins by regulating expression by inserting a specific proprietary promoter that either limits expression to specific cell types or can regulate expression after specific treatments can be preferred.

New Adenovector Platforms.  We have generated vectors based on different types of adenovirus. These vectors have the potential to improve vaccine potency, avoid neutralizing antibodies, and generate mucosal immune responses. These new adenovectors are being explored as second-generation therapeutics and vaccine candidates.

Proprietary Cell Lines.  We have developed a proprietary production cell line 293-ORF6, which supports the growth of adenovectors. We have developed 293-ORF6 cells and a modification of these cells, M2A, to meet the needs for manufacture of our therapeutic and vaccine products. M2A cells have been developed to produce vectors, in particular vaccine vectors, that express antigens or proteins that interfere with the growth of the vector. In August 2009, we received a Phase 2 SBIR grant, valued at $2.5 million, from the NIAID to support the development of our cell line and vector production technology. Revenue recognized under this grant amounted to $2.1 million through December 31, 2012. Work under this grant is expected to be completed in 2013.

RESEARCH AND DEVELOPMENT

As a biopharmaceutical company developing biologic products, and to support the activities discussed above, we have significant research and development expenditures each year. Our research and development expenses were $14.3 million and $17.4 million for the years ended December 31, 2012 and 2011, respectively. These expenses were divided between our research and development platforms in the following manner:

	Years ended December 31,
(in millions)	2012	2011
TNFerade(1)	$0.8	$2.2
Vaccines	7.6	6.3
Hearing	5.6	8.4
Other Clinical Programs	0.3	0.5
Total	$14.3	$17.4

(1)	On March 29, 2010, we announced that we discontinued our Phase 3 clinical study of TNFerade in patients with locally advanced pancreatic cancer because an interim analysis of clinical data indicated that the trial would not meet its primary endpoint. Expenses in 2012 and 2011 consist of wind-down costs of the PACT trial and costs associated with other TNFerade matters.

INTELLECTUAL PROPERTY

We generally seek patent protection for our technology and product candidates in the U.S. and abroad. We have submitted patent applications that are pending in the U.S. and other countries. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. Our success will depend, in part, on whether we can:

•	Obtain patents to protect our own products;
•	Obtain licenses to use the technologies of third parties, which may be protected by patents;
•	Protect our trade secrets and know-how; and
•	Operate without infringing the intellectual property and proprietary rights of others.

Patent Rights and Licenses.  We and our licensors have patents and continue to seek patent protection for technologies that relate to our product candidates, as well as technologies that may prove useful for future product candidates. As of December 31, 2012, we hold or have licenses to 264 issued, allowed, or pending patents worldwide, 85 of which are issued or allowed in the U.S. These patents and patent applications pertain to (the composition of matter of our vectors), genes that encode therapeutic proteins; expression control elements that regulate the production of the therapeutic proteins by such genes and targeting technology for enhanced target cell selectivity of our product candidates; cell lines used to manufacture our product candidates; methods of constructing, producing (including purification, quality control, and assay techniques), storing, and shipping our product candidates; methods of administering our product candidates; and methods of treating disease using our product candidates.

Hearing Loss Program.  We have licensed the Atoh1 gene from the Baylor College of Medicine. This license is worldwide and is exclusive for gene therapy applications. We licensed our rights to this gene to Novartis as part of our worldwide collaboration with Novartis to develop treatments for hearing loss and balance disorders.

Targeted Vectors.  We have issued patents expiring beginning in 2014 and pending patent applications covering our technology that allow for the delivery of genes in adenovectors to essentially all cell types, as well as our targeted vectors, which are designed for the purpose of creating product candidates that deliver genes in adenovectors only to selected cells. We are aware, however, of issued patents and pending patent applications of third parties relating to such vectors. It could be alleged that our targeted vectors conflict with such existing or future patents. In May 1998, we entered into an Amended and Restated Exclusive License Agreement with the Cornell Research Foundation, which was subsequently amended. Pursuant to the Cornell agreement we license certain proteins, genes, gene vectors and similar biological materials that relate to our adenovector platform. We are obligated to pay Cornell a yearly maintenance fee of $50,000 (creditable against any royalties payable in that year). No royalty payments have been made to date, and prior to commercialization of a licensed product, we have no royalty obligations to Cornell. The Cornell agreement may be terminated by Cornell or by us in the event of an uncured material breach by the other party or by us for any reason with prior written notice. The Cornell agreement continues in full force until the expiration of all patents or applications covered thereby, unless otherwise terminated. The latest expiring patent under the Cornell agreement expires on July 31, 2020.

Licenses to Genes.  To create our product candidates, we combine our vectors with genes intended to produce proteins with therapeutic potential. We have secured licenses to applicable genes for this purpose. We often seek to obtain exclusivity, consistent with our business needs, when securing such licenses. In return for the rights we receive under our gene licenses, we typically are required to pay royalties based on any commercial sales of the applicable product during a specified time period, as well as provide additional compensation, including up-front license fees and product development-related milestone payments.

Any of our licenses may be terminated by the licensor if we are in material breach of a term or condition of the particular license agreement, or if we become insolvent. In addition, some of our licenses require us to achieve specific milestones.

Production, Purification, Quality Assessment, and Formulation Technology.  We hold issued patents expiring beginning in 2019 and have pending patent applications pertaining to the production, purification, quality assessment, and formulation of our product candidates. In particular, we hold issued patents covering the process for manufacturing our product candidates, the purification of our product candidates applicable to both research and commercial scales, methods of assessing and confirming the quality and purity of our product candidates for clinical testing and commercialization, and product formulations that improve the stability of product candidates and allow our product candidates to be conveniently stored, shipped, and used. We are aware, however, of issued patents and pending patent applications of third parties relating to these and other aspects of production, purification, quality assessment, and formulation technology. It could be alleged that our production, purification, quality assessment, and formulation technology conflict with such existing or future patents.

We anticipate that we, and our current and future licensors, will continue to seek to improve existing technologies, develop new technologies and, when appropriate, secure patent protection for such improvements and new technologies.

Certain patents pertaining to our product candidates may be eligible for Patent Term Extension under 35 U.S.C. §156. The term of any patent that claims a human drug product (including human biological products), a method of using a drug product, or a method of manufacturing a drug product is eligible for an extension to restore that portion of the patent term that has been lost as a result of FDA review subject to certain limitations.

Trade Secrets.  To a more limited extent, we rely on trade secret protection and confidentiality agreements to protect our interests. It is our policy to require our employees, consultants, contractors, manufacturers, collaborators, and other advisors to execute confidentiality agreements upon the commencement of employment, consulting, or collaborative relationships with us. We also require signed confidentiality agreements from any entity that is to receive confidential data. With respect to employees, consultants, and contractors, the agreements generally provide that all inventions made by the individual while rendering services to us shall be assigned to us as our property.

MANUFACTURING AND SUPPLY

Technology for Production, Purification, Quality Assessment, and Formulation.  We believe our proprietary production technology and know-how facilitate the production, purification, quality assessment, and formulation of our product candidates. The structure of our vectors and the procedures for their production and purification enable us to minimize the presence of contaminants. We believe our proprietary positions provide a competitive advantage in the following areas:

•	Production and Scale-Up. We produce our adenovectors using cell lines grown under standardized and controlled conditions. We have developed specialized proprietary cell lines for production of our vectors. We employ materials that are free of animal-derived components. We have designed our production processes to be scalable for commercial production and to reduce the potential for contamination.
•	Purification. We have proprietary methods for the purification of our vectors that we believe are scalable to commercial levels as well as suitable for small-scale use in discovery and testing of new product candidates.
•	Quality Assessment. We have established proprietary methods to assess and confirm the quality and purity of vectors for research purposes and clinical testing. We use advanced techniques to determine the physical characteristics of our product candidates as a means to establish product consistency and purity. We have an issued U.S. patent covering this technology. We believe these methods are also suitable for quality assessment of commercial production.
•	Formulation. We have developed a novel product formulation that improves the stability of our vectors and is covered by issued U.S. patents. Our formulation allows products to be stored, shipped, and used in a controlled manner that assures activity for the duration of the product shelf-life. For research purposes, our formulation enhances the ease and reproducibility of testing.

Manufacturing Strategy.  We rely on third-party manufacturers or our collaborators for cGMP production for clinical trials and intend to do so for any future commercialization of our product candidates. We have significant experience working with contract manufacturers and we have successfully transferred our manufacturing process to several collaborators and contract manufacturers. Our research and development facility is located in Gaithersburg, Maryland where we have established laboratories and staff to support the non-cGMP production and process development of more advanced manufacturing processes and characterization methods for our product candidates. Many of the production and assay technologies developed for our now discontinued TNFerade clinical study, and those developed under our HIV vaccine contract with NIH, are suitable for our other product development programs.

We continue to develop our own manufacturing and testing capabilities while continuing to use third-party contractors in areas where we lack sufficient internal capability.

We currently have two suppliers for our clinical manufacturing components, one for human health and one for animal health candidates. Currently, we procure raw materials, including specialized components known as resins, for our product purification and testing methods from a limited number of suppliers. We also procure nutrients used to support the growth of microorganisms or other cells from Life Technologies Corporation.

OUR COMPETITION

Competition in the discovery and development of new methods for treating and preventing disease is intense. We face, and will continue to face substantial competition from pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies both in the U.S. and abroad. We face competition from organizations pursuing the same or similar technologies used by us in our drug discovery efforts and from organizations that are competitive with our potential therapeutic and vaccine product candidates.

Many of our competitors, either alone or together with their collaborative partners, have substantially greater financial resources and larger research and development organizations. In addition, our experience in clinical trials, obtaining FDA and other regulatory approvals, manufacturing and commercialization of products may be more limited. We also compete in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully depends on adequate funding and collaborators who can supplement our capabilities.

We are aware of products under development by our competitors which target the same prevention or treatment of disease. There are several development-stage and established entities, including major pharmaceutical and biotechnology companies that are actively engaged in infectious disease vaccine research and development. These include Sanofi S.A., Novartis, GlaxoSmithKline plc, MedImmune, Inc., (a wholly owned subsidiary of AstraZeneca), Merck & Co., Inc., Pfizer Inc., Crucell N.V., Bavarian Nordic A/S, Okairos S.r.l., Intercell A.G., Genocea BioSciences Inc., Vical Incorporated, Emergent Biosolutions Inc., and Novavax Inc. among others.

We believe our competitive success will be based on the efficacy and safety of our products, as well as our ability to create and maintain scientifically advanced technology, attract and retain skilled scientific and management personnel, obtain patents or other protection for our products and technology, obtain regulatory approvals, and successfully commercialize our products either independently or through collaborators.

Hearing Loss and Balance Disorders.  The market for hearing loss treatments is dominated by devices such as hearing aids or cochlear implants, which are the current standard of care. There are no FDA-approved drug therapies. Several biotechnology and pharmaceutical companies have announced research programs into therapies for either the restoration of function or for the protection of hearing function. These therapies are in various stages of development.

RSV Vaccine.  There are a number of companies pursuing the development of a RSV vaccine. These include but are not limited to Medimmune Inc., Sanofi S.A., Bavarian Nordic A/S, Crucell N.V., Novavax Inc., AlphaVax Inc., NanoBio Corporation, and Okairos S.r.l.

HSV Vaccine.  HSV vaccines are currently under development by Genocea BioSciences Inc., Sanofi S.A., Vical Incorporated, Coridon Pty Ltd., and Alphavax Inc.

Dengue Fever Vaccine.  There are currently no approved vaccines for dengue fever. Known companies working to develop a dengue fever vaccine include Sanofi S.A., GlaxoSmithKline plc, Merck & Co., Inc., the NIH and Vical Incorporated.

FMD Vaccine.  Vaccine manufacturers include Merial Limited, Intervet Inc., a subsidiary of Merck & Co. Inc., Bayer AG, Indian Immunological Ltd., and other local vaccine producers around the world, including government producers as well as Novavax Inc.

Malaria Vaccine.  There are currently no vaccines approved for the prevention of malaria. Companies developing malaria vaccines include GlaxoSmithKline plc, Sanofi S.A., Crucell N.V., Genocea BioSciences Inc., Sanaria and Okairos S.r.l.

HIV Vaccine.  There are currently no vaccines approved for the prevention of HIV infection. Competitors include but are not limited to Sanofi S.A., Sumagen Co. Ltd. and GeoVax Labs Inc.

GOVERNMENT REGULATION

Regulation of Biologic Products.  The research, development, testing, manufacture, quality, safety, effectiveness, labeling, packaging, storage, approval, distribution, marketing, advertising, and promotion of any biologic products developed by us or our collaborators are subject to regulation by federal, state, local, and foreign governmental authorities. In the U.S., new drugs are subject to extensive regulation under the Federal Food, Drug, and Cosmetic Act, and biologic products, such as therapeutic products and vaccines, are subject to regulation both under provisions of that Act and under the Public Health Service Act. The process of obtaining FDA approval for a new product is costly and time-consuming, and the outcome is not guaranteed. If approved, drug products are subject to ongoing regulation, and maintaining compliance with appropriate federal, state, local, and foreign statutes and regulations will require the expenditure of substantial time and financial resources.

Biologic Product Candidates for Human Health

The steps required before our proposed investigational biologic products may be marketed in the U.S. (other than for veterinary biologics, including our FMD vaccine product candidate, which are discussed below), include:

•	Performance of preclinical (animal and laboratory) tests;
•	Submission to the FDA of an Investigational New Drug application (IND), which must become effective before human clinical trials may commence;
•	Performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the investigational product in the intended target population for each indication for which approval is sought;
•	Performance of a consistent and reproducible manufacturing process intended for commercial use;
•	Submission to the FDA of a Biologics License Application (BLA); and
•	FDA approval of the BLA before any commercial sale or shipment of the biologic product.

Preclinical studies may take several years to complete. The results of these studies, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND. The FDA must review the IND prior to the commencement of human clinical trials. Unless the FDA raises concerns (such as concerns that human research subjects will be exposed to unreasonable risks), the IND will become effective 30 days following its receipt by the FDA, and the clinical trials covered by the IND may commence.

Clinical trials typically are conducted in three sequential phases, which often overlap. In Phase 1, a drug is typically studied in a small number of healthy volunteers or patients to test the drug for safety or adverse effects, dosage tolerance, absorption, metabolism, excretion, and clinical pharmacology. Phase 2 involves clinical trials in the targeted patient population to determine the effectiveness of the drug for specific, targeted indications, to determine dosage tolerance and optimal dosage, and to gather additional safety data. Phase 3 clinical trials are commonly referred to as pivotal, or registrational, studies and are conducted to further evaluate dosage, to provide substantial evidence of clinical efficacy, and to further test for safety in an expanded and diverse patient population. Each phase may take several years to complete.

The conduct of the clinical trials is subject to extensive regulation, including compliance with good clinical practice regulations and guidelines, obtaining informed patient consent, sponsor monitoring, auditing of the clinical, laboratory and product manufacturing sites, and review and approval of each study by an independent institutional review board (IRB) for each site proposing to conduct the clinical trial. The FDA, the IRB, or the sponsor may, at its discretion, suspend or terminate a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Promising data in early-stage clinical trials do not necessarily assure success in later-stage clinical trials. The FDA may request that additional clinical trials be conducted as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

After the completion of the required clinical trials, if we believe the data indicate the biologic product is safe and effective, a BLA is prepared and submitted to the FDA. This process takes substantial time and effort. The FDA may refuse to file the BLA and request additional information, in which case, the application must be resubmitted with the supplemental information. Once a BLA is deemed filed by the FDA, there is no guarantee the FDA will approve the BLA. The FDA has substantial discretion in the approval process and may disagree with our interpretation of the preclinical or clinical data and request additional data and information, which could significantly delay, limit, or even prevent regulatory approval.

As part of this review, the FDA may refer the BLA to an appropriate advisory committee, typically a panel of physicians, for review, evaluation, and an approval recommendation. Although the FDA is not bound by the opinion of the advisory committee, advisory committee discussions may further delay, limit, or prevent approval. The FDA also may conclude that as part of the BLA, the sponsor must develop a risk evaluation and mitigation strategy (REMS) to ensure that the benefits of the drug outweigh the risks. A REMS may have different components, including a package insert directed to patients, a plan for communication with healthcare providers, restrictions on a drug’s distribution, or a medication guide to provide better information to consumers about the drug’s risks and benefits.

If the FDA’s evaluations of the BLA are favorable and the agency concludes that the standards for approval have been met, it will issue an approval letter. If the FDA believes the BLA is deficient in some way that precludes approval, it will issue a Complete Response Letter that generally identifies the deficiencies, which can be minor, for example, requiring labeling changes, or major, for example, requiring additional preclinical or clinical studies. The Complete Response Letter may also include recommended actions that the applicant might take to place the BLA in a condition for approval. If a Complete Response Letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the BLA. If the deficiencies have been addressed to the FDA’s satisfaction, the FDA may issue an approval letter. Even if the requested information and data are submitted, however, the FDA may ultimately decide that the BLA does not satisfy the criteria for approval.

Prior to granting approval, the FDA generally conducts an inspection of the facilities, including third-party contract facilities that will be involved in the manufacture, production, packaging, testing, and control of the drug substance and finished drug product for cGMP compliance. The FDA will not approve the BLA unless cGMP compliance is satisfactory. In addition, each manufacturing establishment must be registered with the FDA and is subject to periodic FDA inspection. To supply products for use either inside or outside the U.S., including for investigation in clinical trials, domestic and foreign manufacturing establishments, including third-party facilities, must comply with cGMP regulations and are subject to periodic inspection by the corresponding regulatory agencies in their home country, often under reciprocal agreements with the FDA or by the FDA.

After a biologic product is approved, it is subject to significant ongoing regulation and must comply with requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution, and recordkeeping. Additionally, as a condition of BLA approval, the FDA may require post-approval testing (referred to as Phase 4 clinical trials) and surveillance to monitor the product’s safety or efficacy. In addition, the holder of an approved BLA is required to keep extensive records, to report certain adverse reactions, production deviations, and other problems to the FDA, to provide updated safety and efficacy information, and to comply with requirements concerning advertising and promotional labeling for their products. Generally, a company can promote a product only for those claims relating to safety and efficacy that are consistent with the labeling approved by the FDA and supported by substantial evidence. Failure to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities could result in administrative or judicially imposed sanctions or other setbacks, including warning letters, restrictions on the product, product recalls, suspension or withdrawal of approval, seizures, injunctions, civil fines, and criminal sanctions.

Furthermore, if the FDA becomes aware of new safety information, it may require post-approval studies or clinical trials to investigate known serious risks or signals of serious risks or in response to the occurrence of unexpected serious risks. If a post-approval study is required, periodic status reports must be submitted to the FDA. Failure to conduct such post-approval studies in a timely manner may result in substantial civil fines. In addition, newly discovered or developed safety or efficacy data may require changes to an approved product’s distribution or labeling, including the addition of new warnings or contraindications, or suspended marketing or withdrawal of the product.

In addition to regulatory approvals that must be obtained in the U.S., a biologic product is also subject to regulatory approval in other countries in which it is intended to be marketed. No such product can be marketed in a country until the regulatory authorities of that country have approved an appropriate license application. FDA approval does not assure approval by other regulatory authorities. In addition, in many countries the government is involved in the pricing of the product. In such cases, the pricing review period often begins after market approval is granted.

On March 23, 2010, the Biologics Price Competition and Innovation Act of 2009, or BPCIA, was signed into law. It creates an abbreviated approval pathway for biologic products that are “biosimilar” to a previously approved biologic product, which is called the “reference product.” This abbreviated approval pathway is intended to permit a biosimilar product to come to market more quickly and less expensively than if a “full” BLA were submitted, by relying to some extent on FDA’s previous review and approval of the reference product to which the proposed product is similar. If a proposed biosimilar product meets the statutory standards for approval (which include demonstrating that it is highly similar to the reference product and there are no clinically meaningful differences in safety, purity, or potency between the products), the proposed biosimilar may be approved on the basis of an application that is different than the standard BLA. In addition, a biosimilar product may be approved as interchangeable with the reference product if the proposed product application meets standards intended to ensure that the biosimilar product can be expected to produce the same clinical result as the reference product.

The BPCIA provides exclusivity periods during which a product approved under a BLA cannot be relied on as a reference product. No biosimilar application may be submitted to FDA for a period of four years after the reference product was approved, and no biosimilar application may be approved until twelve years after the reference product’s approval. If pediatric studies with the reference product are performed and accepted by the FDA, the twelve-year exclusivity period will be extended for an additional six months. Additionally, the first biosimilar product approved as interchangeable with a reference product will be granted an exclusivity period of varying length, depending on the factual circumstances. Because the BPCIA is a highly complicated statute that has only recently been enacted, there is uncertainty as to how many important components of the new law will be implemented. Some issues may be resolved by issuance of regulations or agency guidance, but other positions may develop on an ad hoc basis as FDA confronts them in the context of specific applications.

Biologic Products Candidates for Animal Health

Our FMD vaccine product candidate is subject to a separate regulatory regime. In the U.S., governmental regulation of animal health products is primarily provided by two agencies: the Animal and Plant Health Inspection Service (APHIS) within the Department of Agriculture (USDA) and the FDA. Vaccines for animals are considered veterinary biologics and are regulated by the Center for Veterinary Biologics of the USDA under the auspices of the Virus-Serum-Toxin Act. The USDA licensing process involves the submission of several data packages. These packages include information on how the product will be manufactured, information on the efficacy and safety of the product in laboratory and target animal studies and information on performance of the product in field conditions. The USDA may issue one of two types of licenses: a full license or a conditional license. Conditional licenses are used to meet an emergency condition, limited market, local situation, or other special circumstance and do not permit the general commercialization of the product. Conditionally licensed products are required to be pure and safe, and have a reasonable expectation of efficacy. Conditional licenses are effective for a finite time period and distribution of conditionally licensed products in each state is limited to authorized recipients designated by proper State officials. Conditional licenses may be renewed if the applicant demonstrates a good-faith effort toward obtaining full licensure.

In June 2012, APHIS issued a conditional license for our FMD vaccine for use in cattle. The conditional license was issued because of the need for an FMD vaccine that is capable of being manufactured in the United States that allows for the differentiation between infected and vaccinated animals. The vaccine is available to agriculture officials in the event of an FMD emergency situation.

Reimbursement of Pharmaceutical Products.  If and when our products reach commercialization, insurance companies, health maintenance organizations, other third-party payers, and federal and state governments will be the primary payers for our products. The largest payer in this group will probably be the Centers for Medicare and Medicaid Services (CMS), the federal agency that administers the Medicare program. Under Medicare, there are different reimbursement methodologies for certain drugs and biologic products that depend on the site of service. These methodologies generally use average sales price (ASP) information. Manufacturers, including us when we or our collaborators commercialize, are required to provide ASP information to CMS on a quarterly basis. If a manufacturer is found to have made a misrepresentation in the reporting of ASP, the statute provides for civil monetary penalties of up to $10,000 for each misrepresentation for each day in which the misrepresentation was applied. This information is used to compute Medicare payment rates, updated quarterly based on this ASP information. Until enough ASP data are available to calculate a payment rate, reimbursement is wholesale acquisition cost (WAC) plus 6%. There also is a mechanism for comparison of the ASP for a product to the widely available market price and the Medicaid Average Manufacturer Price for the product, which could cause further decreases in Medicare payment rates, although this mechanism has yet to be utilized. For physician-administered drugs and biologic products furnished in a physician’s office, if the physician purchases the drug or biologic product, CMS will reimburse the physician based upon that drug or biologic product’s Average Sales Price (ASP) plus 6%. The average sales price is determined by CMS based upon information reported by manufacturers. Medicare also has several reimbursement methodologies for drugs and biologic products administered in hospital outpatient departments. New drugs and biologics whose cost is “not insignificant” in relation to payment for related procedures are granted “pass-through status” and are reimbursed at ASP plus 6% for the first two to three years of payment under the Medicare hospital outpatient prospective payment system. For many other drugs and biologic products that do not qualify for pass-through status but have an average cost per day greater than $80, the current Medicare payment to a hospital outpatient department is ASP plus 6%. Drugs and biologic products with an average cost per day equal to or less than $80 are not separately reimbursed; payment for these products is included in payment for the associated procedure. Payment levels for drugs without pass-through status and the $80 threshold are subject to change through regulation each calendar year. In addition, Congress may change Medicare reimbursement amounts or methods by statute. For example, beginning April 1, 2013, Medicare payments for all items and services, including drugs and biologicals, will be reduced by up to 2% under the sequestration required by the Budget Control Act of 2011 (BCA), as amended by the American Taxpayer Relief Act of 2012 (ATRA), unless Congress acts to prevent the cuts. In addition, Congress or CMS could change the calculation of ASP through statute or regulation. Health reform legislation enacted in March of 2010, the Patient Protection and Affordable Care Act of 2010 (PPACA), also requires CMS to test new payment methodologies that would bundle payment for physician and hospital services and supplies, including drugs and biological products, for an episode of care. Changes to the calculation of ASP or Medicare reimbursement methodologies could affect reimbursement for our products and could negatively impact our results of operations, once we begin to commercialize products that could be reimbursed by the Medicare program.

Effective January 1, 2006, an expanded prescription drug benefit for all Medicare beneficiaries (known as Medicare Part D) commenced to provide Medicare beneficiaries with drug coverage for self-administered drugs and biologic products and other drugs and biologic products not covered by Medicare, including many vaccines. This voluntary benefit is being implemented through private plans under contractual arrangements with the federal government. Currently, these plans negotiate directly with pharmaceutical manufacturers for rebates on drugs dispensed to Medicare Part D beneficiaries. Like pharmaceutical coverage through private health insurance, Medicare Part D plans establish formularies and use other utilization management tools when determining the drugs and biologic products that are offered by each plan. These formularies can change on an annual basis, subject to federal governmental review. These plans may also require beneficiaries to provide out-of-pocket payments for such products. Effective January 1, 2008, private Medicare Part D plans pay physicians one payment that includes both the administration cost and the cost of the vaccine for those vaccines that are not already covered by law under a different component of the Medicare program. PPACA requires manufacturers to pay rebates of 50% on all drugs dispensed to beneficiaries, other than low income beneficiaries, in the Medicare Part D coverage gap, often referred to as the “donut hole.” It is possible that future health reform legislation would require the government to negotiate Medicare Part D rebates directly, which could result in much higher rebate amounts than those currently negotiated with the plans. In addition, although certain treatments are currently included in CMS’s protected classes of drugs for purposes of Medicare Part D formularies, which generally ensures inclusion on plan formularies, it is possible that future regulatory or legislative changes could change that status.

Federal law requires pharmaceutical manufacturers to pay rebates on covered outpatient drugs reimbursed by the Medicaid program as a condition of having federal funds being made available to pay for those drugs under Medicaid and Medicare Part B. Rebate amounts for a product are determined by a statutory formula that is based on prices defined by statute: average manufacturer price (AMP), which must be calculated for all products that are covered outpatient drugs under the Medicaid program, and best price, which must be calculated only for those covered outpatient drugs that are innovator products, such as biologic products and products approved under new drug applications. A pharmaceutical manufacturer is required to report AMP and best price for each of its covered outpatient drugs to the government on a regular basis. Various states have adopted mechanisms under Medicaid that seek to control drug reimbursement, including by disfavoring certain higher priced drugs and by seeking supplemental rebates from manufacturers. PPACA and subsequent legislation made significant changes to the Medicaid drug rebate program, including changing the definition of AMP, increasing the minimum rebate percentage, changing the rebate calculation for new formulations of existing products, capping the rebate amount for innovator products at 100% of AMP, and expanding rebates to Medicaid managed care populations. We expect that a significant portion of our revenue from sales of our products will be obtained through government payers, including Medicaid, and any failure to qualify for reimbursement for our products under those programs would have a material adverse effect on future revenues from sales of our products.

A pharmaceutical manufacturer must also participate in the 340B drug pricing program in order for federal funds to be available to pay for the pharmaceutical manufacturer’s drugs under Medicaid and Medicare Part B. Under this program, the participating pharmaceutical manufacturer agrees to charge statutorily-defined covered entities no more than the 340B discounted ceiling price for the pharmaceutical manufacturer’s covered outpatient drugs. The formula for determining the discounted purchase price is defined by statute and is based on the AMP and rebate amount for a particular product as calculated under the Medicaid drug rebate program, discussed above. PPACA also obligates the Secretary of the Department of Health and Human Services to create regulations and processes to improve the integrity of the program and to update the agreement that manufacturers must sign to participate in the program to obligate manufacturers to sell to covered entities if manufacturers sell to any other purchaser and to report to the government the ceiling prices for its drugs. In addition, legislation may be introduced that, if passed, would further expand the 340B drug pricing program to include additional covered entities or would require participating manufacturers to agree to provide 340B discounted pricing on drugs used in the inpatient setting. as well as inpatient purchases by covered entity hospitals, and would obligate pharmaceutical manufacturers to sell to covered entities if they sell to any other purchaser. To the extent that PPACA and subsequent legislation, as discussed above, causes the statutory and regulatory definitions of AMP and the Medicaid rebate amount to change, these changes also impact the discounted purchase prices that a pharmaceutical manufacturer is obligated to provide under the 340B drug pricing program.

In order to be eligible to have our products paid for with federal funds under the Medicaid and Medicare Part B programs and purchased by certain federal agencies and grantees, we anticipate that we will participate in the Department of Veterans Affairs (VA) Federal Supply Schedule (FSS) pricing program, established by Section 603 of the Veterans Health Care Act of 1992. Under this program, we will be obligated to make our product available for procurement on an FSS contract and charge a price to four federal agencies – VA, Department of Defense (Dod), Public Health Service, and Coast Guard – that is no higher than the statutory Federal Ceiling Price (FCP). The FCP is based on the non-federal average manufacturer price (Non-FAMP), which we will be required to calculate and report to the VA on a quarterly and annual basis.

To the extent our other products become available in the retail pharmacy setting when they are commercialized, we would be subject to Section 703 of the National Defense Authorization Act for Fiscal Year 2008. DoD has established a program under which it seeks FCP-based rebates from drug manufacturers on TRICARE retail utilization of covered drugs. Under this authority, DoD asserts an entitlement to rebates on TRICARE Retail Pharmacy utilization from January 28, 2008 forward, unless DoD grants a waiver or compromise of amounts due. Rebates are computed by subtracting the applicable FCP from the corresponding annual Non-FAMP. DoD has asserted the right to apply offsets and/or proceed under the Debt Collection Act in the event that a company does not pay rebates or request a waiver of rebate liability in a timely fashion. Additionally, companies that want their covered drugs to be eligible for favorable positioning on DoD’s Uniform Formulary must enter into a Section 703 Agreement with TMA under which the company agrees to pay the quarterly rebates.

Once we begin commercializing our products, we expect to experience pricing pressures in the United States in connection with the sale of these products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals. We are unable to predict what additional legislation, regulations or policies, if any, relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation, regulations or policies would have on our business. Any cost containment measures, including those listed above, or other healthcare system reforms that are adopted could have a material adverse effect on our ability to operate profitably.

In addition to the changes discussed above, PPACA substantially changes the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. PPACA contains a number of provisions that are expected to impact our business and operations, in some cases in ways we cannot currently predict. Changes that may affect our business following the commercialization in the U.S. of our products include those governing expanded enrollment in federal and private healthcare programs, new Medicare reimbursement methods and rates, increased rebates and taxes on pharmaceutical products, and revised fraud and abuse and enforcement requirements. These changes will impact existing government healthcare programs and will result in the development of new programs.

Many of PPACA’s most significant reforms do not take effect until 2014 and thereafter, and their details will be shaped significantly by implementing regulations that have yet to be finalized. In 2012, the Supreme Court of the United States heard challenges to the constitutionality of the individual mandate and the viability of certain provisions of PPACA. The Supreme Court’s decision upheld most of PPACA and determined that requiring individuals to maintain “minimum essential” health insurance coverage or pay a penalty to the Internal Revenue Service was within Congress’s constitutional taxing authority. However, the Supreme Court struck down a provision in the PPACA that penalized states that choose not to expand their Medicaid programs through an increase in the Medicaid eligibility income limit from a state’s current eligibility levels to 133% of the federal poverty limit. As a result of the Supreme Court’s ruling, it is unclear whether states will expand their Medicaid programs by raising the income limit to 133% of the federal poverty level and whether there will be more uninsured patients in 2014 than anticipated when Congress passed PPACA. For each state that does not choose to expand its Medicaid program, there will be fewer insured patients overall. The reduction in the number of insured patients could impact our sales, business and financial condition following the commercialization of our products in the U.S.

Other Regulations.  Our business is also subject to regulation under various state and federal environmental laws, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, and the Toxic Substances Control Act. These and other laws govern our use, handling, and disposal of various biological, chemical, and radioactive substances used in and wastes generated by our operations. We are not aware of any costs or liabilities in connection with any environmental laws that will have a material adverse effect on our business or financial condition.

If and when any of our products become commercialized, we could be subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. The healthcare fraud and abuse laws and regulations that may affect our ability to operate include:

•	The Anti-Kickback Law, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering, or providing any kickback, bribe, or other remuneration, directly or indirectly, in exchange for or to induce the purchase, lease, order, or recommending of, any item or services for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs;
•	Federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other federally funded health care programs that are false or fraudulent, or statements that are knowingly false or fraudulent that support such claims or reduce obligations owed to the federal government, and which may apply to entities like us in relation to our submission of pricing data to the federal government under the programs discussed above and also to the extent that our interactions with customers may affect their billing or coding practices and submission to the federal government;
•	The Health Insurance Portability and Accountability Act of 1996 (HIPAA) which established federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services;
•	The Federal Sunshine Act provisions of PPACA, which require applicable manufacturers to report, with certain exceptions, payments and other transfers of value made to physicians and teaching hospitals; and
•	State and foreign law equivalents and analogues of each of the above federal laws, such as anti-kickback, consumer protection, false claims laws, state marketing disclosure laws and the Foreign Corrupt Practices Act, which may apply to items or services reimbursed by any third-party payer, including state and local as well as commercial insurers, or when physicians are employees of a foreign government entity.

EXECUTIVE OFFICERS OF THE REGISTRANT

Name	Age	Present Position with the Registrant
Cynthia Collins	54	President and Chief Executive Officer
Douglas J. Swirsky	43	Sr. Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary
Douglas E. Brough, Ph.D.	58	Sr. Vice President, Research
Bryan T. Butman, Ph.D.	60	Sr. Vice President, Development

The Board of Directors appoints all executive officers annually. There is no family relationship between or among any of the executive officers or directors, or any arrangement or understandings pursuant to which the officers were appointed.

Cynthia Collins serves as President and Chief Executive Officer. Ms. Collins has served as President and Chief Executive Officer and as a director of the Company since May 2012. Ms. Collins previously served as Group Vice President, Cellular Analysis Business of Beckman Coulter from 2007 to until its sale in 2011. Prior to joining Beckman Coulter, Ms. Collins served as Chief Executive Officer of Sequoia Pharmaceuticals, Inc., a private biotechnology company developing antiviral drugs. Prior to joining Sequoia Pharmaceuticals, Ms. Collins served as President of Clinical Micro Sensors, Inc., a wholly owned subsidiary of Motorola where she directed the development and commercialization of molecular diagnostic microarray products and led the eventual strategic divestiture of the division. Before Motorola, she spent over 17 years at Baxter Healthcare in a variety of executive roles, including President of Global Oncology and Vice President of Strategy and Portfolio Management of BioScience. Prior to joining Baxter Healthcare, she worked six years with Abbott Laboratories in a series of operational assignments. Ms. Collins received her undergraduate degree in Microbiology from the University of Illinois and her Masters in Business Administration from the University of Chicago Booth School of Business.

Douglas J. Swirsky joined GenVec in 2006 and serves as Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary. Prior to joining GenVec, Mr. Swirsky was a Managing Director and the Head of Life Sciences Investment Banking at Stifel Nicolaus from 2005 to 2006 and held investment banking positions at Legg Mason from 2002 until Stifel Financial’s acquisition of the Legg Mason Capital Markets business in 2005. Mr. Swirsky, a Certified Public Accountant and a CFA charter holder, has also previously held investment banking positions at UBS, PaineWebber, and Morgan Stanley. His experience also includes positions in public accounting and consulting. Mr. Swirsky received his B.S. in Business Administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Swirsky is a member of the Board of Directors of PolyMedix, Inc. and Fibrocell Science, Inc.

Douglas E. Brough, Ph.D. joined GenVec in 1993 and currently serves as Senior Vice President, Research. Dr. Brough has held several positions at GenVec including Vice President, Head of Research, Executive Director of Vector Sciences, Senior Director of Vector Sciences, Director of Vector Sciences, Director of Molecular Virology, Head Molecular Virology and Research Scientist. Prior to joining GenVec, Dr. Brough was a Research Fellow in the Department of Molecular Biology at the Lewis Thomas Laboratory, Princeton University. Dr. Brough received his B.S. in Biology from Purdue University, a M.S. in Microbiology and Biochemistry from Idaho State University and his Ph.D. in Microbiology and Molecular Genetics from Rutgers, the State University of New Jersey and the Robert Wood Johnson Medical School. Dr. Brough performed post-doctoral research in molecular biology at Princeton University.

Bryan T. Butman, Ph.D. has served as our Senior Vice President of Development since 2012. He joined GenVec in 1999 and previously served as Director of Quality and Analytical Sciences from 1999 to 2002, Vice President of Quality from 2002 to 2005, Vice President of Vector Operations from 2005 to 2006 and Senior Vice President of Vector Operations from 2006 to 2012. Prior to joining GenVec, Dr. Butman was Executive Director of Diagnostic Product Research and Development with INTRACEL Corporation, a biotechnology company that originated from AKZO-Nobel, NV. During his 15-year career with INTRACEL, Dr. Butman developed FDA-regulated products in the areas of oncology, infectious disease, cardiovascular disease, and hematology, as well as AOAC approved products to monitor food safety. He began his product development career in 1983 as a Senior Scientist with Warner-Lambert, Co. Dr. Butman holds a Ph.D. in Biological Sciences from Wayne State University (Detroit, MI).

EMPLOYEES

As of February 28, 2013, we had 45 employees, 1 of whom is a part-time employee, 8 of whom hold Ph.D. degrees and 13 of whom hold other advanced degrees. Of our total workforce, 32 are engaged primarily in research and development activities and 13 are engaged primarily in business development, finance, marketing, and administration functions. None of our employees is represented by a labor union or covered by a collective bargaining agreement, and we consider our employee relations to be good.

PRINCIPAL EXECUTIVE OFFICES

We were incorporated in Delaware in 1992. Our principal executive offices are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878. Our telephone number at that location is (240) 632-0740.

AVAILABLE INFORMATION

We maintain an internet website at www.genvec.com. Our electronic filings with the U.S. Securities and Exchange Commission (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to these reports) are available free of charge through our website as soon as reasonably practicable after we electronically file them with or furnish them to the U.S. Securities and Exchange Commission. Our website also includes copies or links to selected published studies and posters of presentations, within the limits of copyright law and practicability, which contain additional information about clinical trials of our product candidates. In addition to visiting our website, you may read and copy public reports we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC 20549, or at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

ITEM 1A.	RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this Annual Report on Form 10-K, you should consider the following important factors that could affect our actual future results, including, but not limited to, our product development programs, contract revenues, expenses, net losses, and earnings per share.

We have a history of losses and anticipate future losses.

We have incurred net losses in each year since our inception in December 1992, including a net loss of $14.1 million for the year ended December 31, 2012. As of December 31, 2012, we had an accumulated deficit of approximately $265.8 million. We are unsure if or when we will become profitable. The size of our net losses will depend, in part, on the growth rate of our revenues and the level of our expenses.

We derive all of our revenues from payments from collaborations with corporations and government entities and will continue to do so for the foreseeable future. It may be several years, if ever, before we will recognize revenue from product candidate sales or royalties. While we have taken efforts to control costs throughout 2012, a large portion of our expenses are fixed, including expenses related to facilities, equipment, and personnel, and our ability to continue to meaningfully reduce costs is limited. In addition, we expect to continue to spend significant amounts to fund research and development and to enhance our core technologies. As a result of our operating expenses, we will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, it may not be sustainable.

We are a biopharmaceutical company deploying unproven technologies, and we may never be able to develop, obtain regulatory approval of, or market any of our product candidates.

Gene-based products are new and rapidly evolving medical approaches, which have not been shown to be effective on a widespread basis. Only a limited number of gene-based products have been successfully developed and commercialized to date. In addition, no gene therapy product has received regulatory approval in the U.S. None of our product candidates have been approved for sale in the U.S. or elsewhere. Gene-based products may be susceptible to various risks, including undesirable and unintended side effects from genes or the delivery systems, unintended immune responses, inadequate therapeutic efficacy, or other characteristics that may prevent or limit their approval or commercial use. Successful products require significant development and investment, including a lengthy and uncertain period of testing to show their safety and effectiveness before their regulatory approval or commercialization. We have not proven our ability to develop, obtain regulatory approval of, or commercialize gene-based medicines or vaccines.

If we or our collaborators fail to adequately show the safety and efficacy of our product candidates, we will not be able to obtain FDA approval of our product candidates.

We face the risk of failure involved in developing therapies based on new technologies and the difficulties generally associated with drug development. Neither we nor our collaborators currently have any of our product candidates in clinical trials. Significant additional research and animal testing, referred to as preclinical testing, will need to be conducted before any of our product candidates currently under active development can advance to clinical trials. It may take us many years to complete preclinical testing or trials, and we expect that doing so will be dependent on our ability to enter into collaborations. Drug development is an uncertain scientific and medical endeavor, and failure could occur at any stage of development. Acceptable results in early testing or trials might not be repeated later. Not all products in preclinical testing or early stage clinical trials will become approved products, and historically there is a high rate of attrition for product candidates in preclinical and clinical trials due to scientific feasibility, safety, efficacy, changing standards of medical care, and other variables. Before an application can be filed with the FDA for product approval, we or our collaborators must show that a particular product candidate is safe and effective. Even with respect to product candidates that advance to clinical trials, we or our collaborators must demonstrate the safety and efficacy of those product candidates before FDA approval can be secured. The failure to adequately show the safety and effectiveness of our product candidates would prevent FDA approval of our products. Any one of our product candidates could fail at any time, as clinical development of drug candidates presents numerous unpredictable and significant risks and is very uncertain at all times prior to regulatory approval by the FDA or health authorities in other major markets.

Because regulatory approval must be obtained to market our products in the U. S. and in non-U.S. jurisdictions, we cannot predict whether or when our products will be commercialized; failure to comply with applicable regulations can also harm our business and operations.

The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether we or our collaborators will obtain regulatory approval for any of our products. No one can market a pharmaceutical product in the U.S. until it has completed rigorous preclinical testing, clinical trials, and an extensive regulatory approval process implemented by the FDA. To date, the FDA has not approved a gene therapy product for sale in the U.S. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity, and novelty of the product, and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling, and promotion of drugs for human use. Before commencing clinical trials, we must submit an Investigational New Drug application (IND) to the FDA and wait for the IND to become effective 30 days following its receipt by the FDA. Clinical trials are subject to continuing oversight by Institutional Review Boards (IRB) and the FDA. Clinical trials are also subject to:

•	Informed consent;
•	Good clinical practices (GCP) regulations; and
•	Potential suspension or termination by the company conducting the clinical trial, the IRB, or the FDA at any time if, among other reasons, it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

Delays or rejections in the regulatory approval process may be encountered because of additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials, or FDA regulatory review. For instance, the FDA Amendments Act of 2007 imposed additional obligations on pharmaceutical companies and delegated more enforcement authority to the FDA in the area of drug safety. Key elements of this legislation give the FDA authority to: (1) require companies to conduct post-marketing safety studies of drugs, (2) impose certain drug labeling changes relating to safety, (3) mandate risk mitigation measures such as the education of healthcare providers and the restricted distribution of medicines, and (4) require companies to publicly disclose data from clinical trials.

Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production, or injunction, as well as other regulatory action against our product candidates or us. If regulatory approval of a product is granted, this approval will be limited to those disease indications for which the product has been shown through clinical trials to be safe and effective. Even if approved, a product may not be approved for the indications that are necessary or desirable for successful commercialization or the FDA may impose restrictions on distribution of the product that may materially impact our operations. The FDA also strictly regulates promotion and labeling after approval. Outside the U.S., the ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities. This non-U.S. regulatory approval process includes risks similar to those associated with FDA clearance described above and is subject to the independent judgments, policies, priorities and decisions of the applicable regulatory authorities, which may differ from those of the FDA.

We do not currently have any late stage clinical trials in our therapeutic product or vaccine development programs and therefore, we do not have any near-term prospects of generating revenues from the commercial sale of our therapeutic or vaccine products.

We do not currently have any therapeutic products or vaccines in late stage clinical programs, and the one product of ours that has received some approval is our FMD vaccine, on which a conditional license was issued that was applicable in certain emergency or similar situation. Accordingly, we do not have any near-term prospects of generating revenues from the commercial sale of our product candidates in our therapeutic product or vaccine programs. Our one partnered therapeutic product development program, focused on the restoration of hearing and balance function, remains in the preclinical stage and has not yet entered Phase 1 clinical studies. There can be no assurances that any hearing and balance restoration therapeutic products or any of our other therapeutic products or our vaccines, will enter or successfully complete the required clinical studies.

A central aspect of our business strategy is to enter into collaborations with other companies to develop, obtain regulatory approval of, and commercialize our potential products, and if we are unable to find collaborators or sustain existing relationships, we may not be able to develop, test, and commercialize our products.

A central aspect of our business strategy is to enter into collaborations to support the development of our pipeline of products in hearing loss, animal health and vaccines. In addition to our existing collaborations, we are engaged in seeking or intend to seek strategic collaborations with corporate partners for our existing programs, including: vaccines against RSV and HSV.

If we are not able to enter into and sustain collaboration agreements, we would need to develop additional capabilities in testing, manufacturing, marketing and sales of products, among other areas, and we would need to raise additional funds for the development, testing, and commercialization of our product candidates. If we are not able to enter into successful collaborations or obtain additional funds through other means, we would have to delay or curtail the development and commercialization of certain product candidates.

Similarly, if we are not able to enter into and sustain collaboration agreements with corporate partners who have expertise in testing and commercialization of product candidates, we would need to develop additional capabilities, which would also require additional funds.

We intend to continue to seek support for our government funded contracts and collaborations for the development of new vaccines, but our existing agreements are subject to termination and uncertain future funding and there is no certainty that we will be able to enter into new agreements.

In addition to corporate collaborations, we have entered into agreements with government agencies, such as the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH), the U.S. Department of Homeland Security (DHS), the U.S. Department of Agriculture (USDA), and the U.S. Naval Medical Research Center (NMRC) to support our vaccine research. These and similar agreements have historically accounted for a substantial portion of our revenues, and we intend to continue entering into these agreements in the future. Our business strategy is partially dependent on maintaining funding from these types of collaborations, as well as, the continued performance by these government agencies of their responsibilities under these agreements. The ability of government agencies to perform under these agreements is dependent upon adequate continued funding of the agencies and their programs. We have no control over the resources and funding government agencies may devote to these agreements, which may be subject to annual renewal and which generally may be terminated by the government agencies at any time. Any significant reductions in the funding of U.S. government agencies or in the funding areas targeted by our business could materially and adversely affect our business, results of operations, and financial condition. If we fail to satisfy our contractual obligations to deliver in the manner required by the agreement, the applicable Federal Acquisition Regulations allow the government to cancel the agreement in whole or in part, and we may be required to perform corrective actions, including but not limited to delivering to the government any uncompleted or partially completed work. The performance of these corrective actions could have a material adverse impact on our financial results in the period or periods affected. Government agencies may fail to perform their responsibilities under these agreements, which could materially impact our financial results.

In addition, our contract related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between us and the U.S. government. As part of the audit process, the government audit agency verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits may result in recalculation of contract revenues and non-reimbursement of some contract costs and fees. Any audits of our contract related costs and fees could result in material adjustments to our revenues. In addition, U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years. Any failure of such agencies to continue to fund such contracts could have a material adverse effect on our business, results of operations, and financial condition.

We apply for and have received funding from government agencies under Small Business Technology Transfer (STTR) and Small Business Innovation Research (SBIR) grants. Eligibility of public companies to receive such grants is based on size and ownership criteria that are under review by the Small Business Administration (SBA). As a result, our eligibility may change in the future and additional funding from this source may not be available.

We depend, and anticipate depending further, on corporate collaborators for the development of our product candidates.

When we sign a collaboration agreement, license agreement or similar agreement with a collaborator to develop a product candidate, we will generally expect them to further the development of the product candidate, which could include the design and conduct of clinical trials, the preparation and filing of documents necessary to obtain regulatory approval, and the manufacturing, sale, marketing, and other commercialization of the product if it obtains regulatory approval. We may also grant the collaborator certain rights. For example, under the terms of our collaboration agreement with Novartis, we granted Novartis certain exclusive, worldwide rights in specified intellectual property related to our atonal gene program and atonal adenovectors, as well as non-exclusive, world-wide rights to certain other intellectual property related to our hearing loss and balance disorders program and our adenovector platform related to the atonal gene. Novartis has the right to develop and commercialize any products related to the licensed intellectual property. Our dependence on a corporate collaborator, such as Novartis, subjects us to a number of risks, including:

•	We may not be able to control the amount and timing of resources that the collaborator devotes to the development or commercialization of product candidates or to their marketing and distribution;
•	The collaborator may not be successful in its efforts to obtain regulatory approvals in a timely manner, or at all;
•	The collaborator may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;
•	The collaborator may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;
•	Changes in the collaborator’s business strategy may also adversely affect its willingness or ability to complete its obligations under any arrangement;
•	Our agreement with the collaborator may fail to provide us with significant protection, or may not be effectively enforced, if a collaborator fails to perform;
•	The collaboration may be terminated or allowed to expire, which would delay the development and may increase the cost of developing our product candidates;
•	The collaborator could have the ability to unilaterally terminate agreements, or have extension or renewal rights, in instances that we believe are not commercially reasonable or consistent with our current business strategy; and
•	The collaborator may not be able to pay us as expected.

Given these risks, the success of our current and future collaborations is highly unpredictable and can have a substantial negative or positive impact on our business. If our collaborations fail, our product development or commercialization of product candidates could be delayed or cancelled, which would negatively impact our business, results of operations and financial condition.

Collaborations might produce conflicts that could delay or prevent the development or commercialization of our potential product candidates and negatively impact our business and financial condition.

An important part of our strategy involves conducting multiple product development programs. We may pursue opportunities in fields that conflict with those of our collaborators. In addition, disagreements with our collaborators could develop over rights to our intellectual property or rights to technology developed with our collaborators. The resolution of such conflicts and disagreements may affect ownership of intellectual property that we believe we are entitled to. In addition, any disagreement or conflict with our collaborators could reduce our ability to obtain future collaboration agreements and negatively impact our relationship with existing collaborators. Such a conflict or disagreement could also lead to delays or termination of collaborative research, development, regulatory approval, or commercialization of various products or could require or result in litigation or arbitration, which would be time consuming, expensive, lead to a diversion of management attention and resources and could have a significant negative impact on our business, financial condition, and results of operations.

Our collaboration agreements may prohibit us from conducting research in areas that may compete with our collaboration products, while our collaborators may not be limited to the same extent. This could negatively affect our ability to develop products and, ultimately, prevent us from achieving a continuing source of revenues.

We anticipate some of our corporate or academic collaborators will be conducting multiple product development efforts within each disease area that is the subject of their collaborations with us. In certain circumstances we have agreed not to conduct independently, or with any third party, certain research and development activities that are competitive with the research and development activities conducted under our collaborations. Therefore, our collaborations may limit the areas of research and development we may pursue alone or with others. Some of our collaborators, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of their collaborations with us. In addition, competing products, either developed by the collaborators or to which the collaborators have rights, may result in their withdrawing support for our product candidates.

Agreements with government agencies may lead to claims against us under the Federal False Claims Act, and these claims could result in substantial fines and other penalties.

The biopharmaceutical industry is, and in recent years has been, under heightened scrutiny as the subject of government investigations and enforcement actions. Our agreements with the U.S. government are subject to substantial financial penalties under the Federal Civil Monetary Penalties Act and the Federal Civil False Claims Act. Under the False Claims Act’s “whistleblower” provisions, private enforcement of fraud claims against businesses on behalf of the U.S. government has increased due in part to amendments to the False Claims Act that encourage private individuals to sue on behalf of the government. These whistleblower suits, known as qui tam actions, may be filed by private individuals, including present and former employees. The False Claims Act statute provides for treble damages and up to $11,000 per false claim. If our operations are found to be in violation of any of these laws, or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs, and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment, or restructuring of our operations could adversely affect our ability to operate our business and our financial results.

We or our collaborators may experience delays in conducting our clinical trials.

Even in the event that one or more of our product candidates advance to clinical trials, those clinical trials may be delayed or prematurely terminated by many factors, including: (i) limited number of, and competition for, suitable patients for the particular clinical trial; (ii) slower than expected rate of patient recruitment and enrollment; (iii) failure of patients to complete the trial; (iv) inability to obtain sufficient quantities of acceptable materials for use in clinical trials; (v) delay or failure in reaching agreement on contract terms with prospective study sites or other third-party vendors who are supporting our clinical trials; (vi) inability to reach agreement with the FDA on a trial design that we are able to execute; (vii) difficulty in adequately following up with patients after treatment; and (viii) changes in laws, regulations, regulatory policy, or clinical practices. Our ability to enroll appropriate patients for any of our clinical trials also may be adversely affected by trials being conducted by our competitors for similar disease indications. The failure of any clinical trials to meet applicable regulatory standards, or the standards of the relevant reviewing bodies could cause such trials to be delayed, suspended or terminated, which could further delay the development of any of our product candidates. Any such delays increase our product development costs, with the possibility that we could run out of funding. Delays in one clinical trial also can adversely affect our ability to launch clinical trials for similar or different indications. Consequently, if such delays are significant they could negatively affect our financial results and the commercial prospects for our products.

Additionally, clinical trials may be suspended or terminated at any time by the FDA, an IRB, other regulatory authorities, or by us for a variety of reasons, including safety. Any failure or significant delay in completing clinical trials for our product candidates could harm our financial results and commercial prospects for our product candidates.

Any clinical trial may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, and the FDA may not agree with our interpretations, which could delay, limit, or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a trial to be delayed or repeated or a program to be terminated.

If successful large-scale manufacturing of gene-based medicines is not possible, we or our collaborators may be unable to manufacture enough of our product candidates to achieve regulatory approval or market our products.

Few companies to date have demonstrated successful large-scale manufacturing of gene-based medicines, including those that have had significantly more resources than us and it is anticipated that significant challenges will be faced in the scale-up of our manufacturing process for commercial production. There are a limited number of contract manufacturers qualified to perform large-scale manufacturing of gene-based medicines. We or our collaborators may be unable to manufacture commercial-scale quantities of gene-base medicines or receive appropriate government approvals on a timely basis or at all. Failure to successfully manufacture or obtain appropriate government approvals on a timely basis or at all would prevent us from achieving our business objectives.

If regulatory approvals are not obtained for a manufacturing facility for our products, we may experience delays, be unable to meet demand, and may lose potential revenues.

Completion of our clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We have limited experience manufacturing any of our gene-based products in the volumes that will be necessary to support large-scale clinical trials or commercial sales, and we expect that we will rely on our collaborators for manufacturing capabilities. Before we or our collaborators can begin commercial manufacturing of any of our product candidates, we or our collaborators must obtain regulatory approval of the manufacturing facility and process. Manufacturing of our proposed products must comply with the FDA’s current Good Manufacturing Practices (cGMP) requirements and non-U.S. regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and non-U.S. regulatory requirements, we will be obligated to expend time, money, and effort in production, record keeping, and quality control to assure the product meets applicable specifications and other requirements. We or our collaborators must also pass a preapproval inspection before FDA approval. Significant capital will likely need to be expended on the development of manufacturing capacity for a product candidate even before we know if the FDA will approve the product for commercialization. Furthermore, if we or our collaborators fail to comply with these requirements, our product candidates would not be approved. If we or our collaborators fail to comply with these requirements after approval, we would be subject to possible regulatory action (including warning letters, restrictions on the product, product recalls, suspension or withdrawal of approval, seizures, injunctions, civil fines, and criminal sanctions), and we may be limited in the jurisdictions in which we are permitted to sell our products. The FDA and non-U.S. regulatory authorities also have the authority to perform unannounced periodic inspections of our manufacturing facility to ensure compliance with cGMP and non-U.S. regulatory requirements.

We rely on a limited number of suppliers for some of our manufacturing materials. Any problems experienced by any of these suppliers could negatively impact our operations.

We rely on third-party suppliers and vendors for some of the materials used in the manufacture of our product candidates. Some of these materials are available from only one supplier or vendor. For supply of early clinical trial materials, we rely on one supplier, Life Technologies Corporation, for its cell culture medium and another supplier, Lonza Walkersville, Inc., for custom buffers. The cell culture medium is used to grow the cells within which our product candidates are produced. We do not currently have supply agreements with any of these suppliers. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. We have limited experience with alternative sources of raw materials. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations.

We face substantial competition from other companies and research institutions that are developing products to treat the same diseases that our product candidates target, and we may not be able to compete successfully.

We compete with pharmaceutical and biotechnology companies pursuing other forms of treatment for the diseases our product candidates target. We may also face competition from companies that may develop competing technology internally or acquire it from the government, universities, or other research institutions. As these companies develop their technologies, they may develop proprietary positions, which may prevent or limit our product commercialization efforts.

Some of our competitors are established companies with greater financial and other resources than ours. Our competitors may succeed in:

•	Identifying important genes or delivery mechanisms before we do;
•	Developing products or product candidates earlier than we do;
•	Forming collaborations before we do or precluding us from forming collaborations with others;
•	Obtaining approvals from the FDA or other regulatory agencies, for such products more rapidly than we do;
•	Developing and validating manufacturing processes more rapidly than we do;
•	Obtaining patent protection to other intellectual property rights that would limit or preclude our ability to use our technologies or develop products; or
•	Developing products that are safer or more effective than those we develop or propose to develop.

While we seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

In addition, with the March 2010 enactment of the BPCIA, our products may face competition from “biosimilar” products that are approved via an abbreviated process on the basis of a showing that the product is similar to our approved product. The BPCIA provides periods of exclusivity during which abbreviated applications may not be submitted to, or approved by, FDA, but the statute then allows approval by an abbreviated pathway and, if certain standards are met, a finding by FDA that the biosimilar product is interchangeable with the reference product. If competitors are able to obtain marketing approval for biosimilars under an abbreviated regulatory approval process in the U.S. or Europe, our products may become subject to additional competition with the attendant pricing pressure. We also could face increased litigation with respect to the validity and/or scope of patents relating to our products.

If we are unable to adequately protect our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to compete with us.

Our commercial success will depend, in part, on obtaining patent protection for our products and other technologies and successfully defending these patents against third party challenges. Our patent position, like that of other biotechnology firms, is highly uncertain and involves complex legal and factual questions. The laws, rules, and regulations affecting biotechnology patent protection in the U.S. and other countries are uncertain and are currently undergoing review and revision. Changes in, or different interpretations of, patent laws in the U.S. and other countries might allow others to use our discoveries or to develop and commercialize our products without any compensation to us.

Our ability to develop and protect a proprietary position based on biotechnological innovations and technologies involving genes and gene delivery systems, methods of use, production, formulations, and the like is particularly uncertain. The U.S. Patent and Trademark Office, as well as patent offices in other countries, have often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially. Our disclosures in our patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. In addition, other companies or institutions possess issued patents and have filed and will file patent applications that cover or attempt to cover genes, vectors, cell lines, and methods of making and using gene therapy products that are the same as or similar to the subject matter of our patent applications. For example, while we have pending patent applications pertaining to particular adenovectors that cannot reproduce themselves and adenovectors modified to alter cell binding characteristics, we are aware of issued patents and pending patent applications of other companies and institutions relating to the same subject matter. Patents and patent applications of third parties may have priority over our issued patents and our pending or yet to be filed patent applications. Proceedings before the U.S. Patent and Trademark Office and other patent offices to determine who properly lays claim to inventions are costly and time consuming, and we may not win in any such proceedings.

The issued patents we already have or may obtain in the future may not provide commercially meaningful protection against competitors. Other companies or institutions may challenge our or our collaborators’ patents in the U.S. and in other countries. In the event a company, institution, or researcher infringes upon our or our collaborators’ patent rights, enforcing these rights may be difficult, expensive, and/or time consuming, with no guarantee that our or our collaborators’ patent rights will be upheld. Others may be able to design around these patents or develop unique products providing effects similar to our products. In addition, our competitors may legally challenge our patents and they may be considered invalid. In addition, various components used in developing gene therapy products, such as particular genes, vectors, promoters, cell lines, and construction methods, used by others and by us, are available to the public. As a result, we are unable to obtain patent protection with respect to such components, and third parties can freely use such components. Third parties may develop products using such components that compete with our potential products. Also, with respect to some of our patentable inventions, we or our collaborators have decided not to pursue patent protection outside the U.S. Accordingly, our competitors could develop, and receive non-U.S. patent protection for, gene therapies or technologies for which we or our collaborators have or are seeking U.S. patent protection. Our competitors may be free to use these gene therapies or technologies outside the U.S. in the absence of patent protection.

We also rely to a limited extent on trade secrets to protect our technology. However, trade secrets are difficult to protect. While we have entered into confidentiality agreements with employees and collaborators, we may not be able to prevent the disclosure or use of our trade secrets. In addition, other companies or institutions may independently develop substantially equivalent information and techniques.

If our potential products conflict with intellectual property rights of competitors, universities, or others, then we may be prevented from developing those product candidates.

Other companies and institutions have issued patents and have filed or will file patent applications that may issue into patents that cover or attempt to cover genes, vectors, cell lines, and methods of making and using gene and gene-based therapy products used in or similar to our product candidates and technologies. We also are aware of other issued patents and pending patent applications that relate to various aspects of our manufacture of our product candidates and systems, and it could be alleged that our manufacture of these product candidates conflicts with these patents. We have not conducted freedom-to-use patent searches on all aspects of our product candidates or potential product candidates, and we may be unaware of relevant patents and patent applications of third parties. In addition, the freedom-to-use patent searches that have been conducted may not have identified all relevant issued patents or pending patent applications that could issue into patents, particularly in view of the characterizations of the subject matter of issued patents and pending patent applications, as well as the fact that pending patent applications can be maintained in secrecy for a period of time and, in some circumstances, until issuance as patents.

An issued patent gives rise to a rebuttable presumption of validity under U.S. law and under the laws of some other countries. The holder of a patent to which we or our collaborators do not hold a license could bring legal actions against our collaborators or us for damages or to stop us or our collaborators from using the affected technology, which could limit or preclude our ability to develop and commercialize our product candidates. If any of our potential products are found to infringe a patent of a competitor or third party, we or our collaborators may be required to pay damages and to either obtain a license in order to continue to develop and commercialize the potential products or, at the discretion of the competitor or third party, to stop development and commercialization of the potential products. Since we have concentrated our resources on developing only a limited number of products, the inability to market one of our products would disproportionately affect us as opposed to a competing company with many products in development.

We believe there will be significant litigation in our industry regarding intellectual property rights. Many of our competitors have expended and are continuing to expend significant amounts of time, money, and management resources on intellectual property litigation. If we become involved in litigation, it could consume a substantial portion of our resources and could adversely affect our business, financial condition, and results of operations, even if we ultimately are successful in such litigation, in view of our limited resources.

If we lose our rights to use intellectual property we license from others, or those rights are not enforceable, then our ability to develop and commercialize our product candidates will be harmed.

We rely, in part, on licenses to use some technologies material to our business. For example, to create our product candidates we combine our adenovectors with genes intended to produce therapeutic proteins. In most instances we do not own the patents or patent applications that cover these genes and certain methods of use thereof which underlie these licenses. For these genes, we do not control the enforcement of the patents. We rely upon our licensors to properly prosecute and file those patent applications and defend and enforce any issued patents.

While many of the licenses under which we have rights provide us with exclusive rights in specified fields, the scope of our rights under these and other licenses may be subject to dispute by our licensors or third parties. In addition, our rights to use these technologies and practice the inventions claimed in the licensed patents and patent applications are subject to our licensors abiding by the terms of those licenses and not terminating them. Any of our licenses may be terminated by the licensor if we are in breach of a term or condition of the license agreement or in certain other circumstances. In addition, some of our licenses require us to achieve specific development milestones.

The legal proceedings to obtain, enforce, and defend patents, and litigation of third-party claims of intellectual property infringement could require us to spend money and could impair our operations.

Our success will depend, in part, on our ability to obtain patent protection for our products and processes, both in the U.S. and in other countries. The patent positions of biotechnology and pharmaceutical companies, however, can be highly uncertain and can involve complex legal and factual questions. Therefore, it is difficult to predict the breadth of claims allowed in the biotechnology and pharmaceutical fields.

Protecting intellectual property rights can be expensive and time consuming. Litigation may be necessary to enforce patents issued to us or to determine the scope and validity of third party proprietary rights. Moreover, if a competitor were to file a patent application claiming technology also invented by us, we would have to participate in an interference proceeding before the U.S. Patent and Trademark Office to determine the priority of invention. We may be drawn into interferences with third parties or may have to provoke interferences ourselves to challenge third-party patent rights to allow us or our licensees to commercialize products based on our technologies. Litigation could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An unfavorable result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed, or require us to cease using some technologies.

Our products and processes may infringe, or be found to infringe, patents not owned or controlled by us. Patents held by others may require us to alter our products or processes, obtain licenses, or stop activities. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patent. In addition, we may be required to obtain licenses, redesign our products or processes to avoid infringement, or pay money damages. As a result, our business may suffer if we are not able to obtain licenses at all or on commercially reasonable terms to us or we are required to redesign our products or processes to avoid infringement.

Adverse events in the field of gene therapy may negatively affect regulatory approval or public perception of our products or product candidates.

Most of our product candidates under development could be broadly described as recombinant DNA therapies. A number of clinical trials are being conducted by other biotechnology and pharmaceutical companies involving related therapies, including compounds similar to or competitive with, our product candidates. The announcement of adverse results from these clinical trials, such as serious adverse events and unexpected side effects attributable to the treatment, or any response by the FDA or other similar regulatory authority to such clinical trials, may impede the timing of our clinical trials, delay or prevent us from obtaining regulatory approval, impede our ability to secure additional funding, or negatively influence public perception of our product candidates. As a result, these conditions could harm our business and results of operations and depress the value of our stock.

The commercial success of our product candidates will depend, in part, on public acceptance of the use of gene therapies for the prevention or treatment of human disease. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy could result in greater government regulation and stricter clinical trial oversight and commercial product labeling requirements of gene therapy products and could cause a decrease in the demand for any products we may develop.

Our product candidates involve new technologies and therapeutic approaches in the field of gene therapy, which is a new and evolving field. As discussed above, no gene therapy product has received regulatory approval in the U.S., and adverse events in this field may negatively affect public perception of our product candidates. Even if our product candidates attain regulatory approval, our success will depend upon the medical community, patients, and third-party payers accepting gene therapy products in general, and our product candidates in particular, as medically useful, cost-effective, and safe. In particular, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments they are already familiar with and for which greater clinical data may be available. Even if the clinical safety and efficacy of our product candidates is established, physicians may elect not to recommend our products for a variety of reasons, including the reimbursement policies of government and third-party payers. Furthermore, third-party payers, such as health insurance plans, may be reluctant to authorize and pay for new forms of treatment they may deem expensive and less proven than existing treatments. Even if gene therapy products, and our product candidates in particular, are accepted by the medical community and third-party payers, the public in general, or patients in particular, may be uncomfortable with new therapies, including our product candidates and it could take substantial time for them to accept gene therapy products as a viable treatment alternative, if ever. If gene therapy and our product candidates do not gain widespread acceptance, we may be unable to generate significant revenues, if any, which would adversely affect our results of operations. In addition, even if our product candidates achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our product candidates or that render them obsolete.

We use hazardous chemicals and radioactive and biological materials in our business; any liability or disputes relating to improper handling, storage, or disposal of these materials could be time consuming and costly.

Our research and development processes involve the use of hazardous materials, including chemicals and radioactive and biological materials, and also produce hazardous waste products. Hazardous chemicals used in our processes include, but are not limited to, flammable solvents such as methanol and ethanol, toxic chemicals such as ethidium bromide and formaldehyde, and corrosive chemicals such as acetic acid and sodium hydroxide. We also use several radioactive compounds, including phosphorous-32, carbon-14, sulfur-35, phosphorous-33, iodine-125, hydrogen-3, and chromium-51.

Hazardous biological materials used in our research and development activities include human and animal cell lines and viruses, such as adenoviruses and animals infected with human viruses. Some of the biological material may be novel, including viruses with novel properties. We cannot eliminate the risk of accidental contamination or discharge or injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling, and disposal of these materials. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets.

Although we have general liability insurance, these policies contain exclusions from insurance against claims arising from pollution from chemical or radioactive materials. Our collaborators are working with these types of hazardous materials in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury we or our collaborators cause to persons or property by exposure to, or release of, any hazardous materials. Although we believe we are currently in compliance with all applicable environmental and occupational health and safety regulations, compliance with environmental laws and regulations may be expensive and current or future environmental regulations may impair our research, development, or production efforts.

Our revenue is exclusively derived from our collaboration agreements, which can result in significant fluctuation in our revenue from period to period, and our past revenue is therefore not necessarily indicative of our future revenue.

Our revenue is exclusively derived from our collaboration agreements with corporate and government partners, under which we may receive grants, milestone payments based on clinical progress, regulatory progress or net sales achievements, royalties, manufacturing revenue, or payment for our development activities on behalf of third parties. Significant variations in the timing of receipt of cash payments and our recognition of revenue can result from the timing of clinical, regulatory, or sales events which result in milestone payments and the timing and success of the commercial launch of new products by our collaboration partners. The amount of our revenue derived from collaboration agreements in any given period will depend on a number of unpredictable factors, including our ability to find and maintain suitable collaboration partners, the timing of the negotiation and conclusion of collaboration agreements with such partners, whether and when we or our collaboration partner achieve clinical, regulatory, and sales milestones, whether the collaboration is exclusive or whether we can seek other partners, the timing of regulatory approvals in one or more major markets, and the market introduction of new products or generic versions of the approved product, as well as other factors.

Healthcare law and policy changes, including those based on recently enacted legislation, may impact our business in ways that we cannot currently predict and these changes could have a material adverse effect on our business and financial condition if we are able to commercialize our candidate products.

Healthcare costs have risen significantly over the past decade. In March 2010, President Obama signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or, collectively, PPACA. This law substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. PPACA contains a number of provisions that are expected to impact our business and operations, in some cases in ways we cannot currently predict. Changes that may affect our business include those governing enrollment in federal and private healthcare programs, new Medicare reimbursement methods and rates, increased rebates and taxes on pharmaceutical products, and revised fraud and abuse and enforcement requirements. These changes will impact existing government healthcare programs and will result in the development of new programs.

We anticipate that when we or our collaborators commercialize our products in the U.S., some of our revenue and the revenue from our collaborators may be derived from U.S. government healthcare programs, including Medicare. Additionally, in 2009, the Department of Defense implemented a program pursuant to the National Defense Authorization Act for Fiscal Year 2008 that requires rebates, based on Federal statutory pricing, from manufacturers of innovator drugs and biologics. Furthermore, PPACA imposes a non-deductible fee treated as an excise tax on pharmaceutical manufacturers or importers who sell “branded prescription drugs,” which includes innovator drugs and biologics (excluding generics, over-the-counter drugs, and certain orphan drugs) to U.S. government programs. We expect that the PPACA and other healthcare reform measures that may be adopted in the future could have an adverse effect on our industry generally and our ability to successfully commercialize our product candidates or could limit or eliminate our spending on development projects.

Additional provisions of PPACA, some of which became effective in 2011, may negatively affect our future revenues. For example, as part of PPACA’s provisions closing a funding gap that currently exists in the Medicare Part D prescription drug program, (commonly known as the “donut hole”), once we or our collaborators participate in the Medicare program, we or our collaborators will be required to provide a 50% discount on branded prescription drugs dispensed to beneficiaries within this donut hole. PPACA also makes changes to the Medicaid Drug Rebate Program, discussed further herein, including increasing the minimum rebate from 15.1% to 23.1% of the AMP for most innovator products and from 11% to 13% for non-innovator products. We expect that the increased minimum rebate of 23.1% will apply to our products following commercialization in the U.S.

Many of PPACA’s most significant reforms do not take effect until 2014 and thereafter, and their details will be shaped significantly by implementing regulations that have yet to be finalized. In 2012, the Supreme Court of the United States heard challenges to the constitutionality of the individual mandate and the viability of certain provisions of PPACA. The Supreme Court’s decision upheld most of PPACA and determined that requiring individuals to maintain “minimum essential” health insurance coverage or pay a penalty to the Internal Revenue Service was within Congress’s constitutional taxing authority. However, the Supreme Court struck down a provision in PPACA that penalized states that choose not to expand their Medicaid programs through an increase in the Medicaid eligibility income limit from a state’s current eligibility levels to 133% of the federal poverty limit. As a result of the Supreme Court’s ruling, it is unclear whether states will expand their Medicaid programs by raising the income limit to 133% of the federal poverty level and whether there will be more uninsured patients in 2014 than anticipated when Congress passed PPACA. For each state that does not choose to expand its Medicaid program, there will be fewer insured patients overall. The reduction in the number of insured patients could impact the sales, business and financial condition following the commercialization of our products in the U.S.

We expect that PPACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future could have a material adverse effect on our industry generally and on our ability to successfully commercialize our product candidates or could limit or eliminate our future spending on development projects.

In addition to PPACA, there will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payers to keep these costs down while expanding individual healthcare benefits. Certain of these changes could impose limitations on the prices we will be able to charge for any product candidates that are approved or the amounts of reimbursement available for these products from governmental agencies or third-party payers, or may increase the tax obligations on life sciences companies such as ours.

If third party payers do not provide coverage or reimbursement for our products, those products will not be widely accepted, which would have a negative impact on our business, results of operations and financial conditions.

Even if a product of ours receives regulatory approval, our success will depend, in part, on the extent to which coverage and reimbursement will be available from third party payers such as Medicare, Medicaid, other government health programs, private health insurers, managed care programs, and other organizations. Third party payers are increasingly challenging the price and cost-effectiveness of medical products and services, and that is expected to continue. Therefore, significant uncertainty exists as to the pricing approvals for, and the coverage or reimbursement status of, newly approved healthcare products. Additional federal or state health care legislation may be adopted in the future and any products that we seek to commercialize may not be considered cost-effective and limitations on coverage and the amount of reimbursement for our products could be imposed. Adequate third party insurance coverage may not be available for us to establish and maintain price levels that are sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures, including a reduction in reimbursement rates could cause potential corporate collaborators to be less willing or able to pursue research and development programs related to our product candidates. We cannot be certain that, if and when our products become commercialized, the pertinent reimbursement amounts or formulary status for our products will be sufficient to enable us to market and sell our products.

Our business involves animal testing and changes in laws, regulations, accepted clinical procedures, or social pressures could restrict our use of animals in testing and adversely affect our research and development efforts.

Many of the research and development efforts we sponsor involve the use of laboratory animals. Changes in laws, regulations, or accepted clinical procedures may adversely affect these research and development efforts. Social pressures that would restrict the use of animals in testing or actions against us or our partners by groups or individuals opposed to testing using animals could also adversely affect these research and development efforts. In addition, preclinical animal studies conducted by us or third parties on our behalf may be subject to the USDA regulations for certain animal species. Failure to comply with applicable regulations could extend or delay clinical trials conducted for our drug candidates.

Our stock price could continue to be highly volatile and investors may not be able to resell their shares at or above the price they paid for them.

The market price of our common stock, like that of many other life sciences companies, has been and is likely to continue to be highly volatile. During 2012, our stock price ranged from $1.20 to $2.88. The following factors, among others, could have a significant impact on the market price of our common stock:

•	Results of our preclinical studies and future clinical trials or announcements regarding our plans for future studies or trials, or those of our competitors;
•	Evidence or lack of evidence of the safety or efficacy of our potential products or those of our competitors;
•	Announcement by us or our competitors of technological innovations or new products;
•	Developments concerning our patent or other proprietary rights or those of our competitors, including litigation and challenges to our proprietary rights;
•	Geopolitical developments, natural or man-made disease threats, or other events beyond our control;
•	U.S. and foreign governmental regulatory actions;
•	Changes or announcements in reimbursement policies;
•	Period-to-period fluctuations in our operating results;
•	Market conditions for life science stocks in general;
•	Changes in the collective short interest in our stock;
•	Changes in estimates of our performance by securities analysts; and
•	Our cash balances, need for additional capital, and access to capital.

We are currently subject to a securities class action and are at risk of additional securities-related litigation, both related and unrelated to the existing class action, due to our expected stock price volatility.

In the past, stockholders have brought securities class action litigation against a company following a decline in the market price of its securities. This risk is especially acute for us because of the decline in our share price since the discontinuation in March 2010 of a clinical trial for our oncology product candidate, TNFerade, and because life science companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We are currently subject to a securities class action as described in Item 3-Legal Proceedings. In addition we may be the target of securities-related litigation in the future, both related and unrelated to the existing class action. Securities litigation could result in substantial costs, divert our management’s attention and resources, and could seriously harm our business.

We depend on our key technical and management personnel to advance our technology and implement our business strategy, and the loss of these personnel could impair the development of our products and business.

We rely, and will continue to rely, on our key management and scientific staff, all of whom are employed at will. Our success depends upon the ability of our senior management to implement our business strategy. The loss of key personnel could have a material adverse effect on our business and results of operations. There is intense competition from other companies, research and academic institutions, and other organizations for qualified personnel. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. If we do not succeed in retaining and recruiting necessary personnel or developing this expertise, our business could suffer significantly. Furthermore, changes in our senior management may lead to instability for our Company which could cause our business to suffer significantly.

We have implemented anti-takeover provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include:

•	Establishing a classified board of directors requiring that members of the board be elected in different years, which lengthens the time needed to elect a new majority of the board;
•	Authorizing the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;
•	Prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates;
•	Limiting the ability of stockholders to call special meetings of the stockholders;
•	Prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and
•	Establishing 90 to 120 day advance notice requirements for nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

We have adopted a stockholder rights plan that may discourage, delay, or prevent a merger or acquisition that is beneficial to our stockholders.

In August 2011, our Board of Directors adopted a stockholder rights plan that may have the effect of discouraging, delaying, or preventing a merger or acquisition beneficial to our stockholders by diluting the ability of a potential acquirer to acquire us. Pursuant to the terms of our plan, when a person or group (except under certain circumstances) acquires 20 percent or more of our outstanding common stock or ten business days after commencement or announcement of a tender or exchange offer for 20 percent or more of our outstanding common stock, the rights (except those rights held by the person or group who has acquired or announced an offer to acquire 20 percent or more of our outstanding common stock) would generally become exercisable for shares of our common stock at a discount. Because the potential acquirer’s rights would not become exercisable for our shares of common stock at a discount, the potential acquirer would suffer substantial dilution and may lose its ability to acquire us. In addition, the existence of the plan itself may deter a potential acquirer from acquiring us. As a result, either by operation of the plan or by its potential deterrent effect, mergers and acquisitions of us that our stockholders may consider in their best interests may not occur.

The issuance of debt or equity securities could adversely affect our common stockholders.

We have historically raised capital through the issuance of equity securities, and in the future we expect to issue either debt or equity securities to raise additional capital. We have on file an effective shelf registration statement that allows us to raise up to $150.0 million from the sale of common or preferred stock or warrants for the purchase of common or preferred stock. We may also choose to issue either debt or equity securities in offerings not made pursuant to our shelf registration statement. The issuance of debt or equity securities could adversely affect the voting power of holders of our common stock, and reduce the likelihood that our common stockholders will receive dividend payments and payments upon liquidation. The issuance of debt or equity securities could also decrease the market price of our common stock or have terms and conditions that could discourage a takeover or other transaction that might involve a premium price for our shares or that our stockholders might believe to be in their best interests.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

We currently lease 42,900 square feet for our corporate offices and research and development laboratories located at 65 West Watkins Mill Road in Gaithersburg, Maryland. The term of the lease expires on October 31, 2014. We have additional space within our Gaithersburg, Maryland facilities that can be utilized to accommodate future growth. We currently believe the Gaithersburg facility is sufficient to meet our present needs.

ITEM 3.	LEGAL PROCEEDINGS

On February 3, 2012, a putative class action lawsuit was commenced against the Company, Paul H. Fischer, Douglas J. Swirsky and Mark O. Thornton, in the United States District Court for the District of Maryland, captioned Satish Shah v. GenVec, Inc., et al. Civil Action. No. 8:12 CV-00341-DKC. Following appointment of a Lead Plaintiff group in April 2012, Lead Plaintiffs filed a pleading titled Amended Class Action Complaint for Violations of the Federal Securities Laws on July 6, 2012 (the “Amended Complaint”). In the Amended Complaint, Lead Plaintiffs assert claims, purportedly on behalf of a class of persons who purchased or acquired Company common stock between March 12, 2009 and March 30, 2010 (the “Class Period”), that the Company and the individual defendants violated Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act. Lead Plaintiffs allege generally that defendants made materially false or misleading statements or omissions concerning the prospects for the Company’s leading product candidate at the time, TNFerade, and the outcome of the then-ongoing clinical trial for TNFerade. Lead Plaintiffs allege that these misrepresentations resulted in the Company's common stock trading at artificially inflated prices throughout the Class Period. Lead Plaintiffs seek unspecified damages. On September 4, 2012, the Company and the individual defendants moved to dismiss the Amended Complaint in its entirety for failure to state a claim upon which relief can be granted. Briefing on that motion is complete and the parties are awaiting a decision by the Court. The Company cannot predict the outcome of the motion to dismiss, or of the securities litigation should the motion to dismiss be denied. We deny the material allegations of the Shah action and intend to vigorously defend the case.

On March 12, 2012, a putative shareholder derivative action was commenced in the United States District Court for the District of Maryland against certain current and former members of our Board of Directors and the Company as a nominal defendant. The case is styled Garnitschnig v. Horovitz, et al and generally arises out of the matters alleged to underlie the securities action. The plaintiff, who purports to bring the action derivatively on behalf of the Company, alleges that the defendants violated their fiduciary duties, wasted corporate assets and were unjustly enriched by the receipt of compensation while serving as our directors. More particularly, the plaintiff's Complaint alleges that as a result of the defendants' failure of oversight, we disseminated misleading public statements and improperly continued with a clinical trial. While the

Garnitschnig action does not seek a monetary recovery against the Company, plaintiff seeks, among other things, an unspecified award of damages against the defendants, an order directing us to make certain changes to our corporate governance and oversight procedures, disgorgement by the defendants of compensation and an award of attorneys' fees. On or about April 3, 2012, the parties filed a joint motion seeking, among other things, to stay the case until such time as any motion(s) to dismiss the Shah case are decided. On or about April 5, 2012, the Court entered an order granting that motion. We are informed that defendants deny the material allegations of the Garnitschnig action and intend to vigorously defend the case.

ITEM 4.	MINE SAFETY DISCLOSURES

Not Applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “GNVC”. Effective November 8, 2010, we transferred the listing of our common stock to the NASDAQ Capital Market from the NASDAQ Global Market. Set forth below is the range of quarterly high and low closing sale prices for our common stock for the two most recent years, as reported on the NASDAQ Capital Market:

	HIGH	LOW
First Quarter 2012	$2.75	$2.29
Second Quarter 2012	$2.88	$2.27
Third Quarter 2012	$2.39	$1.40
Fourth Quarter 2012	$1.71	$1.20
First Quarter 2011	$6.30	$3.70
Second Quarter 2011	$4.86	$2.67
Third Quarter 2011	$3.30	$2.10
Fourth Quarter 2011	$3.36	$2.33

As of February 28, 2013, there were approximately 57 stockholders of record of our common stock, one of which is Cede & Co., a nominee for Depository Trust Company (DTC), which is the single record holder for shares of common stock held by brokerage firms, banks, and other financial institutions as nominees for beneficial owners. We have not paid any cash dividends since our inception and we do not anticipate paying any cash dividends in the foreseeable future. We did not repurchase any of our equity securities during the last fiscal year.

Unregistered Sales of Equity Securities and Use of Proceeds.

None.

ITEM 6.	SELECTED FINANCIAL DATA

The following tables set forth our selected financial data for each of the years in the five-year period ended December 31, 2012. The information below should be read in conjunction with our financial statements and notes thereto included elsewhere in this report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Annual Report on Form 10-K. The historical results are not necessarily indicative of results to be expected for future periods.

SUMMARY STATEMENT OF OPERATIONS:	YEARS ENDED DECEMBER 31,
	2012	2011	2010	2009	2008
	(in thousands, except per share data)
Revenue from stragetic alliances and research contracts	$9,353	$17,744	$16,467	$13,857	$15,121
Operating expenses:
Research and development	14,348	17,416	20,936	24,689	33,830
General and administrative	9,102	7,810	8,152	7,179	7,968
Gain on disposal of assets	—	—	—	(7)	(3)
Total operating expenses	23,450	25,226	29,088	31,861	41,795
Operating loss	(14,097)	(7,482)	(12,621)	(18,004)	(26,674)
Other income (expense), net	42	41	347	(358)	611
Net loss	$(14,055)	$(7,441)	$(12,274)	$(18,362)	$(26,063)
Basic and diluted net loss per share	$(1.09)	$(0.58)	$(0.97)	$(1.89)	$(3.15)
Shares used in computation of basic and diluted net loss per share	12,940	12,921	12,671	9,707	8,278

SUMMARY BALANCE SHEET DATA:	AS OF DECEMBER 31,
	2012	2011	2010	2009	2008
	(in thousands)
Cash, cash equivalents, and short-term investments	$15,255	$26,446	$35,170	$10,961	$17,357
Working capital	12,741	25,739	31,689	7,002	11,728
Total assets	17,430	30,150	39,432	13,443	22,767
Current portion of debt	—	—	—	—	807
Accumulated deficit	(265,761)	(251,706)	(244,265)	(231,991)	(213,629)
Total stockholders' equity	13,743	26,538	32,420	7,636	13,091
ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this report. See “Item 1A: Risk Factors” regarding certain factors known to GenVec that could cause reported financial information not to be necessarily indicative of future results, including discussions of the risks related to the development, regulatory approval, manufacture, proprietary protection of our product candidates, and their market success relative to alternative products.

OVERVIEW

GenVec, Inc. (GenVec, we, our, or the Company) is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial Limited, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus (HSV), dengue fever, and malaria. In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD).

Our core technology has the important advantage of localizing protein delivery in the body. This is accomplished by using our adenovector platform to locally deliver genes to cells, which then direct production of the desired protein. This approach reduces side effects typically associated with systemic delivery of proteins. For vaccines, the goal is to induce an immune response against a target protein or antigen. This is accomplished by using an adenovector to deliver a gene which causes production of an antigen, which then stimulates the desired immune reaction by the body.

Our research and development activities yield product candidates that utilize our technology platform and represent potential commercial opportunities. For example, preclinical research in hearing loss and balance disorders through the delivery of the atonal gene using GenVec’s adenovector technology may have the potential to restore hearing and balance function. We are working with Novartis Institutes for BioMedical Research, Inc. (together with Novartis AG and its subsidiary corporations, including Novartis Pharma AG, Novartis), on the discovery and development of novel treatments for hearing loss and balance disorders. There are currently no effective treatments available for patients who have lost their balance function, and hearing loss remains a major unmet medical problem as well.

We have multiple vaccines in development leveraging our core adenovector technology including our preclinical programs to develop vaccine candidates for the prevention of RSV and HSV. We also have programs with the U.S. Naval Medical Research Center (NMRC) to develop vaccines for dengue fever and malaria. In addition, we have provided vaccine candidates to the National Institutes of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) against HIV. In the field of animal health, we are working with Merial Limited to commercialize vaccines for the prevention of a major animal health problem, FMD. Development efforts for this program are also supported by the U.S. Department of Homeland Security (DHS) and in collaboration with the U.S. Department of Agriculture (USDA).

On May 23, 2012, Cynthia Collins, became our President and Chief Executive Officer and was appointed to our Board of Directors. Prior to Ms. Collins joining the Company, on May 22, 2012, Paul H. Fischer, Ph.D. resigned as our President and Chief Executive Officer as well as from our Board of Directors.

Our business strategy is focused on entering into collaborative arrangements with third parties to complete the development and commercialization of our product candidates. In the event that third parties take over the development for one or more of our product candidates, the estimated completion date would largely be under the control of that third party rather than us. We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect our development plan or capital requirements. Our programs may also benefit from subsidies, grants, or government or agency-sponsored studies that could reduce our development costs.

An element of our business strategy is to pursue, as resources permit, the research and development of a range of product candidates for a variety of indications. This is intended to allow us to diversify the risks associated with our research and development expenditures. To the extent we are unable to maintain a broad range of product candidates, our dependence on the success of one or a few product candidates would increase.

Our research and development expenses were $14.3 million and $17.4 million for the years ended December 31, 2012 and 2011, respectively. These expenses were divided between our research and development platforms in the following manner:

	Years ended December 31,
(in millions)	2012	2011
TNFerade(1)	$0.8	$2.2
Vaccines	7.6	6.3
Hearing	5.6	8.4
Other Clinical Programs	0.3	0.5
Total	$14.3	$17.4

(1)	On March 29, 2010, we announced that we discontinued our Phase 3 clinical study of TNFerade in patients with locally advanced pancreatic cancer because an interim analysis of clinical data indicated that the trial would not meet its primary endpoint. Expenses for 2012 and 2011 consist of wind-down costs with respect to TNFerade matters. We have incurred $115 million of expenses on the development of this product candidate since the commencement of this program in 1999. Costs since the commencement of this program include research, development, clinical trials, clinical supply costs, the wind-down of the program, and an allocation of corporate general and administrative expenses.

Hearing Loss and Balance Disorders.  In a collaboration with Novartis, our hearing loss and balance disorders program is focused on the restoration of hearing and balance function through the regeneration of critical cells of the inner ear. Since commencement of this development program, GenVec has incurred approximately $20 million in research and development costs, including an allocation of corporate general and administrative expenses, most of which have been funded under our agreement with Novartis.

Vaccines.  Under our corporate and government funded vaccine programs, GenVec continues to develop vaccine candidates against malaria, HIV, RSV, HSV, and other infectious diseases, as well as an animal health vaccine for FMD. Since commencement of these vaccine development programs in 2002, GenVec has incurred approximately $116 million in research and development costs, including an allocation of corporate general and administrative expenses, most of which have been funded under our agreements with our various sponsors. We have entered into a collaboration with Merial Limited to develop vaccines for the prevention of a major animal health problem, FMD. Development efforts for this program are supported by the U.S. Department of Homeland Security and in collaboration with the U.S. Department of Agriculture.

To date, none of our proprietary or collaborative programs has resulted in a commercial product; therefore, we have not received any revenues or royalties from the sale of products. We have funded our operations primarily through public and private placements of equity securities, payments received under collaborative programs with public and private entities, and debt financings.

We have incurred operating losses each year since inception and, as of December 31, 2012, had an accumulated deficit of approximately $265.8 million. Our losses have resulted principally from costs incurred in research and development and from general and administrative activities. Research and development expenses consist primarily of salaries and related personnel costs, sponsored research costs, patent costs, technology access fees, clinical trial costs, and other expenses related to our product development and research programs. General and administrative expenses consist primarily of compensation and benefit expenses for executive, finance and other administrative personnel, facility costs, professional fees, business development costs, insurance premiums, and other general corporate expenditures.

As a result of the uncertainties discussed above, among others, we are unable to estimate the duration and completion costs of our research and development projects or when, if ever, and to what extent we will receive cash inflows from the commercialization and sale of a product. Our inability to complete our research and development projects in a timely manner or our failure to enter into collaborative agreements, when appropriate, could significantly increase our capital requirements and could adversely impact our liquidity. These uncertainties could force us to seek additional, external sources of financing from time to time in order to continue with our business strategy. Our inability to raise additional capital, or to do so on terms reasonably acceptable to us, would jeopardize the future success of our business. However, we believe that we have sufficient operating capital to continue our current research, development and collaborative activities through at least the next twelve months.

CRITICAL ACCOUNTING POLICIES AND THE USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates using authoritative pronouncements, historical experience, and other assumptions as the basis for making estimates. Actual results could differ from those estimates. Significant accounting policies are more fully described in Note 2 of the “Notes to Financial Statements” included in this Annual Report on Form 10-K.

We have discussed the development, selection, and disclosure of critical accounting policies and estimates with the Audit Committee of our Board of Directors. While we base estimates and assumptions on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions.

We believe the following accounting policies to be critical because they require significant estimates or judgment on the part of management:

Revenue Recognition.  Revenue is recognized when all four of the following criteria are met (1) a contract is executed, (2) the contract price is fixed and determinable, (3) delivery of the service or products have occurred, and (4) collectability of the contract amounts is considered probable.

Our collaborative research and development agreements can provide for upfront license fees, research payments, and/or substantive milestone payments. Upfront nonrefundable fees associated with license and development agreements where we have continuing involvement in the agreement are recorded as deferred revenue and recognized over the estimated service period. If the estimated service period is subsequently modified, the period over which the upfront fee is recognized is modified accordingly on a prospective basis. Non-refundable research and development fees for which no future performance obligations exist are recognized when collection is assured. Substantive milestone payments are considered performance payments and are recognized upon achievement of the milestone if all of the following criteria are met: (i) achievement of the milestone involves a degree of risk and was not reasonably assured at the inception of the arrangement; (ii) substantive effort is involved in achieving the milestone; and (iii) the amount of the milestone payment is reasonable in relation to all of the deliverables and payment terms within the arrangement. Determination of whether a milestone meets the aforementioned conditions involves the judgment of management.

Research and development revenue from cost-reimbursement and cost-plus fixed fee agreements is recognized as earned based on the performance requirements of the contract. Revisions in revenues, cost, and billing factors (e.g. indirect rate estimates) are accounted for in the period of change. Reimbursable costs under such contracts are subject to audit and retroactive adjustment. Contract revenues and accounts receivable reported in the financial statements are recorded at the amount expected to be received. Contract revenues are adjusted to actual upon final audit and retroactive adjustment. Estimated contractual allowances are provided based on management’s evaluation of current contract terms and past experience with disallowed costs and reimbursement levels. Payments received in advance of work performed are recorded as deferred revenue.

Clinical Trial Expenses and Research and Development Activities.  We accrue estimated costs for clinical and preclinical studies based on estimates of work performed. We believe this method best aligns our expenses with the efforts we expend. We monitor the progress of the trials and their related activities to the extent possible and adjust the accruals accordingly. Adjustments to accruals are charged to expense in the period in which the facts that give rise to the adjustment become known.

The expenditures necessary to execute our business plan are subject to numerous uncertainties, which may adversely affect our liquidity and capital resources. Completion of clinical trials may take several years or more, but the length of time generally varies substantially according to the type, complexity, novelty, and intended use of a product candidate.

We estimate that clinical trials of the type we generally conduct are typically completed over the following timelines:

Clinical Phase	Estimated Completion Date
Phase 1	1 - 3 years
Phase 2	1 - 4 years
Phase 3	2 - 5 years

The duration and the cost of clinical trials may vary significantly over the life of a project as a result of differences arising during the clinical trial protocol, including, among others, the following:

•	The number of patients that ultimately participate in the trial;
•	The duration of patient follow-up that seems appropriate in view of the results;
•	The number of clinical sites included in the trials; and
•	The length of time required to enroll suitable patient subjects.

We test potential product candidates in preclinical studies to identify indications for which they may be product candidates. We may conduct multiple clinical trials to cover a variety of indications for each product candidate. As we obtain results from trials, we may elect to discontinue clinical trials for certain product candidates or for certain indications in order to focus our resources on more promising product candidates or indications.

Stock Based Compensation

We account for stock-based compensation based on the estimated grant date fair value of the stock using the Black-Scholes option-pricing model. The estimated grant date fair value is recognized in earnings over the requisite service period.

RECENT ACCOUNTING PRONOUNCEMENTS

For a discussion of recently issued accounting pronouncements, refer to the section titled “Recent Accounting Pronouncements” within Note 2 Summary of Significant Accounting Policies in the notes to our Financial Statements.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2012 AND 2011

REVENUE

Revenue.  Revenue decreased 47% to $9.4 million in 2012 from $17.7 million in 2011. The decrease in 2012 is primarily due to decreased revenue of $5.6 million, $1.5 million, and $1.2 million generated by our hearing loss and balance disorder, HIV, and foot and mouth disease programs, respectively, over the prior year. We entered into a collaboration agreement with Novartis in January 2010, which accounted for $0.9 million and $3.8 million of revenue in 2012 and 2011, respectively, and a development agreement related to the supply of clinical trial material related to activities under the collaboration agreement in August 2010, which accounted for $3.5 million and $6.0 million in revenue in 2012 and 2011, respectively. A reduced work scope as we near completion of our development work under the two Novartis agreements resulted in decreased revenue in 2012 as compared to 2011. Decreased revenue associated with our foot and mouth disease program is due mainly to a decrease in work scope and the successful completion of field safety studies under our agreements with the DHS. Decreased revenue associated with our HIV program as compared to the prior year periods is due to reduced work scope.

OPERATING EXPENSES

Research and development.  Research and development expenses decreased 18% to $14.3 million in 2012 from $17.4 million in 2011. In 2012 we experienced lower research and development costs than in the prior year due primarily to decreased manufacturing costs in the hearing and FMD programs, the closeout of the PACT trial, reduced personnel costs as a result of our reduction in force in 2012, reduced material costs for our funded programs, and reduced equipment purchases under our hearing and FMD programs. These decreases were partially offset by increased outside costs for our other research programs as compared to 2011. Stock-based compensation expense included in research and development personnel costs decreased approximately $266,000 in 2012 as compared to the prior year.

General and administrative.  General and administrative expenses increased 17% to $9.1 million in 2012 from $7.8 million in 2011. General and administrative expenses were higher in 2012 primarily due to personnel costs, which included approximately $1.3 million in non-recurring employment costs. General and administrative expenses include a decrease of approximately $80,000 of stock-based compensation expense in 2012 as compared to the prior year.

OTHER INCOME (LOSS)

Total other income increased to $42,000 in 2012 as compared to $41,000 in 2011. Total other income consists primarily of interest income.

LIQUIDITY AND CAPITAL RESOURCES

We have experienced significant losses since our inception. As of December 31, 2012 we have an accumulated deficit of $265.8 million. The process of developing and commercializing our product candidates requires significant research and development work and clinical trial work, as well as significant manufacturing and process development efforts. These activities, together with our general and administrative expenses, are expected to continue to result in significant operating losses for the foreseeable future.

As of December 31, 2012, cash, cash equivalents, and short-term investments totaled $15.3 million as compared to $26.4 million at December 31, 2011.

For the 12 months ended December 31, 2012, we used net cash of $10.8 million for operating activities. This consisted of a net loss for the period of $14.1 million, which included approximately $0.2 million of non-cash depreciation and amortization, $1.7 million of accounts receivable collections, and $1.3 million of non-cash stock-based compensation expenses. Net cash was used primarily for the advancement of our hearing program, research and development programs, and to a lesser extent, the termination of our TNFerade PACT trial and general and administrative activities.

Net cash provided by investing activities during the 12 months ended December 31, 2012 was $10.9 million which included $11.2 million for the net proceeds from sales of marketable securities, reduced by $0.3 million for the purchase of property and equipment.

There was no cash provided or used from financing activities during the 12 months ended December 31, 2012.

For the 12 months ended December 31, 2011, we used net cash of $8.5 million for operating activities. This consisted of a net loss for the period of $7.4 million, which included approximately $0.2 million of non-cash depreciation and amortization and $1.6 million of non-cash stock-based compensation expenses. Also contributing to the use of cash was the recognition of previously received unearned revenue of $2.0 million. Net cash was used primarily for the advancement of our hearing program, research and development programs, and the termination of our TNFerade PACT trial and to a lesser extent general and administrative activities.

Net cash used in investing activities during the 12 months ended December 31, 2011 was $22.5 million which included $22.3 million for the net purchase of marketable securities and $0.2 million for the purchase of property and equipment.

Net cash provided from financing activities during the 12 months ended December 31, 2011 was $38,000, which was provided from the issuance of common stock and warrants, net of issuance costs.

Historically we have entered into agreements with academic medical institutions and contract research organizations to perform research and development activities and with clinical sites for the treatment of patients under clinical protocols. Such contracts expire at various dates and have differing renewal and expiration clauses. We also utilize different financing instruments, such as debt and capital and/or operating leases, to finance various equipment and facility needs.

Since our initial public offering, we have raised capital by offering shares of our common stock and warrants to purchase shares of our common stock in a variety of offerings. As a result of a number of those offerings, as of February 28, 2013, we have approximately 1.4 million warrants outstanding. Please see Note 8 “Stockholders’ Equity” to our audited financial statements included in this Annual Report.

On September 7, 2011, we entered into a Stockholder Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. The Stockholder Rights Agreement was not adopted in response to any specific effort to acquire control of the Company. In connection with the adoption of the new Stockholder Rights Agreement, the Company’s Board of Directors declared a dividend of one preferred stock purchase right, or Right, for each outstanding share of common stock to stockholders of record as of the close of business on September 7, 2011. Initially, the Rights will be represented by GenVec's common stock certificates or book entry notations, will not be traded separately from the common stock and will not be exercisable. In the event that any person acquires beneficial ownership of 20% or more of the outstanding shares of GenVec's common stock, or upon the occurrence of certain other events, each holder of a Right, other than the acquirer, would be entitled to receive, upon payment of the purchase price, which is initially set at $32 per Right, a number of shares of GenVec common stock having a value equal to two times such purchase price. The Company’s Board of Directors is entitled to redeem the Rights at $0.001 per right at any time before a person or group has acquired 20% or more of the Company’s common stock. The Rights will expire on September 7, 2021, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated. The Rights will at no time have any voting rights. The Company has authorized 30,000 shares of Series B Junior Participating Preferred Stock in connection with the adoption of the new Stockholder Rights Agreement. There was no Series B Junior Participating Preferred Stock issued or outstanding as of December 31, 2012.

Our estimated future capital requirements are uncertain and could change materially as a result of many factors, including the progress of our research, development, clinical, manufacturing, and commercialization activities. We currently estimate we will use between $8 million and $9 million of cash during the next four quarters, ending December 31, 2013. Our estimate includes approximately $1.3 million in contractual obligations as well as $0.6 million for capital expenditures. Based on this estimate we have sufficient resources to fund our operations through at least the next twelve months.

Our business strategy is focused on entering into collaborative arrangements with third parties to complete the development and commercialization of our product candidates. We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements in whole or in part, and how such arrangements would affect our development plan or capital requirements.

If we seek strategic alliances, licenses, or other alternative arrangements, such as arrangements with collaborative partners or others, we may need to relinquish rights to certain of our existing or future technologies, product candidates, or products we would otherwise seek to develop or commercialize on our own, or to license the rights to our technologies, product candidates, or products on terms that are not favorable to us. We also will continue to look for government sponsored research collaborations and grants to help offset future anticipated losses from operations, as we expect to continue to rely on government funding for a significant portion of our revenues for the next few years and, to a lesser extent, interest income. If we are unable to advance the development of our product candidates through collaborations, or if our current operating capital is not sufficient to fund our operations, we may need to access the capital markets for financing or enter into strategic alliances or licensing arrangements. If we determine to pursue and are successful in raising additional funds through the issuance of equity securities, investors will likely experience dilution, or the equity securities may have rights, preferences, or privileges senior to those of the holders of our common stock. If we raise funds through the issuance of debt securities, those securities would have rights, preferences, and privileges senior to those of our common stock.

OFF-BALANCE SHEET OBLIGATIONS

We had no off-balance sheet obligations other than in connection with our operating leases.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOURES ABOUT MARKET RISK

Not applicable.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The response to this item is submitted in a separate section of this report. See “Index to Financial Statements” on Page F-1 for a list of the financial statements being filed herein.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We have carried out an evaluation, under the supervision and the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act as of December 31, 2012. Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of that period, our disclosure controls and procedures are effective in providing reasonable assurance that: (a) the information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (b) such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act as a process designed by, or under the supervision of, a company’s principal executive and principal financial officers and effected by a company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;
•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and
•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or the degree of compliance with the policies or procedures may deteriorate.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment, management has concluded that, as of December 31, 2012, our internal control over financial reporting is effective based on those criteria.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors

The following table sets forth the director nominees for election at the Annual Meeting, the directors of the Company currently in office, their ages, and the positions currently held by each such person with the Company.

Name	Age	Position
Directors whose terms expire at the Annual Meeting
Edward M. Connor, Jr., M.D(3)	60	Director
Zola P. Horovitz, Ph.D.(1)(2)(4)	78	Director
William N. Kelley, M.D.(1)(3)	73	Director
Directors whose terms expire in 2014
Adel A.F. Mahmoud, M.D., Ph.D.(1)	71	Director
Kevin M. Rooney(2)	46	Director
Marc R. Schneebaum(2)(3)	58	Director
Directors whose terms expire in 2015
Cynthia Collins	54	Director, President, and Chief Executive Officer
Wayne T. Hockmeyer, Ph.D.(1)(3)	68	Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Chairman of the Board of Directors.

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes, or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Directors Whose Terms Expire in 2013

Edward M. Connor, Jr., M.D. has served as a director of GenVec since June 2011. Dr. Connor is a member of the Compensation Committee. Dr. Connor is the Director, Office of Innovation Development and Investigational Therapeutics at Children’s National Medical Center and a Professor of Pediatrics, Microbiology, Immunology and Tropical Medicine at George Washington University School of Medicine and Health Sciences, positions he has held since 2008. From 2004 to 2008, Dr. Connor was the Chief Medical Officer and Executive Vice President of MedImmune, Inc., where he had previously served as a Senior Vice President, Clinical Development from 2000 to 2004, Vice President, Clinical Development from 1995 to 2000, and Director, Clinical Studies from 1994 to 1995. He served as the Chief Medical Officer for 3-V Biosciences, a biopharmaceutical company, from 2010 to 2012. Dr. Connor has also served on numerous advisory boards and currently serves as CEO and member of the Board of Directors of ReveraGen BioPharma.

Dr. Connor has significant academic and executive-level leadership experience and brings to the Board a broad perspective on the Company’s operations, strategy, and medical technology.

Zola P. Horovitz, Ph.D. has served as a director of GenVec since August 2003. Dr. Horovitz is a member of the Nominating and Corporate Governance Committee and the Audit Committee and is the Chairman of the Board of Directors. Dr. Horovitz is currently retired. Dr. Horovitz served as a director of Diacrin, Inc. from 1994 to August 2003. From 1991 to 1994, Dr. Horovitz was Vice President, Business Development and Planning at Bristol-Myers Squibb Pharmaceutical Group and was Vice President, Licensing from 1989 to 1991. Prior to 1989, Dr. Horovitz spent 30 years as a member of the Squibb Institute for Medical Research and received his Ph.D. from the University of Pittsburgh. Dr. Horovitz currently serves as a director of BioCryst Pharmaceuticals, Inc. and Palatin Technologies, Inc. Within the past five years, Dr. Horovitz also served on the boards of Genaera Corp., Immunicon Corp., NitroMed, Inc., Avigen, Inc. and DoV Pharmaceutical Inc. (acquired by Euthymics Bioscience, Inc. in July 2010).

Dr. Horovitz has spent over five decades in the pharmaceutical and biotechnology industry, and brings this depth of experience to his leadership of our Board. Dr. Horovitz’s wide range of business development and licensing expertise has served and will continue to serve as an important resource for the Board as the Company continues its development.

William N. Kelley, M.D. has served as a director of GenVec since June 2002. Dr. Kelley is the Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Dr. Kelley brings a long history of involvement in experimental models of gene therapy to the Board. Dr. Kelley and his colleagues at the University of Michigan were the first to propose in vivo gene therapy as it is recognized today and the first to directly administer a human gene in vivo and obtain expression in an experimental animal model. From 1989 to 2000, Dr. Kelley served as Executive Vice President of the University of Pennsylvania with responsibilities as Chief Executive Officer for the Medical Center, Dean of the School of Medicine, and the Robert G. Dunlop Professor of Medicine and Biochemistry and Biophysics. He is currently Professor of Medicine and Professor of Biochemistry and Biophysics at the School of Medicine of the University of Pennsylvania. In the national leadership arena, Dr. Kelley has served as President of the American Society for Clinical Investigation, President of the American College of Rheumatology, Chair of the American Board of Internal Medicine and Chair of the Residency Review Committee for Internal Medicine. Within the past five years, Dr. Kelley served on the board of directors of Merck & Co. Inc., Beckman Coulter, Inc., Advanced Biosurfaces, Inc. and Polymedix, Inc.

Dr. Kelley brings a long history of involvement in experimental models of gene therapy to the Board. Dr. Kelley’s many leadership roles, both as a leader in the field of gene therapy and as a senior management figure of an internationally renowned medical center, allow him to provide strong leadership to our Board.

Directors Whose Terms Expire in 2014

Adel A.F. Mahmoud, M.D., Ph.D. has served as a director of GenVec since June 2011. Dr. Mahmoud is a member of the Nominating and Corporate Governance Committee. Dr. Mahmoud is a Professor at Princeton University in the Department of Molecular Biology and the Woodrow Wilson School of Public and International Affairs a position he has held since 2007. In 2006, he retired as the Chief Medical Advisor, Vaccines and Infectious Diseases and a member of the Management Committee of Merck & Co., Inc., a pharmaceutical company. From 1999 to 2005, he had served as President, Merck Vaccines and a member of the Management Committee of Merck & Co. Dr. Mahmoud currently serves as a director of Becton, Dickinson and Company, Sanaria Inc., and Inovio Pharmaceuticals, Inc. He also serves on numerous scientific advisory boards and is the chairman of the National Institutes of Health’s Blue Ribbon Panel to Advise on the Risk Assessment of the National Emerging Infectious Diseases Laboratories at Boston University Medical Center and the National Academy of Sciences’ Committee on the Prevention of Proliferation of Biological Weapons.

Dr. Mahmoud is a prominent scientist with a strong background in infectious disease and vaccines. He brings strong technical and operational experience to the Board based on his research background and experience in the pharmaceutical industry and academia.

Kevin M. Rooney has served as a director of GenVec since January 2008. Mr. Rooney is a member of the Audit Committee. Mr. Rooney is currently the President of Beacon Consulting Group, a company focused on providing strategic consulting services to biopharmaceutical executives, a position he has held since 2007. Previously, from 2003 to 2007, he held positions at Medimmune Inc., including Vice President, sales and marketing, for their oncology division. Prior to this, Mr. Rooney worked for Bristol-Myers Squibb Company holding positions of increasing responsibility. He also held marketing positions at Glaxo Wellcome, Inc. and Burroughs Wellcome Company. He received his master’s degree in management from the J.L. Kellogg Graduate School of Management at Northwestern University and his bachelor’s degree from the University of Virginia. He is also a member of the board of trustees for the National Foundation for Infectious Disease, a non-profit foundation for infectious disease education of medical professionals and the public.

Mr. Rooney’s commercial leadership experience makes him a valuable member of the Board in planning for the future development and growth of the Company.

Marc R. Schneebaum has served as a director of GenVec since April 2007. Mr. Schneebaum is a member of the Compensation Committee and the Chairman of the Audit Committee. Mr. Schneebaum is currently Chief Operating Officer of Predictive BioSciences, Inc., a commercial stage, cancer diagnostics company, a position he has held since 2011, and served as its President, Chief Executive Officer and a director from 2011 to 2013. From 1997 to 2010, Mr. Schneebaum served as President, Chief Executive Officer, and a director of Sensors for Medicine and Science, Inc. (SMSI), an emerging medical technology company. Previously, from 1991 to 1997, he served as Senior Vice President, Finance, Business Development and Administration, and CFO of Genetic Therapy, Inc. (GTI), a biotechnology company. Prior to his tenure at GTI, from 1987 to 1991, Mr. Schneebaum was a Vice President at Alex Brown & Sons Incorporated, a leading investment banking firm (now part of Deutsche Bank), where he participated in a variety of finance and strategic assignments. Mr. Schneebaum began his career in the accounting and auditing group at KPMG LLP, advancing to senior manager in the management consulting group. Mr. Schneebaum, a CPA, received his degree in Business Administration from the University of Maryland. He has also served on the boards of the March of Dimes of Maryland and the Maryland Enterprise Investment Fund.

Mr. Schneebaum’s financial acumen and varied leadership roles in the medical-technology and biotechnology fields, and his experience in investment banking, accounting, and management consulting at leading institutions brings a level of knowledge to the Board that aids greatly in its deliberations.

Directors Whose Terms Expire in 2015

Cynthia Collins serves as President and Chief Executive Officer. Ms. Collins has served as President and Chief Executive Officer and as a director of the Company since May 2012. Ms. Collins previously served as Group Vice President, Cellular Analysis Business of Beckman Coulter from 2007 to until its sale in 2011. Prior to joining Beckman Coulter, Ms. Collins served as Chief Executive Officer of Sequoia Pharmaceuticals, Inc., a private biotechnology company developing antiviral drugs. Prior to joining Sequoia Pharmaceuticals, Ms. Collins served as President of Clinical Micro Sensors, Inc., a wholly owned subsidiary of Motorola where she directed the development and commercialization of molecular diagnostic microarray products and led the eventual strategic divestiture of the division. Before Motorola, she spent over 17 years at Baxter Healthcare in a variety of executive roles, including President of Global Oncology and Vice President of Strategy and Portfolio Management of BioScience. Prior to joining Baxter Healthcare, she worked six years with Abbott Laboratories in a series of operational assignments. Ms. Collins received her undergraduate degree in Microbiology from the University of Illinois and her Masters in Business Administration from the University of Chicago Booth School of Business.

On May 23, 2012, Cynthia Collins, became our President and Chief Executive Officer and was appointed to our Board of Directors. Prior to Ms. Collins joining the Company, on May 22, 2012, Paul H. Fischer, Ph.D. resigned as our President and Chief Executive Officer as well as from our Board of Directors. Ms. Collins’ background, her experience prior to joining the Company, and her day-to-day leadership of our business gives the Board an invaluable executive and Company-focused perspective.

Wayne T. Hockmeyer, Ph.D. has served as a director of GenVec since December 2000. Dr. Hockmeyer is a member of the Nominating and Corporate Governance Committee and is the Chairman of the Compensation Committee. Dr. Hockmeyer founded MedImmune, Inc. (MedImmune) in April 1988 as President and Chief Executive Officer and was elected a director of MedImmune in May 1988. Dr. Hockmeyer became Chairman of the board of directors of MedImmune in May 1993 and relinquished his position as Chief Executive Officer in October 2000. Dr. Hockmeyer is currently retired, having resigned from his positions as a member of the MedImmune board of directors, and as President, MedImmune Ventures, Inc., following the acquisition of MedImmune by AstraZeneca Biopharmaceuticals, Inc. in June 2007. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and his Ph.D. from the University of Florida in 1972. Currently, he is a director of Baxter International Inc. and Idenix Pharmaceuticals, Inc. Within the past five years, Dr. Hockmeyer also served on the boards of Verenium Corp. and Middlebrook Pharmaceuticals, Inc.

Dr. Hockmeyer’s experience for the past two decades at the forefront of biotechnology development provides a valuable resource and knowledge base for our Board. Dr. Hockmeyer’s experience in founding and managing MedImmune prior to its acquisition, both as its most senior executive and as Chairman of its board of directors, enables him to counsel the Board in a unique and beneficial manner.

Executive Officers

Please see “Executive Officers of the Registrant” in Part I of this Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2012, the Company believes that all Section 16(a) filing requirements applicable to the Company’s executive officers, directors, and greater than 10% beneficial owners were complied with in a timely manner.

Code of Business Conduct and Ethics

The Board has adopted the Code of Business Conduct and Ethics (the “Code”), which sets forth standards of expected conduct of the Chief Executive Officer, financial executives, directors, executive officers, and all employees of the Company. The Code includes policies on employment, conflicts of interest, confidential information, and requires strict adherence to all laws and regulations applicable to the conduct of the Company’s business. A copy of the Code can be found in the Investor Relations section on the Company’s website at www.genvec.com. The Company will disclose any amendment to the Code or waivers of the Code relating to the Company’s directors, executive officers, principal financial and accounting officers, or persons performing similar functions on its website within five business days following the date of any such amendment or waiver.

Audit Committee & Audit Committee Financial Expert

The Board has established the Audit Committee in accordance with Section 3(a) (58) (A) of the Exchange Act. The Board has adopted, and annually reviews, a written charter outlining the practices followed by the Audit Committee. The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with accepted accounting principles. The Company’s management is responsible for the preparation, presentation and integrity of the financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and performing an independent audit of financial statements in accordance with auditing standards generally accepted in the United States of America. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.

The members of the Audit Committee are Marc R. Schneebaum (Chairman), Zola P. Horovitz, Ph.D., and Kevin M. Rooney. Each member of the Audit Committee is independent as defined by NASDAQ listing standards. The Board has determined that at least one member of the Audit Committee, Marc R. Schneebaum, is an Audit Committee Financial Expert as defined in the SEC’s rules and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and evaluating the selection of the Company’s independent registered public accounting firm and is responsible for overseeing the following: management’s preparation of the Company’s financial statements and management’s conduct of the accounting and financial reporting processes; management’s maintenance of internal controls and procedures for financial reporting; the Company’s compliance with applicable legal and regulatory requirements, including without limitation those requirements relating to financial controls and reporting; the independent auditor’s qualifications and independence; and the performance of the independent auditors, including the annual independent audit of the Company’s financial statements.

ITEM 11.	EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2012:

Name and Principal Position(1)	Year	Salary ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Cynthia Collins Chief Executive Officer	2012	273,438	497,404	126,000	59,996	956,837
Paul H. Fischer, Chief Executive Officer	2012	186,915	162,280	—	554,876	904,071
	2011	441,284	176,036	115,188	19,985	752,493
Douglas J. Swirsky, Sr. Vice President, Chief Financial Officer	2012	310,919	117,138	75,305	10,175	513,537
	2011	302,746	88,019	49,802	13,825	454,391
Douglas E. Brough, Sr. Vice President, Research	2012	288,206	146,423	64,491	8,960	508,080
	2011	258,750	88,019	46,963	11,515	405,247

(1)	Ms. Collins became Chief Executive Officer in May 2012. Dr. Fischer resigned as Chief Executive Officer in May 2012.
(2)	Amounts represent the aggregate grant date fair value as computed in accordance with ASC Topic 718 using the assumptions set forth in Note 8 to the audited financial statements of the Company.
(3)	Represents amounts earned under the Company's annual performance award plan for the respective year.
(4)	Amounts shown for 2012 are discussed below under Narrative Disclosure to Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table

The following section provides a description of the 2012 compensation information contained in the Summary Compensation Table above for the following individuals, whom we refer to as our named executive officers:

•	Cynthia Collins, Chief Executive Officer
•	Douglas J. Swirsky, Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
•	Douglas E. Brough, Senior Vice President, Research
•	Paul H. Fischer, our former Chief Executive Officer

Ms. Collins became our Chief Executive Officer in May 2012, which is when Dr. Fischer resigned from that position.

Base Salaries

The Committee recommends a base salary level for the CEO, subject to Board approval, and approves base salary levels for the other named executive officers based on individual performance, promotions, and industry information. In considering base salary levels, the Committee gives most weight to the CEO's performance assessment of each named executive officer (other than herself). For 2012, Dr. Fisher received an increase of approximately 3%. Mr. Swirsky received an increase of approximately 2.7%, while Dr. Brough received an increase of approximately 10.1%. The increase for Dr. Brough reflected his increased responsibility for projects that are critical to our Company. In November 2012, Dr. Brough was promoted to Senior Vice President, Research and his base salary was set at $310,650. The base salary for Ms. Collins was set at $450,000 on an annualized basis as a result of the negotiation of her employment agreement described below.

Annual Performance Award Plan

Each year, the named executive officers have the opportunity to receive annual performance awards through participation in the Company's Annual Performance Award Plan. Participants in this plan are eligible to receive a target payment that is expressed as a percentage of the participant's base salary and that is based on performance of the Company and each named executive officer's overall individual performance (with the exception of the CEO). For 2012, annual performance award opportunities for Dr. Fischer, Mr. Swirsky and Dr. Brough remained unchanged from the percentages used in the prior year, and were 50%, 35% and 30%, respectively. When Ms. Collins joined the Company, consistent with her employment agreement, her target payment expressed as a percentage of base salary was set at 50%.

For Dr. Fischer, at the time it was established, 100% of the annual performance award was based on corporate goals. When Ms. Collins joined the Company, 100% of her annual performance award was also based on corporate goals. For Mr. Swirsky and Dr. Brough, 70% was payable based on corporate goals and 30% was payable based on individual goals.

The corporate goals for 2012 were set on January 18, 2012. The goals, level of achievement and weight are described below:

RSV Vaccine	Advance Development and Establish Partnership (weighted 25%)
HSV Vaccine	Proof of Concept Data for Pre-IND and Partnering (weighted 25%)
Hearing Loss	Advance Research and Development (weighted 20%)
FMD Vaccine	Advance DHS and Merial Limited collaborations (weighted 5%)
Technology	Establish Proprietary Vector Platform (weighted 15%)
Financial Goals	2012 Cash Burn of $8M or less and other corporate initiatives (weighted 10%)

In general, achievement of 100% of the corporate goals and the Committee’s positive evaluation of individual performance will result in an annual incentive award payment to the individual at the target level. The Committee retains the discretion, however, to pay the annual performance awards at levels below or above the target level as it evaluates both the achievement of corporate goals, taking into account the weightings assigned to each goal, and the individual performance of the executives. Ms. Collins employment agreement provides that she is eligible for a payment under the annual performance award plan of up to 150% of her base salary in the event of superior performance.

The Committee determined that the executives performed solidly and that the payments, or portions of the payments, related to the corporate goals under the Company’s annual performance award plan should reflect the Company’s achievements at the 56% level. Dr. Fischer did not receive, however, a payout under the annual incentive plan due to his departure from the Company during the year.

For purposes of the portion of the annual performance award that is based on individual performance for Mr. Swirsky and Dr. Brough, the Committee considered the following individual accomplishments:

•	Mr. Swirsky: (1) strong support of core programs through management of financial and accounting functions, business development, information technology and facilities; and (2) implementation of cost reduction plan, reflecting individual performance of 100%, which, when taken together with the performance for the corporate goals, resulted in Mr. Swirsky achieving 69.2% of his target.
•	Dr. Brough: (1) research support for hearing loss; (2) development of key new data supporting project pipeline; and (3) advancement of our core technology base through differentiation and strengthening our intellectual property base, reflecting individual performance of 100%, which, when taken together with the performance for the corporate goals, resulted in Dr. Brough achieving 69.2% of his target.

Annual Stock Option Grants

The Company uses stock options for its equity incentive awards in order to be consistent with its objective to align the interests of stockholders and its executives. Stock options are awarded annually and are considered part of total compensation, along with base salary and annual performance awards. Stock options granted in 2012, consistent with awards in prior years, vest over a four-year period, with one-eighth of each option grant vesting six months after the date of grant and the remainder vesting ratably over the following 42 months. This vesting schedule was selected because of the Company's belief that it is consistent with industry practice while still providing a relatively long retention benefit.

Stock options that are granted as part of the long-term incentive program are granted with an exercise price equivalent to the closing price of the Common Stock on NASDAQ Capital Market on the date of grant. The exercise price of stock options granted to a newly hired executive officer is set at the closing price of GenVec's Common Stock on NASDAQ on the start date of the executive officer, which is a date on or after approval of the grant by the Compensation Committee. In 2012, Dr. Fischer, Mr. Swirsky and Dr. Brough, received annual stock option grants of 150,000, 60,000 and 75,000, respectively, on January 18, 2012 at an exercise price of $2.49 per share. Dr. Fischer’s award was forfeited pursuant to its terms on his resignation.

Ms. Collins received a stock option award on May 23, 2012 for 250,000 options at an exercise price of $2.49 per share. The award to Ms. Collins was on the same terms as the stock option awards for the other named executive officers and was in an amount of options negotiated with her in connection with her employment agreement.

All Other Compensation

In 2012, for Mr. Swirsky and Dr. Brough, the amounts shown in All Other Compensation in the Summary Compensation Table above included amounts for matching contributions sunder the Company’s 401(k) plan. For Ms. Collins the amount shown in All Other Compensation for 2012 represents amounts paid to Ms. Collins pursuant to her employment agreement to reimburse her for moving expenses consistent with Company policy and a gross-up to cover applicable taxes on that reimbursement.

In connection with his resignation, Dr. Fischer entered into a separation and release agreement and a consulting agreement with the Company. The separation and release agreement was entered into on May 22, 2012 and governs the terms of Dr. Fischer’s departure, providing, among other things, that (i) Dr. Fischer will receive his base salary at the time of his resignation for twelve months after the effectiveness of his resignation, and (ii) Dr. Fischer releases the Company of all claims or potential claims he may have, except for certain enumerated exceptions. Also in connection with Dr. Fischer’s resignation, the Company entered into a consulting agreement with him, also dated May 22, 2012. As partial consideration for entering into the consulting agreement, the Company granted him an award of stock options under a separate agreement. The consulting agreement, which has a term of one (1) year, provides that, among other things, the Company will pay a consulting fee to Dr. Fischer of $15,000 and Dr. Fischer will provide a minimum of fifteen (15) days of consulting services. After Dr. Fischer has fulfilled this minimum commitment, the Company will pay $1,000 per day for additional consulting services provided by Dr. Fischer. The award of stock options was an award to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on June 1, 2012, the effective date of the Fischer Consulting Agreement. The option has a ten-year term and will vest and become exercisable as to fifty percent (50%) of the shares of common stock covered by the option on the six (6) month anniversary of the grant date and the remainder of the shares covered by the option will vest on the one-year anniversary of the grant date. The amount shown for All Other Compensation for Dr. Fischer in the Summary Compensation Table for 2012 includes, among other things, amounts payable in connection with 401(k) matching contributions, $474,600 for the twelve months of base salary payable under the separation and release agreement, and $162,280 representing the aggregate grant date fair value of the stock option awarded in connection with the consulting agreement.

Employment, Severance and Change in Control Arrangements

GenVec has an employment agreement with Ms. Collins, salary continuation agreements with each of Mr. Swirsky and Dr. Brough and a change in control agreement with Mr. Swirsky. The Company had similar arrangements with Dr. Fischer prior to the time he resigned.

Employment Agreement with Ms. Collins.  The Company entered into an employment agreement with Ms. Collins on May 18, 2012 as a condition of her willingness to take the position of Chief Executive Officer. The employment agreement provides for the base salary and annual performance award provisions discussed above. Under the terms of the agreement, if Ms. Collins terminates her employment for “good reason” (as defined below) or if her employment is terminated by the Company without “cause” (as defined below) and other than by reason of death or disability, Ms. Collins will also be entitled to receive accrued compensation, her regular base salary for a period of 18 months and an amount equal to one and one-half times her target bonus as of the time of termination. The agreement also includes continued health care benefits for 18 months.

If Ms. Collins terminates her employment for “good reason” or if her employment is terminated by the Company without “cause” within 12 months following a change in control (as define below under the heading Acceleration of Stock Awards), Ms. Collins will be entitled to receive accrued compensation amounts and a lump sum payment in an amount equal to the greater of (i) two times her base salary for the year in which the termination date occurs, or the year immediately preceding the year in which the change in control occurs (the “Reference Base Salary”), and (ii) two times her annual target bonus based on the Reference Base Salary. The agreement also includes continued health care benefits until the earliest of the 18-month anniversary of the termination date, the date Ms. Collins is no longer eligible for continuation coverage and the date on which Ms. Collins becomes eligible to receive substantially similar coverage from another employer.

Whether or not Ms. Collins’s termination follows a change in control, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

In addition, Ms. Collins’s employment agreement includes a non-disparagement clause and non-competition and non-solicitation provisions terminating 18 months after the last day of her employment. Upon the death or disability of Ms. Collins during such time as she is entitled to any payments or benefits under the agreement, such payments and benefits are payable to her estate and/or beneficiaries, as the case may be.

Under the terms of the agreement, “good reason” is defined as the occurrence of any of the following events during the employment term without Ms. Collins’s written consent:

•	a material reduction in Ms. Collins’s base salary other than as a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;
•	a material reduction in Ms. Collins’s target bonus opportunity;
•	a relocation of Ms. Collins’s principal place of employment by more than 50 miles, except for required travel on Company business to an extent substantially consistent with Ms. Collins’s business travel obligations as of the date of relocation;
•	any material breach by the Company of any material provision of the agreement or any material provision of any other agreement between the Executive and the Company;
•	a material adverse change in Ms. Collins’s title, authority, duties or responsibilities (other than temporarily while Ms. Collins is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company and capitalization on the date of the agreement; or
•	a material adverse change in the reporting structure applicable to Ms. Collins.

“Cause” is defined to include any of the following actions by Ms. Collins:

•	the willful failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness);
•	the willful failure to comply with any duly authorized and legal directive of the Board;
•	the engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;
•	the embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

•	the conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
•	the material, intentional unauthorized breach of the Proprietary Information Agreement (as defined in the agreement); or
•	the material breach of any material obligation under the agreement or any other written agreement between Ms. Collins and the Company.

Salary Continuation Agreements.  The Company entered into a salary continuation agreement with Mr. Swirsky when he joined the Company in 2006, which was pursuant to a form of agreement that was adopted in October 2002 and amended in December 2008 to provide for technical compliance with certain Treasury regulations. The Company has also entered into a salary continuation agreement with Dr. Brough with terms substantially similar to the form of agreement adopted in October 2002 as amended by the December 2008 amendment. Under the terms of the salary continuation agreements, if the named executive officer is terminated without “cause” (as defined below) and other than by reason of death or disability, the officer will be paid the officer’s regular base salary for a period of 12 months. The named executive officer will also receive a pro-rata bonus equal to the product of the bonus paid to the officer for the fiscal year preceding the termination date, divided by 12 months times the number of months of service during the year of termination. These agreements also include continued health and welfare benefits for the same period as the salary continuation, a non-compete for the same period as the salary continuation and a non-disparagement clause.

Under the terms of the salary continuation agreements, “cause” is defined to include:

•	the willful and continued failure of the named executive officer to substantially perform his duties;
•	willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;
•	personal dishonesty or breach of fiduciary duty to the Company for personal benefit at the expense of the Company; or
•	willfully violating any law, rule, regulation, or order in a manner that is materially and demonstrably injurious to the Company.

Acceleration of Stock Awards.  The form of stock option award agreements for stock option grants awards made to each of the named executive officers provides that in the event of a change in control, all unvested equity awards will accelerate in full. Under the terms of the stock option award agreements, a “change in control” means the occurrence of any of the following events:

•	any person becomes the beneficial owner of 40% or more of the Company’s Common Stock;
•	the Company’s stockholders approve a merger, consolidation, share exchange, division or other reorganization of the Company with any other organization;
•	the Company’s stockholders approve a complete plan of liquidation, winding-up of the Company, or an agreement for the sale or disposition of all or substantially all of the Company’s assets; or
•	during any twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board.

Change in Control Agreement with Mr. Swirsky.  GenVec entered into a change in control agreement with Mr. Swirsky when he joined the Company in September 2006. Mr. Swirsky’s agreement was amended in December 2008 to provide for technical compliance with certain Treasury regulations. Mr. Swirsky is entitled to certain payments upon termination without cause (as defined in the salary continuation agreements described above) following a change in control (as defined in the stock option award agreements described above).

Specifically, if Mr. Swirsky’s employment is terminated without cause other than as a result of his death or disability or if he resigns for good reason within two years following a change in control, he is entitled to a lump sum severance payment equal to his monthly salary and average monthly bonus times 18, continued health and welfare benefits for an 18-month period and a pro-rata bonus for the termination year. In addition, his agreement provides for an excise tax gross-up payment, reimbursement of certain legal costs related to the enforcement of the agreement and the accelerated vesting of all unvested options at termination.

In addition, pursuant to the change in control agreements, upon the death or disability of Mr. Swirsky during such time as he is entitled to any payments or benefits under the agreement, such payments and benefits are payable to Mr. Swirsky’s heirs or estate, respectively. To the extent Mr. Swirsky becomes entitled to benefits under the change in control agreements, the salary continuation agreement is superseded and he will not receive any benefit under that agreement.

Under the terms of the change in control agreement, “good reason” is defined as the occurrence of any of the following events without the consent of the executive in connection with a change of control, unless, if correctable, such circumstances are fully corrected with 30 days of the notice of termination given in respect thereof with notice must be given within 90 days of the occurrence:

•	the assignment to the executive of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities, as they were immediately prior to the change in control;
•	the diminution in any material respect in the executive’s position, authority, duties or responsibilities as they were immediately prior to a change in control;
•	a reduction by the Company in the executive’s annual base salary;
•	a relocation of more than 35 miles from where the executive’s office or location was immediately prior to a change in control;
•	the failure to continue any compensation plan in which the executive participates, unless an equitable arrangement has been made, or the continuation of the plan under materially less favorable terms;
•	the failure by the Company to pay to the executive any deferred compensation when due under any deferred compensation plan or agreement applicable to the executive; or
•	a material breach by the Company of the terms and provisions of the change in control agreement.

To constitute good reason for purposes of the change in control agreement, the termination by the executive must occur with two years following the initial occurrence of the event triggering the good reason.

Outstanding Equity Awards at Fiscal Year End

The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of December 31, 2012. All outstanding grants issued prior to 2012 were made under the Company’s 2002 Stock Incentive Plan. Grants made in 2012 were made under the Company’s 2011 Omnibus Incentive Plan, with the exception of Ms. Collins’ grant which was made pursuant to a CEO inducement award agreement.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(2)	Option Exercise Price ($)(1)	Option Expiration Date
Cynthia Collins	36,458	213,542	2.54	5/23/2022
Paul H. Fischer	75,000	75,000	2.49	6/1/2022
Douglas J. Swirsky	30,000	—	11.30	9/18/2016
	3,000	—	26.10	1/18/2017
	15,000	—	17.90	1/16/2018
	22,032	468	4.10	1/22/2019
	10,937	4,063	22.00	1/20/2020
	9,583	10,417	5.70	1/19/2021
	13,750	46,250	2.49	1/18/2022
Douglas E. Brough	1,250	—	32.10	1/15/2014
	500	—	39.50	3/1/2014
	2,500	—	18.80	1/19/2015
	2,500	—	16.90	1/18/2016
	4,000	—	26.10	1/18/2017
	2,500	—	17.90	1/16/2018
	4,000	—	21.80	4/16/2018
	3,917	83	4.10	1/22/2019
	9,115	3,385	22.00	1/20/2020
	2,479	1,021	17.90	2/1/2020
	9,583	10,417	5.70	1/19/2021
	17,187	57,813	2.49	1/18/2022

(1)	All awards have been adjusted to reflect the effect of the Reverse Stock Split.
(2)	The options indicated in the table above as unexercisable at December 31, 2012 result from the following option grants which vest over a four year period with 12.5% vestiing after six months from the date of grant and the remainder vesting ratably over the next 42 months.

On January 22, 2009, Mr. Swirsky was granted 22,500 options and Dr. Brough was granted 4,000 options.

On January 20, 2010, Mr. Swirsky was granted 15,000 options and Dr. Brough was granted 12,500 options.

On February 1, 2010, Dr. Brough was granted 3,500 options.

On January 19, 2011, Mr. Swirsky and Dr. Brough were each granted 20,000 options.

On January 18, 2012, Dr. Brough was granted 75,000 options and Mr. Swirsky was granted 60,000 options.

On May 23, 2012, Ms. Collins was granted 250,000 options.

On June 1, 2012 Dr. Fischer was granted 150,000 options.

DIRECTOR COMPENSATION TABLE

The Compensation Committee, pursuant to its charter, periodically reviews the compensation of non-employee directors. The Company’s current policy for the compensation of non-employee directors, which was approved in September 2011, provides that non-employee directors of the Company receive $30,000 annually for their service on the Board of Directors, $2,000 for each Board meeting attended, and $1,000 for each committee meeting attended. Additionally, the chairman of each of the Company’s committees receives an additional annual payment of $7,000, with the exception of the Audit Committee chairman who receives an annual payment of $10,000. The Chairman of the Board of Directors receives $35,000 annually, $4,000 for each Board meeting attended, and $1,000 per committee meeting.

Directors who are employees of GenVec do not receive fees or other compensation for their services as directors. All directors are reimbursed for travel and other expenses incurred in the performance of their duties.

In addition in 2012, the Board agreed each non-employee director receives: (i) upon becoming a director, an option to purchase 20,000 shares of Common Stock that is exercisable ratably over a four-year period, and (ii) after our Annual Meeting of Stockholders each year, an annual grant of an option to purchase 15,000 shares of Common Stock, 50% of which becomes exercisable six months after the date of grant and 50% of which becomes exercisable 12 months after the date of grant. In the case of the Chairman of the Board, the annual grant is of an option to purchase 22,500 shares of Common Stock. Director options have an exercise price equal to the fair market value of GenVec common stock on the date of the grant and a ten-year term.

The following table details the total compensation earned by the Company’s non-employee directors in 2012:

Name(1)	Fees Earned or Paid in Cash(2) ($)	Option Awards(3) ($)	Total ($)
Edward M. Connor, Jr., M.D.	$55,500	$29,318 (3)	$84,818
Wayne T. Hockmeyer, Ph.D.	$78,000	$29,318 (3)	$107,318
Zola P. Horovitz, Ph.D.	$88,000	$43,977 (3)	$131,977
William N. Kelley, M.D.	$77,000	$29,318 (3)	$106,318
Adel A.F. Mahmoud, M.D., Ph.D.	$58,500	$29,318 (3)	$87,818
Kevin M. Rooney	$52,500	$29,318 (3)	$81,818
Marc R. Schneebaum	$71,500	$29,318 (3)	$100,818

(1)	Neither Ms. Collins, the President and Chief Executive Officer of GenVec, nor her predecessor, Dr. Fischer, receive compensation as a Director of the Company. Compensation for Ms. Collins and Dr. Fischer is disclosed in the Summary Compensation Table.
(2)	All annual retainers payable to the chairman of the board, the chairman of each committee and for the directors in general are paid in quarterly installments.
(3)	On July 11, 2012, each of the Company's continuing non-management directors received an option to purchase 15,000 shares, which had an aggregate grant date fair value of $29,318, except for Dr. Horovitz, who received an option to purchase 22,500 shares, which had an aggregate grant date fair value of $43,977. All fair values have been computed in accordance with ASC Topic 718 using the assumptions set forth in Note 8 to the audited financial statements of the Company.

As of December 31, 2012, each director had the following number of vested and unvested options outstanding:

Name(1)	Total (#)	Vested (#)	Unvested (#)
Edward M. Connor, Jr., M.D.	18,500	2,000	16,500
Wayne T. Hockmeyer, Ph.D.	28,500	13,500	15,000
Zola P. Horovitz, Ph.D.	40,500	18,000	22,500
William N. Kelley, M.D.	28,500	13,500	15,000
Adel A.F. Mahmoud, M.D., Ph.D.	18,500	2,000	16,500
Kevin M. Rooney	23,000	8,000	15,000
Marc R. Schneebaum	24,500	9,500	15,000

(1)	Unvested options for all directors with the exception of Dr. Connor's and Dr. Mahmoud's option vest 50% January 11, 2013 and July 11, 2013. Drs. Connor and Mahmoud each have 15,000 options that will vest 50% on January 11, 2013 and 50% on July 11, 2013, with the remaining 1,500 options vesting ratably over three years beginning on June 15, 2013.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 12, 2013 (unless otherwise specified), regarding the beneficial ownership of the Company’s Common Stock by (i) each named executive officer (as defined below) of the Company (ii) each director of the Company and (iii) all current directors and executive officers as a group. As of March 12, 2013, there were no persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC for computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 12, 2013 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 12,948,285 shares of Common Stock outstanding on March 12, 2013. Unless otherwise specified, the address for each director or executive officer is care of the Company at its principal office.

Name of Beneficial Owner(1)	Total Number of Shares Beneficially Owned	% of Class Owned
Beneficial Owner of More than 5% of the Outstanding Common Stock:
BVF Partners L.P. and affiliates(2)	1,116,600	8.6%
Directors and Named Executive Officers:
Cynthia Collins	57,291	*
Paul H. Fischer, Ph.D.(3)	130,913	1.0%
Edward M. Connor, Jr. M.D.	12,000	*
Wayne T. Hockmeyer, Ph.D.	24,000	*
Zola P. Horovitz, Ph.D.	35,007	*
William N. Kelley, Ph.D.	21,500	*
Adel A.F. Mahmoud, M.D., Ph.D.	10,000	*
Kevin M. Rooney	16,250	*
Marc R. Schneebaum	17,500	*
Douglas J. Swirsky	144,688	1.1%
Douglas E. Brough, Ph.D.	76,021	*
Bryan T. Butman, Ph.D.	111,072	*
All directors and executive officers as a group (11 persons)	525,329	4.1%

(1)	Includes shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2013 in the following amounts: Cynthia Collins, 57,291 shares; Edward M. Connor, 9,500 shares; Wayne T. Hockmeyer, 21,000 shares; Zola P. Horovitz, 29,250 shares; William N. Kelley, 21,000 shares; Adel A.F. Mahmoud, 9,500 shares; Kevin M. Rooney, 15,500 shares; Marc R. Schneebaum, 17,000 shares; Douglas J. Swirsky, 112,688 shares; Douglas E. Brough, 68,938 shares; Bryan T. Butman, 104,687 shares; and directors and executive shares; and directors and executive officers as a group (11 people) 466,354 shares.

Note:  The number of “directors and executive officers as a group” should not include people who are not serving at the time of the Annual Report, notwithstanding that they are listed in the table.

(2)	Based soley on the Schedule 13G/A filed February 14, 2013 by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II,L.P. (“BVF2”), BVF Investments, L.L.C. (“BVLLC”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“BVF Partners”), BVF Inc., and Mr. Mark Lampert. As disclosed in the Schedule 13G/A: (i) BVF beneficially owned 249,600 shares, (ii) BVF2 beneficially owned 152,600 shares, (iii) BVLLC beneficially owned 630,500 shares, (iv) ILL10 beneficially owned 83,900 shares, and (v) each of BVF Partners, BVF Inc. and Mr. Lampert may be deemed to own 1,116,600 shares.

BVF Partners, BVF Inc. and Mr. Lampert each disclaim beneficial ownership of the shares beneficially owned by BVF, BVF2, BVLLC, and ILL10. The address for the above entitities and person is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

(3)	Dr. Fischer resigned from the Company on May 22, 2012.

Equity Compensation Plan Information

The following table discloses certain information about the options issued and available for issuance under all outstanding Company option plans as of December 31, 2012:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,760,616	$11.61	1,368,640
Equity compensation plans not approved by security holders	—	—	—
Total	2,760,616	$11.61	1,368,640
ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions, including obtaining annual written certifications of the directors and executive officers with respect to their knowledge of related person transactions. The Company’s senior management is responsible for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee reviews and approves or ratifies any related party transaction that meets the standard for disclosure under the SEC rules. The Audit Committee’s review of related party transactions, including information reported to the Audit Committee by senior management and the written certifications, encompasses transactions with related persons within the meaning of Item 404 of Regulation S-K as promulgated by the SEC. The Audit Committee reviews each potential related party transaction on its underlying merit. In accordance with the Audit Committee’s practices, in the course of its review and approval or ratification of related person transactions, the Committee considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Director Independence

The Board of Directors has affirmatively determined that each of the following directors is independent within the meaning of the NASDAQ director independence standards: Edward M. Connor, Jr., M.D.; Wayne T. Hockmeyer, Ph.D.; Zola P. Horovitz, Ph.D.; William N. Kelley, M.D.; Adel A.F. Mahmoud, M.D., Ph.D.; Kevin M. Rooney: and Marc R. Schneebaum. The Board of Directors has determined that Cynthia Collins, the Company’s President and Chief Executive Officer and Paul H. Fischer, Ph.D., the Company’s President and Chief Executive Officer until his resignation in May 2012, are not independent within the meaning of the NASDAQ director independence standards. The Board has also determined that all standing committees of the Board of Directors are composed entirely of independent directors.

The Board does not have a policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate. Historically, the Company has split the positions of the Chairman of the Board and Chief Executive Officer because we believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, among other responsibilities, provides guidance to the Chief Executive Officer and presides over meetings of the full Board.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees and Services

The following is a summary of the fees billed to GenVec by KPMG LLP for professional services rendered for the years ended December 31, 2012 and 2011:

Fee Category	2012	2011
Audit Fees	$328,268	$334,400
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$328,268	$334,400

Audit Fees

These fees consist of fees for professional services rendered for the audit of GenVec’s financial statements, review of the interim financial statements included in quarterly reports, and services in connection with regulatory filings.

Audit-Related Fees

These fees comprise assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above. GenVec did not incur such fees during 2012 or 2011.

Tax Fees

These fees comprise tax compliance and tax preparation assistance for state and federal filings; consultations concerning tax related matters and other tax compliance projects. GenVec did not incur such fees with KPMG during 2012 or 2011.

All Other Fees

All other fees consist of fees not included in any other category. GenVec did not incur such fees with KPMG during 2012 or 2011.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by KPMG LLP, our independent registered public accounting firm. On an ongoing basis, management of GenVec defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of KPMG LLP. On a periodic basis, GenVec’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. In 2012, all fees paid to KPMG LLP were pre-approved pursuant to the Audit Committee’s policy. To ensure prompt handling of unexpected matters, the Audit Committee’s charter authorizes its Chairman to act on behalf of the Audit Committee in between regularly scheduled meetings, including pre-approving services provided by KPMG LLP. If the Chairman exercises this authority, he reports the action taken to the Audit Committee at its next regular meeting.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)	Financial Statements — See “Index to Financial Statements” on page F-1 below for a list of the financial statements being filed herein.

Financial Statements Schedules — All financial statement schedules are omitted because they are not applicable, not required under the instructions, or all the information required is set forth in the financial statements or notes thereto.

Exhibits — The following exhibits are filed or incorporated by reference as part of this report.

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
3.1	Amended & Restated Certificate of Incorporation, as amended, of the Company.(25)
3.1(a)	Certificate of Designation of the Series B Junior Participating Preferred Stock of the Company.(26)
3.2	Amended & Restated Bylaws of the Company.(11)
4.1	Specimen Common Stock Certificate.(1)
4.2	Rights Agreement dated as August 11, 2011 between the Company and American Stock Transfer & Trust Company, LLC, the form of Certificate of Designation of Series B Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Rights Certificate attached as Exhibit B thereto, and the form of Summary of Rights attached as Exhibit C thereto.(26)
4.3	Form of Warrant.(14)
4.4	Form of Warrant.(15)
4.5	Form of Warrant.(17)
10.1	Form of Indemnification Agreement for Directors and Officers.*(1)
10.2	2002 Stock Incentive Plan as amended and forms of agreements thereunder.*(8)
10.3	Amendment to the GenVec, Inc. 2002 Stock Incentive Plan.*(19)
10.4	2011 Omnibus Incentive Plan.*(27)
10.5	Amendment to 2011 Omnibus Incentive Plan dated July 11, 2012.(28)
10.6	License Agreement dated May 31, 1996 between Scios, Inc. and the Company.(1)
10.7	Amendment to Common Stock Warrant Agreement dated March 18, 2002 between the Company and Cornell Research Foundation, Inc.(6)
10.8	Lease Agreement dated May 4, 1999 between MOR BENNINGTON LLP and the Company.(1)
10.9	Amendment to Lease Agreement between MOR BENNINGTON LLP and the Company dated March 11, 2009.(9)
10.10	Employment Agreement be and between Cynthia Collins and GenVec, Inc., dated as of May 18, 2012*(29)
10.11	CEO Inducement Award of a Non-Qualified Stock Option by and between Cynthia Collins and GenVec, Inc., dated as of May 23, 2012*(29)
10.12	Separation and Release Agreement by and between Paul H. Fischer and GenVec, Inc.;, dated as of May 22, 2012*(29)
10.13	Consulting Agreement by and between Paul H. Fischer and GenVec, Inc., dated as of May 22, 2012(29)
10.14	Form of Non-Qualified Stock Option Agreement by and between Paul H. Fischer and GenVec, Inc. (29)

EXHIBIT NUMBER	DESCRIPTION
10.15	Salary Continuation Agreement between the Company and Paul H. Fischer dated October 15, 2002.*(6)
10.16	Amendment to Salary Continuation Agreement between the Company and Paul H. Fischer dated December 9, 2008.*(9)
10.17	Change in Control Agreement between the Company and Paul H. Fischer dated October 15, 2002.*(6)
10.18	Amendment to Change in Control Agreement between the Company and Paul H. Fischer dated December 9, 2008.*(9)
10.19	Salary Continuation Agreement between the Company and Douglas J. Swirsky dated September 18, 2006.*(10)
10.20	Amendment to Salary Continuation Agreement between the Company and Douglas J. Swirsky dated December 9, 2008.*(9)
10.21	Change in Control Agreement between the Company and Douglas J. Swirsky dated September 18, 2006.*(10)
10.22	Amendment to Change in Control Agreement between the Company and Douglas J. Swirsky dated December 9, 2008.*(9)
10.23	Salary Continuation Agreement between the Company and Douglas E. Brough dated February 1, 2010.*(31)
10.24	Salary Continuation Agreement between the Company and Bryan T. Butman dated October 15, 2002.*(filed herewith)
10.25	Amendment to Salary Continuation Agreement between the Company and Bryan T. Butman dated December 9, 2008.* (filed herewith)
10.26	Form of Indemnification and Advancement of Expenses Agreement dated December 10, 2003.(7)
10.27	Agreement with the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases of the National Institutes of Health for the supporting the transfer of the Company’s manufacturing processes dated September 30, 2006.+(12)
10.28	Agreement with the United States Department of Homeland Security for the development of adenovector-based foot and mouth vaccine candidates dated January 30, 2007.+(22)
10.29	Amendment to Agreement with the United States Department of Homeland Security for the development of adenovector-based foot and mouth vaccine candidates dated August 30, 2007.+(23)
10.30	Amendment to Agreement with the United States Department of Homeland Security for the development of adenovector-based foot and mouth vaccine candidates dated November 9, 2007.(24)
10.31	Agreement with the United States Department of Homeland Security for development of adenovector-based foot and mouth vaccine, dated February 12, 2010.(18)
10.32	Research Collaboration and License Agreement, dated January 13, 2010, by and between GenVec, Inc. and Novartis Institutes for BioMedical Research, Inc.+(16)
10.33	Amended and Restated License Agreement, dated May 23, 1998, between the Company and the Cornell Research Foundation.+(1)
10.34	Amendment to Amended and Restated License Agreement, dated March 18, 2002, between the Company and the Cornell Research Foundation.+(6)
10.35	Agreement for the Supply of Services related to Development Materials, dated August 4, 2010, between Novartis Pharma AG and GenVec, Inc.+(20)
10.36	Agreement, dated November 3, 2009, between GenVec, Inc. and SAIC-Frederick, Inc.+(21)

EXHIBIT NUMBER	DESCRIPTION
10.37	Amendment to Agreement with the United States Department of Homeland Security for the development of adenovector-based foot-and-mouth vaccine candidates, dated September 20, 2010.+(31)
10.38	Form of Investor Purchase Agreement.(14)
10.39	Form of Investor Purchase Agreement.(15)
10.40	Form of Investor Purchase Agreement.(17)
10.41	Agreement with the U.S. Naval Medical Logistics Command regarding malaria vaccine development for the U.S. Naval Medical Research Center, dated September 29, 2012.+(30)
10.42	Amendment, dated January 24, 2012, to Research Collaboration and License Agreement, dated January 13, 2010, by and between GenVec, Inc. and Novartis Institutes for BioMedical Research, Inc.+(31)
10.43	Amendment, dated February 12, 2013, to Research Collaboration and License Agreement, dated January 13, 2010, by and between GenVec, Inc. and Novartis Institutes for BioMedical Research, Inc.+(filed herewith)
23.1	Consent of Independent Registered Public Accounting Firm. (filed herewith)
24.1	Power of Attorney. (filed herewith)
31.1	Rule 13a-14(a) Certification by Chief Executive Officer. (filed herewith)
31.2	Rule 13a-14(a) Certification by Chief Financial Officer. (filed herewith)
32.1	Rule 13a-14(b) Certification by Chief Executive Officer pursuant to 18 United States Code Section 1350. (filed herewith)
32.2	Rule 13a-14(b) Certification by Chief Financial Officer pursuant to 18 United States Code Section 1350. (filed herewith)
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Compensatory plan, contract or arrangement.
+	Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed with the Commission pursuant to our application for confidential treatment.
(1)	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-47408) declared effective by the Securities and Exchange Commission on December 12, 2000.
(2)	Incorporated by reference from our Registration Statement on Form S-8 (File No. 333-55590) filed with the Securities and Exchange Commission on February 14, 2001.
(3)	Incorporated by reference from our Registration Statement on Form 8-A (File No: 0-24469) filed with the Securities and Exchange Commission on September 26, 2001.
(4)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on August 22, 2003.
(5)	Incorporated by reference from our Annual Report on Form 10-K (File No. 0-24469) filed with the Securities and Exchange Commission on March 29, 2002.
(6)	Incorporated by reference from our Annual Report on Form 10-K (File No. 0-24469) filed with the Securities and Exchange Commission on March 31, 2003.

(7)	Incorporated by reference from our Annual Report on Form 10-K (File No. 0-24469) filed with the Securities and Exchange Commission on March 15, 2004.
(8)	Incorporated by reference from our Annual Report on Form 10-K (File No. 0-24469) filed with the Securities and Exchange Commission on March 17, 2008.
(9)	Incorporated by reference from our Annual Report on Form 10-K (File No. 0-24469) filed with the Securities and Exchange Commission on March 16, 2009.
(10)	Incorporated by reference from our Current Report on Form 8-K (File No: 0-24469) filed with the Securities and Exchange Commission on September 19, 2006.
(11)	Incorporated by reference from our Quarterly Report on Form 10-Q (File No. 0-24469) filed with the Securities and Exchange Commission on November 10, 2003.
(12)	Incorporated by reference from our Quarterly Report on Form 10-Q (File No. 0-24469) filed with the Securities and Exchange Commission on November 9, 2006.
(13)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on June 14, 2007.
(14)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on June 6, 2008.
(15)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on May 28, 2009.
(16)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on January 19, 2010.
(17)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on January 27, 2010.
(18)	Incorporated by reference from our Annual Report on Form 10-K (File No. 0-24469) filed with the Securities and Exchange Commission on March 10, 2010.
(19)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on June 18, 2010.
(20)	Incorporated by reference from our Quarterly Report on Form 10-Q (File No. 0-24469) filed with the Securities and Exchange Commission on August 6, 2010.
(21)	Incorporated by reference from our Quarterly Report on Form 10-Q (File No. 0-24469) filed with the Securities and Exchange Commission on November 9, 2010.
(22)	Incorporated by reference from our Quarterly Report on Form 10-Q (File No. 0-24469) filed with the Securities and Exchange Commission on May 10, 2007.
(23)	Incorporated by reference from our Quarterly Report on Form 10-Q (File No. 0-24469) filed with the Securities and Exchange Commission on November 9, 2007.
(24)	Incorporated by reference from our Quarterly Report on Form 10-Q (File No. 0-24469) filed with the Securities and Exchange Commission on August 8, 2008.
(25)	Incorporated by reference from our Quarterly Report on Form 10-Q (File No. 0-24469) filed with the Securities and Exchange Commission on August 9, 2011.
(26)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on August 12, 2011.
(27)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on June 17, 2011.
(28)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on July 17, 2012.
(29)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on May 24, 2012.
(30)	Incorporated by reference from our Current Report on Form 8-K (File No. 0-24469) filed with the Securities and Exchange Commission on November 9, 2012.
(31)	Incorporated by reference from our Annual Report on Form 10-K (File No. 0-24469) filed with the Securities and Exchange Commission on March 15, 2012.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENVEC, INC.

By:	/s/ CYNTHIA COLLINS Cynthia Collins President, Chief Executive Officer and Director

Date: March 22, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

/s/ CYNTHIA COLLINS Cynthia Collins	TITLE President, Chief Executive Officer and Director (Principal Executive Officer)	DATE March 22, 2013
/s/ DOUGLAS J. SWIRSKY Douglas J. Swirsky	Sr. Vice President, Chief Financial Officer, Treasurer & Corporate Secretary (Principal Financial and Accounting Officer)	March 22, 2013
/s/ EDWARD M. CONNOR JR., M.D.* Edward M. Connor, Jr., M.D.	Director	March 22, 2013
/s/ WAYNE T. HOCKMEYER, PH.D.* Wayne T. Hockmeyer, Ph.D.	Director	March 22, 2013
/s/ ZOLA P. HOROVITZ, PH.D.* Zola P. Horovitz, Ph.D.	Director	March 22, 2013
/s/ WILLIAM N. KELLEY, M.D.* William N. Kelley, M.D.	Director	March 22, 2013
/s/ADEL A.F. MAHMOUD, M.D, PH.D.* Adel A.F. Mahmoud, M.D., Ph.D.	Director	March 22, 2013
/s/ KEVIN M. ROONEY* Kevin M. Rooney	Director	March 22, 2013
/s/ MARC R. SCHNEEBAUM* Marc R. Schneebaum	Director	March 22, 2013
*By: /s/ DOUGLAS J. SWIRSKY Douglas J. Swirsky, attorney-in-fact

GENVEC, INC.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
GenVec, Inc.:

We have audited the accompanying balance sheets of GenVec, Inc. (“the Company”) as of December 31, 2012 and 2011, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenVec, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

McLean, Virginia
March 22, 2013

GENVEC, INC.

BALANCE SHEETS

	As of December 31,
(in thousands, except per share data)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$4,150	$4,114
Investments (Note 3)	11,105	22,332
Accounts receivable, net	947	2,675
Prepaid expenses and other	226	230
Total current assets	16,428	29,351
Property and equipment, net (Note 4)	805	692
Other assets	197	107
Total assets	$17,430	$30,150
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,500	$1,523
Accrued expenses (Note 5)	2,183	1,958
Unearned revenue	4	131
Total current liabilities	3,687	3,612
Total liabilities	3,687	3,612
Commitments and Contingencies (Notes 7)
Stockholders' equity (Note 8)
Preferred stock, $0.001 par value; 5,000 shares authorized in 2012 and 2011; none issued and outstanding in 2012 and 2011	—	—
Common stock, $0.001 par value; 30,000 shares authorized in 2012 and 2011; 12,948 and 12,958 shares issued and outstanding in 2012 and 2011	13	13
Additional paid-in capital	279,518	278,239
Accumulated other comprehensive loss (Note 3)	(27)	(8)
Accumulated deficit	(265,761)	(251,706)
Total stockholders' equity	13,743	26,538
Total liabilities and stockholders' equity	$17,430	$30,150

See accompanying notes to financial statements.

GENVEC, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years ended December 31,
(in thousands, except per share data)	2012	2011
Revenue from strategic alliances and research contracts (Note 6)	$9,353	$17,744
Operating expenses:
Research and development	14,348	17,416
General and administrative	9,102	7,810
Total operating expenses	23,450	25,226
Operating loss	(14,097)	(7,482)
Other income:
Interest and Other Income, net	42	41
Net loss	$(14,055)	$(7,441)
Basic and diluted net loss per share	$(1.09)	$(0.58)
Shares used in computation of basic and diluted net loss per share	12,940	12,921
Comprehensive Loss:
Net loss	$(14,055)	$(7,441)
Unrealized holding loss on securities available for sale	(19)	(104)
Comprehensive loss	$(14,074)	$(7,545)

See accompanying notes to financial statements.

GENVEC, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
(in thousands)	Shares	Amount
Balance, December 31, 2010	12,908	$13	$276,576	$96	$(244,265)	$32,420
Net loss	—	—	—	—	(7,441)	(7,441)
Unrealized change in investments, net	—	—	—	(104)	—	(104)
Common stock issued under stock benefit plans	50	—	38	—	—	38
Stock-based compensation	—	—	1,625	—	—	1,625
Balance, December 31, 2011	12,958	$13	$278,239	$(8)	$(251,706)	$26,538
Net loss	—	—	—	—	(14,055)	(14,055)
Unrealized change in investments, net	—	—	—	(19)	—	(19)
Common stock forfeited under stock benefit plans	(10)	—	—	—	—	—
Stock-based compensation	—	—	1,279	—	—	1,279
Balance, December 31, 2012	12,948	$13	$279,518	$(27)	$(265,761)	$13,743

See accompanying notes to financial statements.

GENVEC, INC.

STATEMENTS OF CASH FLOWS

	Years ended December 31
(in thousands)	2012	2011
Cash flows from operating activities:
Net loss	$(14,055)	$(7,441)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	242	234
Non-cash charges for stock-based compensation	1,279	1,625
Change in accounts receivable	1,728	820
Change in accounts payable and accrued expenses	202	(1,653)
Change in unearned revenue	(127)	(2,028)
Change in other assets	(86)	(32)
Net cash used in operating activities	(10,817)	(8,475)
Cash flows from investing activities:
Purchases of equipment	(355)	(183)
Purchases of investment securities	(28,632)	(54,888)
Proceeds from sale and maturity of investment securities	39,840	32,620
Net cash provided by (used in) investing activities	10,853	(22,451)
Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	—	38
Net cash provided by financing activities	—	38
Increase (decrease) in cash and cash equivalents	36	(30,888)
Beginning balance of cash and cash equivalents	4,114	35,002
Ending balance of cash and cash equivalents	$4,150	$4,114
Supplemental disclosures of non-cash activities:
Change in fair value of warrants granted under Kingsbridge CEFF	$—	$3

See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BUSINESS DESCRIPTION

GenVec, Inc. (GenVec, we, our, or the Company) is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial Limited, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus (HSV), dengue fever, and malaria. In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD).

Our core technology has the important advantage of localizing protein delivery in the body. This is accomplished by using our adenovector platform to locally deliver genes to cells, which then direct production of the desired protein. This approach reduces side effects typically associated with systemic delivery of proteins. For vaccines, the goal is to induce an immune response against a target protein or antigen. This is accomplished by using an adenovector to deliver a gene which causes production of an antigen, which then stimulates the desired immune reaction by the body.

Our research and development activities yield product candidates that utilize our technology platform and represent potential commercial opportunities. For example, preclinical research in hearing loss and balance disorders through the delivery of the atonal gene using GenVec’s adenovector technology may have the potential to restore hearing and balance function. We are working with Novartis Institutes for BioMedical Research, Inc. (together with Novartis AG and its subsidiary corporations, including Novartis Pharma AG, Novartis), on the discovery and development of novel treatments for hearing loss and balance disorders. There are currently no effective treatments available for patients who have lost their balance function, and hearing loss remains a major unmet medical problem as well.

We have multiple vaccines in development leveraging our core adenovector technology including our preclinical programs to develop vaccine candidates for the prevention of RSV and HSV. We also have programs with the U.S. Naval Medical Research Center (NMRC) to develop vaccines for dengue fever and malaria. In addition, we have provided vaccine candidates to the National Institutes of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) against HIV. In the field of animal health, we are working with Merial Limited to commercialize vaccines for the prevention of a major animal health problem, FMD. Development efforts for this program are also supported by the U.S. Department of Homeland Security (DHS) and in collaboration with the U.S. Department of Agriculture (USDA).

On May 23, 2012, Cynthia Collins, became our President and Chief Executive Officer and was appointed to our Board of Directors. Prior to Ms. Collins joining the Company, on May 22, 2012, Paul H. Fischer, Ph.D. resigned as our President and Chief Executive Officer as well as from our Board of Directors.

Our business strategy is focused on entering into collaborative arrangements with third parties to complete the development and commercialization of our product candidates. In the event that third parties take over the development for one or more of our product candidates, the estimated completion date would largely be under the control of that third party rather than us. We cannot forecast with any degree of certainty which proprietary products or indications, if any, will be subject to future collaborative arrangements, in whole or in part, and how such arrangements would affect our development plan or capital requirements. Our programs may also benefit from subsidies, grants, or government or agency-sponsored studies that could reduce our development costs.

An element of our business strategy is to pursue, as resources permit, the research and development of a range of product candidates for a variety of indications. This is intended to allow us to diversify the risks associated with our research and development expenditures. To the extent we are unable to maintain a broad range of product candidates, our dependence on the success of one or a few product candidates would increase.

NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BUSINESS DESCRIPTION  – (continued)

As a result of the uncertainties discussed above, among others, we are unable to estimate the duration and completion costs of our research and development projects or when, if ever, and to what extent we will receive cash inflows from the commercialization and sale of a product. Our inability to complete our research and development projects in a timely manner or our failure to enter into collaborative agreements, when appropriate, could significantly increase our capital requirements and could adversely impact our liquidity. These uncertainties could force us to seek additional, external sources of financing from time to time in order to continue with our business strategy. Our inability to raise additional capital, or to do so on terms reasonably acceptable to us, would jeopardize the future success of our business. Our estimated future capital requirements are uncertain and could change materially as a result of many factors, including the progress of our research, development, clinical, manufacturing, and commercialization activities. However, we believe our current cash and investments and committed and expected revenues from our collaborators and strategic alliances are expected to be sufficient to continue our current research, development and collaborative activities through at least the next twelve months.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) USE OF ESTIMATES

The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and revenues and expenses during the period. Critical accounting policies involved in applying our accounting policies are those that require management to make assumptions about matters that are highly uncertain at the time the accounting estimate was made and those for which different estimates reasonably could have been used for the current period. Critical accounting estimates are also those which are reasonably likely to change from period to period, and would have a material impact on the presentation of our financial condition, changes in financial condition or results of operations. Our most critical accounting estimates relate to accounting policies for strategic alliances and research contract revenues, clinical trial expenses and research and development activities, and stock-based compensation. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances. Actual results could differ from these estimates.

(b) CASH AND CASH EQUIVALENTS

Cash equivalents consist of highly liquid debt instruments, time deposits, and money market funds with original maturities of three months or less.

(c) INVESTMENTS

Our investments consist primarily of corporate stock and bonds, government agency bonds, and commercial paper. These investments are classified as available-for-sale securities, which are carried at fair value, with the unrealized holding gains and losses reported as a separate component of accumulated other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether impairment is other-than-temporary, we consider whether we have the ability and intent to hold the investment until a market price recovery and consider whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(d) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of our financial instruments, as reflected in the accompanying balance sheets, approximate fair value. Financial instruments consist of cash and cash equivalents, investments, accounts receivable, and accounts payable.

(e) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of assets, which are generally three to five years for equipment and seven years for furniture and fixtures. Leased property meeting certain criteria is capitalized at the lower of the present value of the future minimum lease payments or fair value at the inception of the lease. Amortization of capitalized leased assets is computed on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. We incur maintenance costs with respect to some of our major equipment. Repair and maintenance costs are expensed as incurred.

(f) REVENUE RECOGNITION

Revenue is recognized when all four of the following criteria are met (1) a contract is executed, (2) the contract price is fixed and determinable, (3) delivery of the service or products have occurred, and (4) collectability of the contract amounts is considered probable.

Our collaborative research and development agreements can provide for upfront license fees, research payments, and/or substantive milestone payments. Upfront nonrefundable fees associated with license and development agreements where we have continuing involvement in the agreement are recorded as deferred revenue and recognized over the estimated service period. If the estimated service period is subsequently modified, the period over which the upfront fee is recognized is modified accordingly on a prospective basis. Non-refundable research and development fees for which no future performance obligations exist are recognized when collection is assured. Substantive milestone payments are considered performance payments and are recognized upon achievement of the milestone if all of the following criteria are met: (i) achievement of the milestone involves a degree of risk and was not reasonably assured at the inception of the arrangement; (ii) substantive effort is involved in achieving the milestone; and (iii) the amount of the milestone payment is reasonable in relation to all of the deliverables and payment terms within the arrangement. Determination of whether a milestone meets the aforementioned conditions involves the judgment of management.

Research and development revenue from cost-reimbursement and cost-plus fixed fee agreements is recognized as earned based on the performance requirements of the contract. Revisions in revenues, cost, and billing factors, such as indirect rate estimates, are accounted for in the period of change. Reimbursable costs under such contracts are subject to audit and retroactive adjustment. Contract revenues and accounts receivable reported in the financial statements are recorded at the amount expected to be received. Contract revenues are adjusted to actual upon final audit and retroactive adjustment. Estimated contractual allowances are provided based on management’s evaluation of current contract terms and past experience with disallowed costs and reimbursement levels. Payments received in advance of work performed are recorded as deferred revenue.

(g) RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred. Advance payments to acquire goods or pay for services that will be consumed or performed in a future period in conducting research and development activities are recorded as an asset when the advance payments are made. Capitalized amounts are recognized as expense when the research and development activities are performed; that is, when the goods without alternative future use are acquired or the service is rendered.

Research and development costs include internal research and development expenditures (such as salaries and benefits, raw materials, supplies, and allocated facility expenses), contracted services (such as sponsored research, consulting, manufacture of drug supply, and testing services) of proprietary research and development activities and similar expenses associated with collaborative research agreements. These costs are expensed as incurred.

NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(h) CLINICAL TRIAL EXPENSES

We accrue estimated costs for clinical and preclinical studies based on estimates of work performed. We estimate expenses incurred for clinical trials that are in process based on patient enrollment and based on clinical data collection and management. Costs based on clinical data collection and management are recognized based on estimates of unbilled goods and services received in the reporting period. We monitor the progress of the trials and their related activities and adjust the accruals accordingly. Adjustments to accruals are charged to expense in the period in which the facts that give rise to the adjustment become known. We believe this method best aligns the expenses recorded with the efforts expended. In the event of early termination of a clinical trial, we would accrue an amount based on estimates of the remaining non-cancelable obligations associated with winding down the clinical trial.

(i) INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We include any interest or penalties incurred in connection with income taxes as part of other expense.

We have significant net operating loss carryforwards to potentially reduce future federal and state taxable income, and research and experimentation tax credit carryforwards available to potentially offset future federal income taxes. Due to the Company’s prior equity transactions, the Company’s net operating loss and research and experimentation credit carryforwards may be limited due to changes in our ownership as defined within Section 382 of the Internal Revenue Code.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making that assessment. We recorded a full valuation allowance against all estimated net deferred tax assets at December 31, 2012 and 2011.

(j) NET LOSS PER SHARE

Basic earnings per share is computed based upon the net loss available to common stock stockholders divided by the weighted average number of common stock shares outstanding during the period. The dilutive effect of common stock equivalents is included in the calculation of diluted earnings per share only when the effect of the inclusion would be dilutive. For both of the years ended December 31, 2012 and 2011 approximately 0.7 million common stock equivalent shares associated with our stock option plans and unvested restricted shares and approximately 1.4 million stock equivalent shares associated with our warrants, respectively, were excluded from the denominator in the diluted loss per share calculation as their inclusion would have been antidilutive.

(k) COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consists of net loss and unrealized holding gains and losses from available-for-sale securities.

NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(l) STOCK-BASED COMPENSATION

We use the modified prospective method to account for stock-based compensation. Under this method, we measure stock-based compensation expense based on the grant date fair value of the awards which is then recognized over the period during which service is required to be provided. We estimate grant date fair value using the Black-Scholes option-pricing model. Stock-based compensation cost that has been included in expense from continuing operations amounted to $1.3 million and $1.6 million for the years ended December 31, 2012 and 2011, respectively.

(m) LONG-LIVED ASSETS

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third party independent appraisals, as necessary.

(n) COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(o) RECENT ACCOUNTING PRONOUNCEMENTS

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220). The standard requires that public and non-public companies present information about reclassification adjustments from accumulated other comprehensive income in their annual financial statements in a single note or on the face of the financial statements. Public companies will also have to provide this information in their interim financial statements. The standard requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies must instead cross reference to the related footnote for additional information. The standard allows companies to present the information either in the notes or parenthetically on the face of the financial statements provided that all of the required information is presented in a single location. The new disclosure requirements are effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of the provisions of this guidance will not have a material impact on our results of operations, cash flows, and financial position.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income, to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. The standard does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. This standard is effective for interim and annual periods beginning after December 15, 2011 and is to be applied retrospectively. We adopted ASU 2011-05 as of January 1, 2012 and disclosed comprehensive income in our statements of operations and comprehensive loss.

There are no other new accounting pronouncements issued but not effective until after December 31, 2012 that are expected to have a significant effect on our financial position or results of operations.

NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(p) RECLASSIFICATIONS

Certain reclassifications have been made to prior period amounts to conform to our current period presentation. Such reclassifications have no effect on net loss as previously reported.

(3) FAIR VALUE MEASUREMENTS

For assets and liabilities measured at fair value we utilize FASB Accounting Standards Codification (ASC) Section 820 “Fair Value Measurements and Disclosures” (ASC 820) that defines fair value and establishes a framework for fair value measurements. This standard establishes a three-level hierarchy for disclosure of fair value measurements. The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities;
•	Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable (e.g. interest rates, yield curves, volatilities and default rates, among others) or can be corroborated by observable market data; and
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The following table presents information about assets recorded at fair value on a recurring basis on the Balance Sheet at December 31, 2012:

(In thousands)	Total Carrying Value on the Balance Sheet	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)
Assets:
Cash and cash equivalents	$4,150	$4,150	$—
Corporate notes and bonds	6,871	—	6,871
U.S. Government and agency securities	4,189	—	4,189
Equity Securities	45	45	—
Total assets at fair value	$15,255	$4,195	$11,060

The following table presents information about assets and liabilities recorded at fair value on a recurring basis on the Balance Sheet at December 31, 2011:

(In thousands)	Total Carrying Value on the Balance Sheet	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)
Assets:
Cash and cash equivalents	$4,114	$4,114	$—
Corporate notes and bonds	5,095	—	5,095
U.S. Government and agency securities	17,171	—	17,171
Equity Securities	66	66	—
Total assets at fair value	$26,446	$4,180	$22,266

NOTES TO FINANCIAL STATEMENTS

(3) FAIR VALUE MEASUREMENTS  – (continued)

We determine fair value for our investments with Level 1 inputs through quoted market prices and have classified them as available-for-sale. Our Level 2 investments consist of corporate and U.S. agency bonds with maturities of less than twelve months.

We review all investments for other-than-temporary impairment at least quarterly or as indicators of impairment exist. Indicators of impairment include the duration and severity of the decline in fair value as well as the intent and ability to hold the investment to allow for a recovery in the market value of the investment. In addition, we consider qualitative factors that include, but are not limited to: (i) the financial condition and business plans of the investee including its future earnings potential; (ii) the investee’s credit rating; and (iii) the current and expected market and industry conditions in which the investee operates. If a decline in the fair value of an investment is deemed by management to be other-than-temporary, we write down the cost basis of the investment to fair value, and the amount of the write down is included in net earnings. Such a determination is dependent on the facts and circumstances relating to each investment. We have determined there have been no such impairments in 2012 or 2011.

All unrealized holding gains or losses related to our investments in marketable securities are reflected in our statements of operations and comprehensive loss.

A summary of marketable securities is shown below:

		Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(in thousands)
December 31, 2012
Marketable securities
Corporate and agency notes and corporate stock	$11,132	$—	$(27)	$11,105
Total marketable securities	$11,132	$—	$(27)	$11,105
December 31, 2011
Marketable securities
Corporate and agency notes and corporate stock	$22,340	$—	$(8)	$22,332
Total marketable securities	$22,340	$—	$(8)	$22,332

(4) PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2012	2011
	(in thousands)
Equipment	$9,750	$9,556
Leasehold improvements	6,563	6,529
Furniture and fixtures	437	428
	16,750	16,513
Less accumulated depreciation and amortization	(15,945)	(15,821)
	$805	$692

Depreciation and amortization expense related to property and equipment was $242,000 and $234,000 for the years ended December 31, 2012 and 2011, respectively.

NOTES TO FINANCIAL STATEMENTS

(5) ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

	2012	2011
	(in thousands)
Payroll, compensation, and benefits	$1,490	$1,173
Clinical costs	—	169
Professional fees	523	352
Manufacturing expenses	90	109
Other	80	155
Total accrued expenses	$2,183	$1,958

(6) STRATEGIC ALLIANCES AND RESEARCH CONTRACTS

We have established collaborations and research contracts with pharmaceutical and biotechnology companies and governmental agencies to enhance our ability to discover, evaluate, develop, and commercialize multiple product opportunities. Revenue earned under these contracts is summarized as follows:

	2012	2011
	(in thousands)
Hearing Program	$4,435	$10,009
Foot and Mouth Disease Program	2,344	3,565
Vaccine Research Center	490	2,031
Other strategic alliances and research grants	2,084	2,139
	$9,353	$17,744

Our results of operations included $127,000 and $2,028,000 during the years ended December 31, 2012 and 2011, respectively, of amortization of upfront contract and license fees payment which were received in prior years.

(a) NOVARTIS

In January 2010, we signed a research collaboration and license agreement (the Agreement) with Novartis to discover and develop novel treatments for hearing loss and balance disorders. Under terms of the Agreement, we licensed the world-wide rights to our preclinical hearing loss and balance disorders program to Novartis. We received a $5 million non-refundable upfront license fee and Novartis purchased $2.0 million of our common stock. The common stock was recorded at fair value of $3.3 million on the date of issuance. The upfront non-refundable fee was recognized ratably over the initial term of the two-year research and collaboration term of the Agreement. Revenue recognized from the non-refundable upfront license fee was $3.7 million by the end of the initial Agreement due to the pricing agreement associated with the sale of our common stock. In addition, we receive funding from Novartis for a research program focused on developing additional adenovectors for hearing loss. During the years ended December 31, 2012 and 2011 we recognized $78,000 and $1.9 million, respectively, of the upfront payment and $835,000 and $1.7 million, respectively, for research performed under this Agreement.

Under the Agreement, we are eligible to receive milestones payments of up to $206.6 million; including up to $0.6 million for the achievement of preclinical development activities, up to $26.0 million for the achievement of clinical milestones including (non-rejection of an IND with respect to a covered product, the first patient visit in Phase I, Phase IIb, and Phase III clinical trials), up to $45.0 million for the receipt of regulatory approvals and up to $135.0 million for sales milestones. During each of the years ended December 31, 2011 and 2010, we recognized $300,000 of milestone payments as a result of the successful completion of preclinical development activities. In 2012, there were no milestone payments received.

In August 2010, we signed a new agreement for the supply of services relating to development materials with Novartis, related to companies’ collaboration in hearing loss and balance disorders. Under this new agreement, GenVec could receive approximately $13 million over four years to manufacture clinical trial material for up

NOTES TO FINANCIAL STATEMENTS

(6) STRATEGIC ALLIANCES AND RESEARCH CONTRACTS  – (continued)

to two lead candidates. During the years ended December 31, 2012 and 2011 we recognized $3.4 million and $6.0 million, respectively, for services performed under this new agreement.

In both January 2012 and January 2013, we announced that we had extended our Research Collaboration and License Agreement with Novartis. Under the extensions, Novartis will fund research at GenVec through January 2014 to support this program.

(b) U.S. DEPARTMENT OF HOMELAND SECURITY (DHS)

In January 2007, we signed a three-year agreement with the DHS, for the development of a vaccine candidate against FMD for livestock, under which we received $6 million in program funding for the first year and had the potential to receive up to $15.1 million in total if annual renewal options under the contract were exercised. Modifications to this agreement have brought the total value of the program up to approximately $20.8 million. During the years ended December 31, 2012 and 2011 we recognized $0.6 million and $1.4 million for services performed under this new agreement, respectively. As of December 31, 2012, $20.7 million in revenue has been recognized under this contract.

In February 2010, we signed a contract with the DHS to continue the development of adenovector-based vaccines against FMD. Under this contract, GenVec was to receive $3.8 million in program funding the first year and an additional $0.7 million if DHS exercises its renewal option under the contract. Under this contract, we were to use our adenovector technology to develop additional FMD-serotype candidate vaccines and also explore methods to increase the potency and simplify the production process of adenovector-based FMD vaccines. In June 2010, the DHS exercised its renewal option for 2011 funding under this agreement for $0.7 million. In March 2013, the DHS funded the contract for an additional $0.4 million and extended the period of performance through December 2013. During the years ended December 31, 2012 and 2011, we recognized $1.7 million and $2.1 million, respectively, for services performed under this new agreement. As of December 31, 2012, $4.5 million in revenue has been recognized under this contract.

(c) VACCINE RESEARCH CENTER

In November 2009, we entered into a contract with SAIC-Frederick, Inc., for the development of influenza and HIV vaccines pursuant to their prime grant from the National Cancer Institute. Work under this contract includes generation of HIV vaccine candidates, generation of a universal flu vaccine, process and assay development for manufacture of vaccine candidates for clinical testing, and continued support of the HIV vaccine candidates currently in clinical testing. This four-year contract has a total value of over $22 million if all options are exercised. Revenues of $444,000 and $1,837,000 were recognized under this contract for the years ended December 31, 2012 and 2011. As of December 31, 2012, $5.6 million in revenue has been recognized under this contract.

In July 2009, we received a grant from the National Institute of Allergy and Infectious Diseases of the National Institutes of Health (NIAID), valued at approximately $600,000 to identify new antigens for malaria vaccine development. We recognized $121,000 and $215,000 in revenue for the years ended December 31, 2012 and 2011.

In March 2012, we received a grant from the NIAID, valued at approximately $600,000 to identify novel highly protective antigens for malaria vaccine development. We recognized $94,000 in revenue for the year ended December 31, 2012.

(d) OTHER STRATEGIC ALLIANCES AND RESEARCH GRANTS

In March 2007, we entered into a CRADA with the NIAID, to develop vaccines for the prevention and treatment of RSV, which can cause severe lower respiratory tract infections. RSV infections can occur at any age, but occur primarily among infants, the elderly or those with compromised cardiac, pulmonary, or immune systems. In addition, RSV is the single most important viral cause of lower respiratory infections in infants and young children. Initial vaccine candidates are in preclinical testing. In May 2008, we received a two-year, $600,000 SBIR grant from the NIH to support work under this program. We recognized $105,000 in revenue

NOTES TO FINANCIAL STATEMENTS

(6) STRATEGIC ALLIANCES AND RESEARCH CONTRACTS  – (continued)

for the year ended December 31, 2011 and $600,000 in revenue cumulatively through December 31, 2011. The grant was completed in June 2011.

In May 2012, we received Phase 1 Small Business Innovation and Research grant from the NIH to support the Company’s RSV vaccine program. The SBIR grant, valued at approximately $590,000 will provide funding to further understand the impact of maternal immunity against RSV on the generation of a protective immune response in newborns. We recognized $109,000 in revenue under this grant for the year ended December 31, 2012.

In January 2008, we received a $600,000 Phase 1 Small Business Innovation and Research grant from the NIH. This is intended to support work being conducted in a collaborative effort by us, the Vaccine and Infectious Disease Institute at Fred Hutchinson Cancer Research Center, and the University of Washington to develop vaccines for the prevention and treatment of HSV-2, the virus responsible for most cases of genital herpes. The grant was completed in March 2011 and we recognized $4,000 in revenue for the year ended December 31, 2011. There has been $600,000 in revenue recognized cumulatively through March 31, 2011.

In October 2012, we signed an agreement worth approximately $3.5 million with the NMRC to further support malaria vaccine development. Under the terms of the agreement, GenVec is responsible for producing clinical supplies of its malaria vaccine, which utilizes its novel, proprietary technology. NMRC plans to use this clinical material to assess the safety and efficacy of these next-generation vectored vaccines using the clinical challenge model developed by NMRC and the Walter Reed Army Institute of Research (WRAIR) malaria vaccine programs, which now are unified as the U.S. Military Malaria Vaccine Program (USMMVP). Under the agreement, GenVec retains the right to commercialize this novel technology. No revenue was recognized under this contract in 2012.

We have entered into other research grants with the government, primarily the NIH, and recognized revenue under other collaborations during 2012. Revenue recognized under these research grants totaled $1,761,000 and $1,873,000 in revenue for the years ended December 31, 2012 and 2011.

(7) COMMITMENTS AND CONTINGENCIES

(a) LEASE AGREEMENTS

We have a non-cancelable operating lease for our Gaithersburg, MD facility through October 31, 2014. Rent expense under all operating leases was approximately $803,000 and $803,000 for the years ended December 31, 2012 and 2011, respectively.

Future minimum payments under our non-cancelable operating leases are as follows (in thousands):

2013	$873
2014	$453
2015	$4

(b) LICENSE AGREEMENTS

In November 2001, we entered into an exclusive, worldwide license agreement with Baylor College of Medicine for the rights related to the Atoh1 gene. Under the terms of the license agreement, we agreed to pay a non-refundable initial license fee of $50,000 at the time of execution of the license agreement and we also agreed to pay a minimum annual license maintenance fee, a percentage of product royalties, and milestone payments based on our achievement of certain clinical and regulatory related milestones for these rights. Our ability to meet the milestones is dependent on a number of factors including final approvals by regulatory agencies and the continued enforceability of patent claims.

(c) LEGAL PROCEEDINGS

On February 3, 2012, a putative class action lawsuit was commenced against the Company, Paul H. Fischer, Douglas J. Swirsky and Mark O. Thornton, in the United States District Court for the District of Maryland, captioned Satish Shah v. GenVec, Inc., et al. Civil Action. No. 8:12 CV-00341-DKC. Following appointment

NOTES TO FINANCIAL STATEMENTS

(7) COMMITMENTS AND CONTINGENCIES  – (continued)

of a Lead Plaintiff group in April 2012, Lead Plaintiffs filed a pleading titled Amended Class Action Complaint for Violations of the Federal Securities Laws on July 6, 2012 (the “Amended Complaint”). In the Amended Complaint, Lead Plaintiffs assert claims, purportedly on behalf of a class of persons who purchased or acquired Company common stock between March 12, 2009 and March 30, 2010 (the “Class Period”), that the Company and the individual defendants violated Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act. Lead Plaintiffs allege generally that defendants made materially false or misleading statements or omissions concerning the prospects for the Company’s leading product candidate at the time, TNFerade, and the outcome of the then-ongoing clinical trial for TNFerade. Lead Plaintiffs allege that these misrepresentations resulted in the Company's common stock trading at artificially inflated prices throughout the Class Period. Lead Plaintiffs seek unspecified damages. On September 4, 2012, the Company and the individual defendants moved to dismiss the Amended Complaint in its entirety for failure to state a claim upon which relief can be granted. Briefing on that motion is complete and the parties are awaiting a decision by the Court. The Company cannot predict the outcome of the motion to dismiss, or of the securities litigation should the motion to dismiss be denied. We deny the material allegations of the Shah action and intend to vigorously defend the case.

On March 12, 2012, a putative shareholder derivative action was commenced in the United States District Court for the District of Maryland against certain current and former members of our Board of Directors and the Company as a nominal defendant. The case is styled Garnitschnig v. Horovitz, et al and generally arises out of the matters alleged to underlie the securities action. The plaintiff, who purports to bring the action derivatively on behalf of the Company, alleges that the defendants violated their fiduciary duties, wasted corporate assets and were unjustly enriched by the receipt of compensation while serving as our directors. More particularly, the plaintiff's Complaint alleges that as a result of the defendants' failure of oversight, we disseminated misleading public statements and improperly continued with a clinical trial. While the Garnitschnig action does not seek a monetary recovery against the Company, plaintiff seeks, among other things, an unspecified award of damages against the defendants, an order directing us to make certain changes to our corporate governance and oversight procedures, disgorgement by the defendants of compensation and an award of attorneys' fees. On or about April 3, 2012, the parties filed a joint motion seeking, among other things, to stay the case until such time as any motion(s) to dismiss the Shah case are decided. On or about April 5, 2012, the Court entered an order granting that motion. We are informed that defendants deny the material allegations of the Garnitschnig action and intend to vigorously defend the case.

(d) RESTRUCTURING

In an effort to conserve capital, on September 25, 2012, we announced we were eliminating 23 positions, or approximately 30% of our workforce in order to reduce our operating costs and conserve capital. As a result, approximately $700,000 of severance costs were incurred in the third quarter of 2012. At December 31, 2012, a liability of approximately $250,000 remains in accrued expenses for the unpaid portion of the severance costs and $220,000 for the separation related to Dr. Fischer.

(8) STOCKHOLDERS’ EQUITY

(a) CAPITAL STOCK

In February 2007, we filed a $100 million shelf registration statement on Form S-3 (the 2007 shelf registration statement), with the Securities and Exchange Commission. The shelf registration was declared effective February 12, 2007 and allowed us to obtain financing through the issuance of any combination of common stock, preferred stock, warrants, or debt securities. On February 11, 2010, we filed with the Securities and Exchange Commission a $150 million shelf registration statement on Form S-3, which we later amended on May 13, 2010 (the 2010 shelf registration statement). The 2010 shelf registration statement was declared effective May 20, 2010 and allows us to issue any combination of common stock, preferred stock, or warrants to purchase common stock or preferred stock.

On April 19, 2011, the Company effected a reverse stock split of its outstanding common stock at a ratio of one-for-ten, whereby each ten shares of common stock were combined into one share of common stock (the

NOTES TO FINANCIAL STATEMENTS

(8) STOCKHOLDERS’ EQUITY  – (continued)

“Reverse Stock Split”). The Reverse Stock Split was authorized by our stockholders at a special meeting of stockholders held on April 5, 2011. The Reverse Stock Split was effective with respect to stockholders of record at the close of business on April 18, 2011, and trading of our common stock on the NASDAQ Capital Market began on a split-adjusted basis on April 19, 2011. As a result of the reverse stock split, each ten shares of common stock were combined into one share of common stock and the total number of shares of common stock outstanding was reduced from approximately 129.1 million shares to approximately 12.9 million shares. Stockholders received cash in lieu of fractional shares produced by the Reverse Stock Split.

In September 2001, our Board of Directors of the Company adopted a Stockholders Rights Plan, and in connection therewith declared a dividend which was issued on September 28, 2001 of one preferred stock purchase right (a Right) for each share of common stock outstanding. The Rights would become exercisable only if a person or group acquired beneficial ownership of 20 percent or more of the outstanding common stock of GenVec (an Acquiring Person), or announced the intention to commence a tender or exchange offer the consummation of which would result in that person or group becoming an Acquiring Person. The Stokholder Rights Plan expired in September 2011.

In August 2011, the Company’s Board of Directors adopted a new Stockholder Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, to be effective on September 7, 2011 upon expiration of the prior Stockholder Rights Agreement. The new Stockholder Rights Agreement was not adopted in response to any specific effort to acquire control of the Company. In connection with the adoption of the new Stockholder Rights Agreement, the Company’s Board of Directors declared a dividend of one preferred stock purchase right, or Right, for each outstanding share of common stock to stockholders of record as of the close of business on September 7, 2011. Initially, the Rights will be represented by GenVec's common stock certificates or book entry notations, will not be traded separately from the common stock and will not be exercisable. In the event that any person acquires beneficial ownership of 20% or more of the outstanding shares of GenVec's common stock, or upon the occurrence of certain other events, each holder of a Right, other than the acquirer, would be entitled to receive, upon payment of the purchase price, which is initially set at $32 per Right, a number of shares of GenVec common stock having a value equal to two times such purchase price. The Company’s Board of Directors is entitled to redeem the Rights at $0.001 per right at any time before a person or group has acquired 20% or more of the Company’s common stock. The Rights will expire on September 7, 2021, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated. The Rights will at no time have any voting rights. The Company has authorized 30,000 shares of Series B Junior Participating Preferred Stock in connection with the adoption of the new Stockholder Rights Agreement. There was no Series B Junior Participating Preferred Stock issued or outstanding as of December 31, 2012 or December 31, 2011.

In addition to the common stock reflected on our balance sheets, the following items are reflected in the capital accounts as of December 31, 2012 and 2011:

•	4,400,000 shares of $0.001 par value preferred stock have been authorized; none are issued or outstanding.
•	600,000 shares of $0.001 par value Series A junior participating preferred stock have been authorized in connection with the preferred stock purchase rights referred to above; none are issued or outstanding.

(b) STOCK OPTION GRANTS

Stock Option Plans

Our stockholders approved the 2011 Omnibus Incentive Plan (2011 Plan) in June 2011. In July 2012 at the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”), the stockholders of GenVec, Inc. (the “Company”) approved an amendment (the “Amendment”) to the GenVec, Inc. Omnibus Incentive Plan (the “2011 Plan”) to increase the number of shares of common stock that are available to be issued through

NOTES TO FINANCIAL STATEMENTS

(8) STOCKHOLDERS’ EQUITY  – (continued)

grants or awards made thereunder or through the exercise of options granted thereunder by 640,000 shares. At December 31, 2012 there are 1,368,640 shares available for future issuance and 609,833 outstanding options under the 2011 Plan. Options outstanding under the 2011 Plan at December 31, 2012 expire through 2022.

Stock options granted under the 2011 Plan generally have a contractual term of ten years. The Compensation Committee administers the 2011 Plan, approves the individuals to whom options, restricted stock, or other awards will be granted, and determines the terms of the awards, including the number of shares granted and exercise price of each option.

The 2011 Plan replaces the 2002 Stock Incentive Plan (2002 Plan), which was approved in June 2002 as the replacement for the 1993 Stock Incentive Plan (1993 Plan). There are 548,861 outstanding options and no outstanding restricted stock awards under the 2002 Plan at December 31, 2012. Options outstanding under the 2002 Plan at December 31, 2012 expire through 2021. Option awards generally vest over a four-year term, with one-eighth (1/8th) of the shares of common stock covered by the option vesting on the six month anniversary of the grant date and the remainder of the option vesting ratably over the next 42 months until the option award is fully exercisable. Restricted stock awards generally vest over a three-year term, with 50% vesting two years after issuance and 50% vesting three years after issuance. In 2011, 20,875 restricted stock units vested. In 2012, 11,750 stock units vested.

In May 2012, the Company granted an Inducement Award to purchase shares of common stock to our President and Chief Executive Officer pursuant to a CEO inducement award agreement. The Inducement Award allows for the purchase of up to 250,000 shares of common stock at an exercise price per share equal to $2.54. The option has a ten-year term and will vest and become exercisable as to one-eighth (1/8th) of the shares of common stock covered by the option on the six month anniversary of the grant date and, on the first day of each month thereafter the option will vest and become exercisable as to an additional one-forty-eighth (1/48th) of the shares of common stock covered by the option until the option is fully exercisable.

Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense related to employee stock options for the years ended December 31, 2012 and 2011, which was allocated as follows:

	Years ended December 31,
	2012	2011
	(in thousands)
Research and development	$864	$1,130
General and administrative	415	495
	$1,279	$1,625

We use the Black-Scholes pricing model to value stock options. The weighted-average estimated fair value of employee stock options granted during the 12 months ended December 31, 2012 and 2011 was calculated using the Black-Scholes model with the following weighted-average assumptions:

	2012	2011
Weighted average risk-free interest rate	1.05%	2.07%
Expected dividend yield	0.00%	0.00%
Expected volatility	97.97%	97.62%
Expected life (years)	6.30	5.67
Weighted-average fair value of options granted	$1.99	$4.03

The volatility assumption for 2012 and 2011 is based on the weighted average volatility for the most recent one-year period as well as the volatility over the expected life of 6.30 and 5.67, respectively.

NOTES TO FINANCIAL STATEMENTS

(8) STOCKHOLDERS’ EQUITY  – (continued)

The risk-free interest rate assumption is based upon various U.S. Treasury rates as of the date of the grants, ranging from 0.81 percent to 1.66 percent and 0.25 percent to 2.30 percent, respectively, for the years ended December 31, 2012 and 2011.

The dividend yield is based on the assumption that we are not expected to declare a dividend over the life of the options.

The expected life of employee stock options represents the weighted average combining the actual life of the options that have already been exercised or cancelled with the expected life of all outstanding options. The expected life of outstanding options is calculated assuming the options will be exercised at the midpoint of the vesting date and the full contractual term.

The Company estimates forfeiture rates at the time of grant and revises these estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated based on the demographics of current option holders and standard probabilities of employee turnover. Stock-based compensation expense recognized in the statement of operations for the year ended December 31, 2012 and 2011 has been revised for actual forfeitures. We do not record tax-related effects on stock-based compensation given our historical and anticipated operating experience and offsetting changes in our valuation allowance which fully reserves against potential deferred tax assets.

Stock Options

The activity of the plans from December 31, 2010 to December 31, 2012 is as follows:

(in thousands, except per share data)	Number of Shares Under Option	Weighted Average Exercise Price	Weighted Average Contractual Life (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2010	822	18.00
Granted	262	6.05
Exercised	(1)	4.10
Cancelled	(62)	20.87
Outstanding at December 31, 2011	1,021	14.77
Granted	1,006	2.48
Cancelled	(618)	12.34
Stock options outstanding at December 31, 2012	1,409	$7.06	7.9	$1
Vested or expected to vest at December 31, 2012	1,305	$7.38	7.8	$—
Exercisable at December 31, 2012	657	$11.37	6.4	$—

Unrecognized stock-based compensation expense related to stock options was approximately $1.6 million as of December 31, 2012. This amount is expected to be expensed over a weighted average period of 2.3 years. There were no stock options exercised during the year ended December 31, 2012. There were 833 stock options exercised during 2011. We realized proceeds of $3,415 from options exercised during the year ended December 31, 2011.

NOTES TO FINANCIAL STATEMENTS

(8) STOCKHOLDERS’ EQUITY  – (continued)

The following table summarizes information about our stock options outstanding at December 31, 2012:

	Outstanding			Exercisable
Range of exercise prices	Number of shares	Weighted average remaining contractual life	Weighted average exercise price	Number of shares	Weighted average exercise price
	(number of shares in thousands)
$0.00 - $10.00	1,087	8.9	$3.07	356	$3.68
$10.01 - $20.00	163	4.1	16.17	162	16.16
$20.01 - $30.00	136	5.5	23.57	116	23.83
$30.01 - $41.25	23	1.5	33.31	23	33.31
	1,409	7.9 years	$7.06	657	$11.37

As of December 31, 2012 options covering 656,857 shares were exercisable at $2.49 to $41.25 per share (average $11.37 per share) and options covering 1,368,640 shares remain available to be granted.

In October 2009, the Company issued 50,000 restricted shares of common stock under the 2002 Plan. The following table summarizes the status of the Company’s unvested restricted stock as of December 31, 2012:

(in thousands, except per share data)	Number of Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Non-vested RSU's at December 31, 2010	43	$7.90
Granted	—	—
Vested	(21)	—
Forfeited	(2)	—
Non-vested RSU's at December 31, 2011	20	7.90
Granted	—	—
Vested	(12)	—
Forfeited	(8)	—
Non-vested restricted stock units at December 31, 2012	—	$—	$—

Restricted stock units vested 50% two years after the date of grant and 50% three years after the date of grant. The cost of the grant was charged to operations over the vesting period. There was no unrecognized expense related to restricted stock units as of December 31, 2012. In October 2011, 50 percent of the outstanding awards vested. In October 2012, all remaining outstanding awards vested.

(c) WARRANTS

Warrants to purchase common stock were granted to organizations and institutions in conjunction with certain licensing and funding activities. The warrants typically vest six-months after issuance. Outstanding warrants are summarized below (in thousands, except per share amounts):

Offering Date	Outstanding Warrants	Exercise Price	Expiration Date	Status
June 2008	220,383	$20.16	6/11/2013	Exercisable
May 2009	711,539	$8.58	5/29/2014	Exercisable
February 2010	420,000	$27.50	2/1/2015	Exercisable
	1,351,922

NOTES TO FINANCIAL STATEMENTS

(9) INCOME TAXES

For the years ended December 31, 2012 and 2011 there is no provision for income taxes included in the statements of operations and comprehensive loss. We have incurred operating losses, but have not recorded an income tax benefit for 2012 and 2011, as we have recorded a valuation allowance against our net operating losses and other net deferred tax assets due to uncertainties related to the ability to realize these tax assets. A reconciliation of tax credits computed at the statutory federal tax rate (34%) on operating loss before income taxes to the actual income tax expense is as follows (in thousands):

	2012	2011
Tax provision computed at the statutory rate	$(4,779)	$(2,530)
State income taxes, net of federal income tax provision	(765)	(405)
Book expenses not deductible for tax purposes	18	21
Nondeductible compensation expense	277	396
Expired net operating losses and other	17,305	3,395
Change in valuation allowance for deferred tax assets	(12,056)	(877)
Income tax expense	$—	$—

The Company provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes our historical operating performance and the reported accumulated net losses to date, we have provided a full valuation allowance against our deferred tax assets.

Deferred income taxes reflect the net effects of net operating loss carryforwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets are as follows (in thousands):

	2012	2011
Net operating loss carryforwards	$95,497	$107,630
Research and experimentation tax credit	14,568	14,803
Property and equipment, principally due to differences in depreciation	(151)	(151)
Deferred compensation expense	2,053	1,825
Other	233	149
Total deferred tax assets	112,200	124,256
Valuation allowance	(112,200)	(124,256)
Net deferred tax assets	$—	$—

At December 31, 2012, we have net operating loss carryforwards of approximately $242.1 million for federal income tax purposes which expire at various dates through 2032. During 2012, $43.3 million of net operating loss carryforwards expired. We have research and experimentation tax credit carryforwards of $14.6 million at December 31, 2012 which will expire through 2030. During 2012, $0.2 million of research and experimentation tax credit expired.

Our NOL and tax credit carryforwards may be significantly limited under Section 382 of the Internal Revenue Code (IRC). NOL and tax credit carryforwards are limited under Section 382 when there is a significant “ownership change” as defined in the IRC. During 2012 and in prior years, we may have experienced such ownership changes. Such as, in August 2003 GenVec and Diacrin consummated a business combination under which we acquired Diacrin through an exchange of stock. Likewise, Diacrin might have also experienced ownership changes in prior years and/or as a result of its merger with us in 2003.

The limitation imposed by Section 382 would place an annual limitation on the amount of NOL and tax credit carryforwards that can be utilized. When we complete the necessary studies, the amount of NOL carryforwards available may be reduced significantly. However, since the valuation allowance fully reserves for all available carryforwards, the effect of the reduction would be offset by a reduction in the valuation

NOTES TO FINANCIAL STATEMENTS

(9) INCOME TAXES  – (continued)

allowance. Thus, the resolution of this matter would have no effect on the reported assets, liabilities, revenues, and expenses for the periods presented.

As discussed in Note 2, we recognize the effect of income tax positions only if those positions more likely than not of being sustained effective January 1, 2007. At December 31, 2012 and December 31, 2011 we had no gross unrecognized tax benefits. We do not expect any significant changes in unrecognized tax benefits over the next 12 months. In addition, we did not recognize any interest or penalties related to uncertain tax positions at December 31, 2012 and 2011.

The Company files U.S. and state income tax returns in jurisdictions with varying statutes of limitations. The 2009 through 2011 tax years generally remain subject to examination by federal and most state tax authorities. In addition, we would remain open to examination for earlier years if we were to utilize net operating losses or tax credit carryforwards that originated prior to 2009.

(10) QUARTERLY RESULTS (UNAUDITED)

Our unaudited quarterly information is as follows:

2012	Q1	Q2	Q3	Q4
	(in thousands, except per share data)
Revenue	$3,164	$2,540	$2,128	$1,521
Operating Loss	$(3,203)	$(3,673)	$(4,051)	$(3,170)
Net Loss	$(3,194)	$(3,663)	$(4,039)	$(3,159)
Basic and Diluted Loss Per Share	$(0.25)	$(0.28)	$(0.31)	$(0.24)

2011	Q1	Q2	Q3	Q4
	(in thousands, except per share data)
Revenue	$5,286	$4,737	$4,332	$3,389
Operating Loss	$(2,228)	$(1,250)	$(1,492)	$(2,512)
Net Loss	$(2,216)	$(1,238)	$(1,483)	$(2,504)
Basic and Diluted Loss Per Share	$(0.17)	$(0.10)	$(0.11)	$(0.19)

The loss per share was calculated for each three-month period on a stand-alone basis. As a result, the sum of the loss per share for the four quarters may not equal the loss per share for the respective 12-month period.

(11) SUBSEQUENT EVENT

On February 7, 2013, the Company eliminated nine positions as part of its efforts to lower operating costs to conserve capital. Seven of the positions were eliminated immediately, and two are being phased out by the second quarter of 2013. The Company estimates that the cost reductions realized by this reduction in workforce will allow it to fund its operations through at least the next twelve months, not including milestone payments the Company may receive as a result of its collaboration with Novartis.

The Company estimates that approximately $186,000 of expenses will be incurred due to the position eliminations with approximately half of that amount being paid in the first quarter of 2013 and the balance in the second quarter of 2013.

APPENDIX C

Form 10-Q for the quarter ended June 30, 2013 to be filed prior to the filing of the definitive proxy statement

GENVEC

SPECIAL MEETING OF STOCKHOLDERS OF GENVEC, INC.
[●], 2013

Notice of Internet Availability of Proxy materials:
The Notice of Meeting and Proxy Statements are available at [●]

VOTE BY TELEPHONE

QUICK ★ ★ ★ EASY ★ ★ ★ IMMEDIATE

As a stockholder of GenVec, Inc., you have the option of voting your shares by telephone, eliminating the need to return the proxy card. Your telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted by telephone must be received by [●] p.m. Eastern time on [●], 2013.

Vote Your Proxy by Phone:
Call [●]

OR Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

Vote Your Proxy by Mail:

OR Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING BY PHONE

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

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Special Meeting Proxy Card

GENVEC

The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3:

Please sign, date and return promptly in the enclosed envelope.
Please mark your vote in black or blue ink as shown here: ☒

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Mark this box with an X if you have made comments below. ☐

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Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
________________	________________	__________

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SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], [●], 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Cynthia Collins and Douglas J. Swirsky, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of GenVec, Inc., a Delaware corporation ("GenVec"), that the undersigned is entitled to vote at the Special Meeting of Stockholders of GenVec to be held on [●], [●], 2013, at [●] a.m., local time, at [●] (the "Special Meeting").

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" PROPOSALS 1, 2 and 3.

Please date, sign and mail your proxy card in the envelope provided, or vote your shares by telephone according to the instructions provided, as soon as possible.

Continued and to be dated and signed on reverse side.

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